   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 28, 1997
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        AUTOBOND ACCEPTANCE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              TEXAS                                    6141                             75-2487218
   (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                              301 CONGRESS AVENUE
                              AUSTIN, TEXAS 78701
                                 (512) 435-7000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           ADRIAN KATZ, VICE CHAIRMAN
                        AUTOBOND ACCEPTANCE CORPORATION
                              301 CONGRESS AVENUE
                              AUSTIN, TEXAS 78701
                                 (512) 435-7000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                    COPY TO:

         GLENN S. ARDEN, ESQ.                     NORMAN R. MILLER, ESQ.
     JONES, DAY, REAVIS & POGUE                WOLIN, RIDLEY & MILLER LLP
          599 LEXINGTON AVE.                      3100 BANK ONE CENTER
      NEW YORK, NEW YORK 10022                      1717 MAIN STREET
           (212) 326-3939                       DALLAS, TEXAS 75201-4681
                                                     (214) 939-4900
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                                  PROPOSED           PROPOSED
                                                                 AMOUNT           MAXIMUM            MAXIMUM           AMOUNT OF
                 TITLE OF SECURITIES                              TO BE        OFFERING PRICE       AGGREGATE         REGISTRATION
                  TO BE REGISTERED                             REGISTERED(1)     PER SHARE(2)    OFFERING PRICE(2)        FEE
----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, no par value ($10 liquidation preference)...   1,150,000           $10            $11,500,000         $3,485
==================================================================================================================================

(1) The Company is also registering such number of shares of Common Stock as may become issuable upon redemption of the preferred stock.
(2) Computed in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED NOVEMBER 28, 1997
PROSPECTUS

                            1,000,000 SHARES
                        AUTOBOND ACCEPTANCE CORPORATION
                       % SERIES A CUMULATIVE PREFERRED STOCK
                     (Liquidation Value $10 Per Share)
                               -----------------
     AutoBond Acceptance Corporation, a Texas Corporation ('AutoBond' or the 'Company') is offering (the 'Offering') 1,000,000 shares of $10 liquidation
preference   % Series A Cumulative Preferred Stock, no par value (the 'Preferred
Stock') at $10 per share through Tejas Securities Group, Inc. as the sole managing underwriter and the representative ('Representative') of the underwriters ('Underwriters') herein named.

     Dividends on the Preferred Stock are cumulative from the date of issuance and will be payable quarterly on the 31st day of March, June, September,
and December of each year, commencing on March 31, 1998 at a rate of    % per
annum. The Company, at its option, may redeem one-sixth of the Preferred Stock each year, after three years from the date of issuance upon 30 days' written notice (the 'redemption date') in cash at the liquidation value per share (plus accrued and unpaid dividends) or, if in Common Stock, at a price representing a 15% discount to the average closing bid price per share for the Common Stock for the 5 trading days prior to the redemption date. See 'Description of the Capital Stock.' The Preferred Stock is not redeemable at the option of the holder and has no stated maturity.

     The Company will apply to have the Preferred Stock listed on the American Stock Exchange ('AMEX').

     SEE 'RISK FACTORS' ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE PREFERRED STOCK OFFERED HEREBY. THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS REQUIRING CURRENT INCOME.
                               -----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               -----------------

======================================================================================================
                                                                       UNDERWRITING       PROCEEDS TO
                                                   PRICE TO PUBLIC    DISCOUNTS(1)(3)    COMPANY(2)(3)
------------------------------------------------------------------------------------------------------
Per Share.......................................        $10               $0.80             $9.20
------------------------------------------------------------------------------------------------------
Total...........................................     $10,000,000         $800,000         $9,200,000
======================================================================================================

(1) Excludes a nonaccountable expense allowance payable by the Company to the Representative of 2% of the aggregate initial public offering price of the Preferred Stock. The Company has agreed to issue a Common Stock
    Purchase Warrant (the 'Representative's Warrant') to the Representative exercisable for four years commencing one year after the date of this
    Prospectus to purchase 300,000 shares of Common Stock for $      per share
    and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses payable by the Company estimated at $250,000, together with the Representative's nonaccountable expense allowance of $200,000.

(3) Assumes no exercise of the Representative's option, exercisable within 45 days from the date of this Prospectus, to purchase up to 15% of the aggregate number of shares of Preferred Stock offered in connection with the Offering on the same terms, solely to cover overallotments (the 'Overallotment Option'). If the Overallotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $11,500,000, $920,000 and $10,580,000, respectively. See
    'Underwriting.'
                               -----------------
     The Preferred Stock is offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders, in whole or in part. It is expected that delivery of the Preferred Stock will be made in Austin, Texas on or about
                         , 1997.

                          TEJAS SECURITIES GROUP, INC.
                               -----------------
                The date of this Prospectus is November   , 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH PREFERRED STOCK, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to such Registration Statement, the amendments thereof and the exhibits thereto, which are available for inspection without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission also maintains a website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission, including the Company. The Company also files with the Commission such periodic reports as are required under the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and the rules and regulations of the Commission thereunder.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information presented in this Prospectus assumes no exercise of the Underwriter's Overallotment Option or the Representative's Warrant.


     AutoBond Acceptance Corporation (the 'Company') is a specialty consumer finance company engaged in underwriting, acquiring, servicing and securitizing retail installment contracts ('finance contracts') originated by franchised automobile dealers in connection with the sale of used and, to a lesser extent, new vehicles to selected consumers with limited access to traditional sources of credit ('subprime consumers'). Subprime consumers generally are borrowers unable to qualify for traditional financing due to one or more of the following reasons: negative credit history (which may include late payments, charge-offs, bankruptcies, repossessions or unpaid judgments); insufficient credit, employment or residence histories or high debt-to-income or payment-to-income ratios (which may indicate payment or economic risk).

     The Company acquires finance contracts directly from franchised automobile dealers, makes credit decisions using its own underwriting guidelines and credit personnel and performs the collection function for finance contracts using its own collections department. The Company also acquires finance contracts from third parties other than dealers, for which the Company reunderwrites and collects such finance contracts in accordance with the Company's standard guidelines. The Company securitizes portfolios of these retail automobile installment contracts to efficiently utilize limited capital to allow continued growth and to achieve sufficient finance contract volume to allow profitability. The Company markets a single finance contract acquisition program to automobile dealers which adheres to consistent underwriting guidelines involving the purchase of primarily late-model used vehicles. This enables the Company to securitize those contracts into investment grade securities with similar terms from one issue to another providing consistency to investors.

THE OFFERING

Securities Offered(1)........................  1,000,000 shares of      % Series A Cumulative Preferred Stock.

Common Stock Outstanding.....................  6,531,311 shares

Estimated Net Proceeds(1)....................  Approximately $8,750,000 after deducting commissions and expenses of approximately $1,250,000 including the underwriting discount, the Representative's nonaccountable expense allowance and other expenses of the Offering.

Use of Proceeds..............................  Acquisition of finance contracts; Repayment of convertible notes, working capital and general corporate purposes. See 'Use of Proceeds.'

AMEX Listing.................................  Application will be made to list the Preferred Stock on the
                                                 American Stock Exchange (the 'AMEX') under the symbol "ABNDP."


RISK FACTORS.................................  Investment in the securities involves a high degree of risk and should only be purchased by investors capable of suffering a loss of their entire investment. See 'Risk Factors.'

------------
(1) If the Overallotment Option is exercised in full, 150,000 additional shares of Preferred Stock will be sold, with net proceeds to the Company of $10,130,000 after deducting commissions and expenses.

DESCRIPTION OF PREFERRED STOCK

Dividends....................................  Payable quarterly each March 31, June 30, September 30 and December 31,
                                                 commencing March 31, 1998, at the rate of   % per annum.
                                                 Dividends are cumulative from the date of issue.
Redemption...................................  The Preferred Stock is not redeemable or convertible at the option of the holder. One-sixth of the outstanding Preferred Stock is redeemable each year at the Company's option at any time on or after three years from the date of issuance upon 30 days'
                                                 written notice in cash (at the liquidation value per share plus accrued and unpaid dividends) or, if in Common Stock, at a price
                                                 representing a 15% discount to the average closing bid price per share for the Preferred Stock for the 5 trading days prior to the redemption date.

Voting Rights................................  If dividends on the Preferred Stock are in arrears for [two]
                                                 quarterly dividend periods, holders of the Preferred Stock will have the right to elect [three] additional directors to serve on the Board until such dividend arrearage is eliminated. In
                                                 addition, certain changes that would be materially adverse to the rights of holders of the Preferred Stock cannot be made without the affirmative vote of the holders of two-thirds of the shares of Preferred Stock, voting as a single class. See
                                                 'Description of Capital Stock.'

Ranking......................................  The Preferred Stock will rank senior to the Common Stock (the only capital stock of the Company outstanding as of the date of this
                                                 Prospectus) with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

Liquidation Preference.......................  $10 per share, plus accrued and unpaid dividends.

                                  RISK FACTORS

     An investment in the shares of Preferred Stock offered hereby involves a high degree of risk. In addition to the information contained elsewhere in this Prospectus, prospective purchasers should carefully consider the following risk factors concerning the Company and its business in evaluating an investment in the Preferred Stock offered hereby.

LIMITED OPERATING HISTORY

     The Company was incorporated in June 1993 and commenced operations in August 1994 and, accordingly, has only a limited operating history. Although the Company has experienced substantial growth in dealer relationships, finance contract acquisitions and revenues, there can be no assurance that this growth is sustainable or that historical results are indicative of future results. In addition, the Company's results of operations, financial condition and liquidity depend, to a material extent, on the performance of its finance contracts. Because of the Company's limited operating history, its finance contract portfolio is relatively unseasoned. Thus, the Company's portfolio performance, including historical delinquency and loss experience, is not necessarily indicative of future results. Furthermore, the Company's ability to achieve and maintain profitability on both a quarterly and an annual basis will depend, in part, upon its ability to implement its business strategy and to securitize quarterly on a profitable basis. See 'Selected Consolidated Financial and Operating Data.'

ABILITY OF THE COMPANY TO IMPLEMENT ITS BUSINESS STRATEGY

     The Company's business strategy is principally dependent upon its ability to increase the number of finance contracts it acquires while maintaining favorable interest rate spreads and effective underwriting and collection efforts. Implementation of this strategy will depend in large part on the Company's ability to: (i) expand the number of dealerships involved in its financing program and maintain favorable relationships with these dealerships;
(ii) increase the volume of finance contracts purchased from its dealer network;
(iii) obtain adequate financing on favorable terms to fund its acquisition of finance contracts; (iv) profitably securitize its finance contracts on a regular basis; (v) maintain appropriate procedures, policies and systems to ensure that the Company acquires finance contracts with an acceptable level of credit risk and loss; (vi) hire, train and retain skilled employees; and (vii) continue to expand in the face of increasing competition from other automobile finance companies. The Company's failure to obtain or maintain any or all of these factors could impair its ability to implement its business strategy successfully, which could have a material adverse effect on the Company's results of operations and financial condition. See 'Business -- Growth and Business Strategy.'

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity. The Company requires access to significant sources and amounts of cash to fund its operations and to acquire and securitize finance contracts. As a result of the initial period required to accumulate finance contracts prior to securitization of such contracts, until the first quarter of 1996, the Company's cash requirements exceeded cash generated from operations. The Company's primary operating cash requirements include the funding of (i) the acquisition of finance contracts prior to securitization, (ii) the initial cash deposits to reserve accounts in connection with the warehousing and securitization of contracts in order to obtain such sources of financing,
(iii) fees and expenses incurred in connection with the warehousing and securitization of contracts and (iv) ongoing administrative and other operating expenses. The Company has traditionally obtained these funds in three ways: (a) loans and warehouse financing arrangements, pursuant to which acquisition of finance contracts are funded on a temporary basis; (b) securitizations or sales of finance contracts, pursuant to which finance contracts are funded on a permanent basis; and (c) general working capital, which if not obtained from operations, may be obtained through the issuance of debt or equity. Failure to procure funding from all or any one of these sources could have a material adverse effect on the Company. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

     Cash Flows Associated With Financings. Under the financial structures the Company has used to date in its warehousing and securitizations, certain excess cash flows generated by the finance contracts are retained in a cash reserve or 'spread' account to provide liquidity and credit enhancement. While the specific terms and mechanics of the cash reserve account can vary depending on each transaction, the relevant agreement generally provides that the Company is not entitled to receive certain excess cash flows unless certain reserve account balances have been attained and the delinquency or losses related to the contracts in the pool are below certain predetermined levels. In the event delinquencies and losses on the contracts exceed such levels, the terms of the warehouse facility or securitization may require increased cash reserve account balances to be accumulated for the particular pool or, in certain circumstances, may require the transfer of the Company's collection function to another servicer. The imposition of any of the above-reference conditions could materially adversely affect the Company's liquidity and financial condition.

     Dependence on Warehouse Credit Facilities. The Company's two primary sources of financing for the acquisition of finance contracts are its (i) $50.0 million warehouse revolving line of credit with Daiwa Finance Corporation and
(ii) $10.0 million warehouse revolving line of credit with Sentry Financial Corporation (together, the 'Revolving Credit Facilities') which expire in March 1998 and December 31, 2000, respectively. To the extent that the Company is unable to maintain the Revolving Credit Facilities or is unable to arrange new warehouse lines of credit, the Company may have to curtail its finance contract acquisition activities, which would have a material adverse effect on operations and cash position. These warehouse lines are typically repaid with the proceeds received by the Company when its finance contracts are securitized. The Company's ability to continue to borrow under the Revolving Credit Facilities is dependent upon its compliance with the terms thereof, including the maintenance by the Company of certain minimum capital levels. There can be no assurance that such facilities will be extended or that substitute facilities will be available on terms acceptable to the Company. The Company's ability to obtain a successor facility or similar financing will depend on, among other things, the willingness of financial organizations to participate in funding subprime finance contracts and the Company's financial condition and results of operations. The Company's growth is dependent upon its ability to obtain sufficient financing under its Revolving Credit Facilities, and any additional or successor facilities, at rates and upon terms acceptable to the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Business -- Funding/ Securitization of Finance Contracts.'

     Dependence on Securitization Transactions. The Company relies significantly on a strategy of periodically selling finance contracts through asset-backed securitizations. Proceeds from securitizations are typically used to repay borrowings under the warehouse credit facilities, thereby making such facilities available to acquire additional finance contracts. The Company's ability to access the asset-backed securities market is affected by a number of factors, some of which are beyond the Company's control and any of which could cause substantial delays in securitization including, among other things, conditions in the securities markets in general, conditions in the asset-backed securities market and investor demand for subprime auto paper. Moreover, because of the similarity of the Company's name with those of certain securitization issuers sponsored by William Winsauer, the Company could be adversely affected if such securitizations suffered losses. Additionally, gain on sale of finance contracts represents a significant portion of the Company's total revenues and, accordingly, net income. If the Company were unable to securitize finance contracts or account for any securitization as a sale transaction in a financial reporting period, the Company would likely incur a significant decline in total revenues and net income or report a loss for such period. Moreover, the Company's ability to monetize excess spread cash flows, has been an important factor in providing the Company with substantial liquidity, but such ability appears to be diminishing due to the difficulty in obtaining acceptable insurance and ratings. If the Company were unable to securitize its finance contracts and did not have sufficient credit available, either under warehouse credit facilities or from other sources, the Company would have to sell portions of its portfolio directly to whole loan buyers or curtail its finance contract acquisition activities. See 'Business -- Funding/Securitization of Finance Contracts.'

     Dependence on Insurance Policies. In order to limit potential losses on finance contracts, the Company has purchased insurance under Vendor's single interest ('VSI') insurance policies, including loss deficiency coverages for each contract at the time of its acquisition. VSI Policies generally include physical damage and loss coverage with respect to the financed vehicles and may include loss coverage with respect to unpaid amounts under the related finance contract, subject in each case to certain conditions and limitations. The protections afforded by the VSI Policies are not complete and depend on the Company's compliance with the terms and conditions of the policy. There can be no assurance that such insurance will be available in the future at reasonable rates. The Company is currently involved with a disagreement with one of its VSI carriers as to the scope of the policy's coverage, and the ratings of two securitizations supported in part by such policy have been put under review. The unavailability of such insurance, coupled with the absence of alternative forms of credit enhancement, could adversely affect the Company's ability to profitably acquire and securitize finance contracts. See 'Business -- Insurance' and ' -- Recent Developments.'

     Need for Additional Capital. The Company's ability to implement its business strategy will depend upon its ability to continue to effect securitizations or to establish alternative long-term financing arrangements and to obtain sufficient financing under warehousing facilities on acceptable terms. There can be no assurance that such financing will be available to the Company on favorable terms. If such financing were not available or the Company's capital requirements exceeded anticipated levels, then the Company would be required to obtain additional equity financing, which would dilute the interests of shareholders. Although the Company has no specific plans for additional equity financings other than this offering of Preferred Stock, the Company may at some point require additional equity financing. The Company cannot estimate the amount and timing of additional equity financing requirements because such requirements are tied to, among other things, the growth of the Company's finance contract acquisitions, which cannot be definitively forecast for future periods. If the Company were unable to raise such additional capital, its results of operations and financial condition could be adversely affected. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Business -- Financing Program.'

DETERMINATION OF GAIN FROM SECURITIZATION TRANSACTIONS

     The gain from securitization transactions recognized by the Company in each securitization and the value of the future excess spread cash flows in each transaction reflect, among other things, management's estimate of future delinquencies, credit losses and prepayments for the finance contracts included in that securitization. If actual rates of credit loss, delinquencies or prepayments for the finance contracts exceeded those estimated, the value of the interest-only strip receivables would be impaired. The Company periodically reviews its credit loss, delinquencies and prepayment assumptions relative to the performance of the securitized contracts and to market conditions. If necessary, the Company would adjust the carrying value of the future excess spread cash flows by writing down the asset and recording a charge to servicing fee income. The Company's results of operations and liquidity could be adversely affected if credit loss or prepayment levels on securitized finance contracts substantially exceeded anticipated levels. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenues/Credit Loss Experience' and Note 1 to Notes to Consolidated Financial Statements.

ECONOMIC CONSIDERATIONS

     The Company's business is directly related to sales of new and used automobiles, which are affected by employment rates, prevailing interest rates and other domestic economic conditions. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on subprime borrowers, the actual rates of delinquencies, repossessions and losses on such contracts under adverse conditions could be higher than those currently experienced. Any sustained period of economic slowdown or recession could adversely affect the Company's ability to sell or securitize pools of finance contracts. The timing of any economic changes is uncertain. Decreased sales of automobiles and weakness in the economy could have an adverse effect on the Company's business and that of the dealers from which it purchases finance contracts.

DEFAULTS ON CONTRACTS; PREPAYMENTS

     The Company is engaged in acquiring automobile finance contracts entered into by dealers with subprime borrowers who have limited access to traditional sources of consumer credit. The inability of a borrower to finance an automobile purchase by means of traditional credit sources generally is due to various factors, including the borrower's past credit experience and the absence or limited extent of the borrower's credit history. Consequently, the contracts acquired by the Company generally bear a higher rate of interest than finance contracts of borrowers with favorable credit profiles, but also involve a higher probability of default, may involve higher delinquency rates and involve greater servicing costs. The majority of the Company's borrowers are classified as subprime consumers due to negative credit history, including history of charge-offs, bankruptcies, repossessions or unpaid judgments. Generally, subprime consumers are those that do not qualify for financing from traditional lending sources. The Company's continued profitability depends upon, among other things, its ability to evaluate the creditworthiness of customers to prevent defaults through proactive collection efforts and to minimize losses following defaults with proceeds from the sale of repossessed collateral and with insurance proceeds. Over time, the Company's finance contract portfolio becomes more seasoned. This effect on the delinquency statistics can be observed in the comparison of quarter ended September 30, 1997 versus 1996 delinquency percentages. The portfolio is tangibly more seasoned as of September 30, 1997 versus September 30, 1996. Accordingly, delinquency and charge-off rates in the portfolio may not fully reflect the rates that may apply when the average holding period for finance contracts in the portfolio is longer. Increases in the delinquency and/or charge-off rates in the portfolio would adversely affect the Company's ability to obtain credit or securitize its receivables. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Borrower Characteristics,' ' -- Contract Acquisition Process,' ' -- Funding/Securitization of Finance Contracts' and
' -- Contract Servicing and Collection.'

     The Company's servicing income also can be adversely affected by prepayments or defaults on contracts in the servicing portfolio. The Company's servicing revenue is based on the number of outstanding contracts. If contracts are prepaid or charged-off, the Company's servicing revenue will decline to the extent of such prepaid or charged-off contracts. There can be no assurance as to what level of prepayment, if any, will occur on the finance contracts. Prepayments may be influenced by a variety of economic, geographic, social and other factors. Factors affecting prepayment of motor vehicle finance contracts include borrowers' job transfers, unemployment, casualty, trade-ins, changes in available interest rates, net equity in the motor vehicles and servicing decisions.

LOSS OF SERVICING RIGHTS AND SUSPENSION OF FUTURE RETAINED CASH FLOWS

     The Company is entitled to receive servicing fee income only while it acts as collection agent for securitized contracts. Any loss of these collection fees could have an adverse effect on the Company's results of operations and financial condition. The Company's right to act as collection agent under the servicing agreements and as administrator under the trust agreements, and accordingly to receive collection fees, can be terminated by the trustee upon the occurrence of certain events of administrator termination (as defined in the servicing agreements and the trust agreements). See 'Business -- Funding/ Securitization of Finance Contracts.'

     Under the terms of each of the trust agreements, upon the occurrence of certain amortization events, the Company's rights to receive payments of its collection fees and payments in respect of its retained interest in the securitization excess spread cash flows would be suspended unless and until all payments of principal and interest due on the investor certificates are made. Such amortization events include (i) the occurrence of any event of administrator termination referred to in the immediately preceding paragraph or
(ii) the institution of certain bankruptcy or liquidation proceedings against any of the securitization subsidiaries of the Company.

     Upon the occurrence of certain trigger events under the trust agreements, the amount required to be retained in the cash reserve accounts is increased such that future residual cash flows would be retained in such accounts rather than paid to the Company. Such cash reserve trigger events include: (i) increases in the net loss ratio and delinquency ratios above certain levels for each pool of securitized finance contracts; or (ii) the occurrence of an event of administrator termination resulting from a bankruptcy event of the Company.

     In addition to the foregoing, the trust agreements provide that, upon the occurrence of any amortization event, a greater portion of the excess spread cash flows, available for funding the cash reserve account be directed to such account than would be required in the absence of an amortization event, and that payment to the Company of its retained interest in such excess spread cash flows be withheld until payments of principal and interest then due the holders of the investor certificates are paid in full. See 'Business -- Funding/Securitization of Finance Contracts.'

     The Company's loss of rights to collection fees under the trust agreements or the occurrence of a trigger event that limited release of future residual cash flows from the pooled contracts and cash reserve accounts could have an adverse effect on the Company's results of operations and financial condition.

VARIABLE QUARTERLY EARNINGS

     The Company's revenues and income have fluctuated in the past and may fluctuate in the future. Several factors affecting the Company's business can cause significant variations in its quarterly results of operations. In particular, variations in the volume of the Company's contract acquisitions, the interest rate spreads between the Company's cost of funds and the average interest rate of purchased contracts, the certificate rate for securitizations and the timing and size of securitizations can result in significant increases or decreases in the Company's revenues from quarter to quarter. Any significant decrease in the Company's quarterly revenues could have a material adverse effect on the Company's results of operations and its financial condition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     In addition, income in any quarterly period may be affected by the revaluation of interest-only strip receivables, which are valued at the present value of the expected future excess spread cash flows using the same discount rate as was appropriate at the time of securitization. If actual prepayment or default rates on securitized finance contracts exceed those assumed in the Company's calculations of the gain from securitization transactions, the Company could be required to record a charge to earnings. As a result of these factors, the Company's operating results may vary from quarter to quarter, and the results of operations for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and Note 1 to Notes to Consolidated Financial Statements.

COMPETITION AND INDUSTRY CONDITIONS

     The market in which the Company operates is highly competitive and fragmented, consisting of many national, regional and local competitors, and is characterized by relative ease of entry and the recent arrival of a number of new competitors. Existing and potential competitors include well-established financial institutions, such as banks, savings and loans, small loan companies, industrial thrifts, leasing companies and captive finance companies owned by automobile manufacturers and others. Many of these competitors are substantially larger and better capitalized than the Company and may have other competitive advantages over the Company. Competition by existing and future competitors would result in competitive pressures, including reductions in the Company's finance contract acquisitions or reduced interest spreads, that would materially adversely affect the Company's profitability. Further, as the Company seeks to increase its market penetration, its success will depend, in part, on its ability to gain market share from established competitors. Additionally, during the first half of 1997, several of the Company's competitors have experienced serious problems ranging from allegedly fraudulent misstatements of earnings to increasing losses and inadequate reserves. Although the Company believes it has made adequate reserves to cover losses, the ability of the Company to obtain funding in the future and the rates at which such financings may be obtained could be impaired as a result of the turmoil in the sub-prime auto finance industry. There can be no assurance that the turmoil in the sub-prime auto finance industry will not continue to have an effect on the Company's ability to raise funds and may result in an increased cost of funding to the Company. See 'Business -- Competition,' and ' -- Recent Developments.'

RELATIONSHIPS WITH DEALERS

     The Company's business depends in large part upon its ability to maintain and service its relationships with automobile dealers. There can be no assurance the Company will be successful in maintaining such relationships or increasing the number of dealers with which it does business or that its existing dealer base will continue to generate a volume of finance contracts comparable to the volume historically generated by such dealers.

INTEREST RATE RISK

     The Company's profitability is dependent upon the difference, or 'spread,' between the effective rate of interest received by the Company on the finance contracts it acquires and the interest rates payable either under its warehouse credit facilities or on securities issued in securitizations. Several factors affect the Company's ability to manage interest rate risk. First, finance contracts are purchased at fixed rates, while amounts borrowed under certain of the Company's credit facilities bear interest at variable rates that are subject to frequent adjustment to reflect prevailing rates for short-term borrowings. Second, the interest rate demanded by investors in securitizations is a function of prevailing market rates for comparable transactions and of the general interest rate environment. Because the finance contracts purchased by the Company have fixed rates, the Company bears the risk of spreads narrowing because of interest rate increases during the period from the date the finance contracts are purchased until the closing of its securitization of such finance contracts. Narrowing spreads would adversely affect the net interest income earned by the Company while finance contracts are held for sale. In addition, increases in interest rates prior to the securitization or sale of finance contracts may reduce the gain realized by the Company. The Company does not currently hedge its interest rate exposure. While the Company may consider hedging strategies to attempt to limit such exposure in the future, there can be no assurance that any such strategy, if adopted, will be successful. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

GEOGRAPHIC CONCENTRATION AND EXPANSION

     For the period from inception in August 1994 through September 1997, approximately 58% of the Company's finance contracts, as a percentage of the aggregate nominal principal balance of such finance contracts, had been originated in the State of Texas. Such geographic concentration could have an adverse effect on the Company should negative economic and other factors occur in Texas that would cause the finance contracts to experience delinquencies and losses in excess of those experienced historically. It is the Company's current intention to expand the number and proportion of finance contracts acquired from dealers in states other than Texas. Such geographic expansion may entail greater risks as the Company does business in areas and with dealers with which it is less familiar than in Texas. Such expansion also entails risks associated with the adequate retention and training of sufficient personnel and the need for sufficient financing sources. See 'Business -- Growth and Business Strategy.'

REGULATION

     The Company's business is subject to numerous federal and state consumer laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge; (iii) limit or prescribe certain other terms of the Company's contracts, (iv) require the Company to provide specified disclosure; and (v) define the Company's rights to collect on finance contracts and to repossess and sell collateral. A change in existing laws or regulations, or in the creation or enforcement thereof, or the promulgation of any additional laws or regulations could have a material adverse effect on the Company's business. See 'Business -- Regulation.'

DEPENDENCE ON KEY EXECUTIVES

     The success of the Company's operations is dependent upon the experience and ability of William O. Winsauer, the Chairman of the Board and Chief Executive Officer, and Adrian Katz, the Vice Chairman of the Board and Chief Operating Officer. The loss of the services of Messrs. Winsauer or Katz could have an adverse effect on the Company's business. In addition, if the loss of either Mr. Winsauer or Mr. Katz constituted a 'change in control,' it could result in an amortization event under the trust agreements relating to the Company's securitizations, reducing future cash flows from securitizations or an event of funding termination. The Company does not maintain key man life insurance on any of its officers, directors or employees at the present time. See 'Business -- Funding/Securitization of Finance Contracts' and
'Management -- Employment Agreements.'

CONTROL BY CERTAIN SHAREHOLDERS

     William O. Winsauer beneficially owns an aggregate of approximately 56.6% of the outstanding shares of Common Stock. Accordingly, Mr. Winsauer has majority control of the Company, with the ability to elect the Board of Directors and to approve or prevent certain fundamental corporate transactions (including mergers, consolidations and sales of all or substantially all of the Company's assets). See 'Certain Transactions,' 'Beneficial Ownership of Common Shares' and 'Description of Capital Stock.'

PREFERRED STOCK

     In addition to the Preferred Stock, the Board of Directors, without further vote or action by the Company's shareholders, is authorized to issue shares of preferred stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences over dividends on the Common Stock, conversion rights, voting rights (in addition to those provided by law) which may be senior to the voting rights of the Common Stock, redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, including preferences over the Common Stock. Under certain circumstances, the issuance of a series of preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company and could adversely affect the rights of the holders of the Common Stock. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See 'Description of Capital Stock.'

     Redemption of Preferred Stock. Commencing three years from the date of this Prospectus, the Preferred Stock may be redeemed by the Company at its option in cash or in Common Stock. Accordingly, holders of the Preferred Stock may be required to either exchange their Preferred Stock for Common Stock or accept a fixed payment price for each share of Preferred Stock. See 'Description of Capital Stock.'

     No Assurance of an Active Public Market. While the Preferred Stock will be free of restrictions on transfer, there is presently no public market for the Preferred Stock and [although the Company will apply to have the Preferred Stock listed on AMEX,] there can be no assurance that an active market will develop or be maintained. Accordingly, there can be no assurance that the purchasers will be able to sell the Preferred Stock in the future. See 'Description of Securities.'

     Non-Registration in Certain Jurisdictions of Shares of Common Stock Underlying the Preferred Stock. The Preferred Stock is not redeemable unless, at the time of redemption, the Company has a current prospectus covering the shares of Common Stock issuable upon redemption of such Preferred Stock and such shares of Common Stock have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holders of such Preferred Stock. Although the Company is registering the underlying Common Stock hereby and will use its best efforts to maintain a current prospectus relating thereto while the Preferred Stock is outstanding, there is no assurance that it will be able to do so.

     Purchasers may buy Preferred Stock in the aftermarket or may move to jurisdictions in which the shares of Common Stock underlying the Preferred Stock are not so registered or qualified during the period that the Preferred Stock is outstanding. In this event, the Company would be unable to issue Common Stock to those persons desiring to convert their shares of Preferred Stock unless and until such shares could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction. In such event, the holders of Preferred Stock could be unable to convert their shares to Common Stock. See 'Description of Securities.'

     Offering Price Arbitrarily Determined. The offering price of the Preferred Stock will be arbitrarily determined through negotiations between the Representative and the Company does not necessarily bear any relationship to the Company's assets, earnings or other investment criteria. See 'Underwriting.'

SHARES ELIGIBLE FOR FUTURE SALE

     The Company currently has 6,531,311 shares of Common Stock outstanding. Of such shares, 1,075,000 shares are available for immediate sale in the public market and 5,456,311 shares of Common Stock are 'restricted securities,' as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 and 144A thereunder. Approximately 64,500 shares of Common Stock are eligible for sale pursuant to Rule 144, subject to compliance with such Rule and the contractual provisions described below. No predictions can be made as to the effect, if any, that market sales of shares of existing shareholders or the availability of such shares for future sale will have on he market price of shares of Common Stock prevailing from time to time. The prevailing market price of the Common Stock could be adversely affected by future sales of substantial amounts of Common Stock by existing shareholders or the perception that such sales could occur. See 'Beneficial Ownership of Common Shares.'

     In addition up to 515,000 shares of Common Stock may be issued upon exercise of certain stock options and up to 600,000 shares of Common Stock may be issued upon exercise of certain warrants. See 'Management -- Option Plan' and 'Description of Capital Stock -- Warrants and Convertible Notes.'

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been, and may continue to be, extremely volatile and the market price of the Preferred Stock may also be volatile. Factors such as expanding competition in the consumer automobile finance market, quarterly fluctuations in the operating results of the Company, its competitors and other similar finance companies and general conditions in the automobile manufacturer and consumer lender markets, including changing economic conditions for obligors, used automobile resale market conditions, servicing practices, may have a significant impact on the market price of the Common Stock. In particular, if the Company were to report operating results that did not meet the expectations of research analysts, the market price of the Common Stock could be materially adversely affected. In addition, the stock market has recently experienced substantial price and volume fluctuations, which have particularly affected the market prices of the stock of many consumer automobile finance companies.

                                USE OF PROCEEDS

     The aggregate net proceeds from the sale of the Preferred Stock being offered by the Company in the Offering (at an assumed initial public offering price of $10 per share and after deducting underwriting discount and estimated offering expenses) will be approximately $8,750,000 (approximately $10,130,000 if the Underwriters' over-allotment option is exercised in full).

     The Company intends to apply the net proceeds from the sale of the Preferred Stock offered hereby primarily to provide for the repayment of $2 million of the Company's 18% Convertible Notes and toward the acquisition of finance contracts. In addition, any remaining net proceeds may be used for working capital and general corporate purposes. Pending such uses, the Company may invest the proceeds from this offering in short-term, investment-grade securities.

                                DIVIDEND POLICY

     The Company has never paid a cash dividend on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. The Company's current policy to retain earnings to provide funds for the operation and expansion of its business and for the repayment of indebtedness. Any determination in the future to pay dividends will depend on the Company's financial condition, capital requirements, results of operations, contractual limitations and other factors deemed relevant by the Board of Directors. Pursuant to the terms of the Preferred Stock, the Company will pay (when and as declared by the Board of Directors) on the Preferred Stock quarterly cumulative
dividends of    % per annum in cash. See 'Description of Capital
Stock -- Preferred Stock.'

                                 CAPITALIZATION

     The following table sets forth information regarding the capitalization of the Company as of September 30, 1997 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of 1,000,000 shares of Preferred Stock offered by the Company (at an assumed public offering price of $10.00 per share and after deducting the underwriting discount and estimated offering expenses) and the application of the estimated net proceeds therefrom. See 'Use of Proceeds.'

                                                                                              SEPTEMBER 30, 1997
                                                                                            ----------------------
                                                                                            ACTUAL     AS ADJUSTED
                                                                                            -------    -----------
                                                                                            (DOLLARS IN THOUSANDS)
Long-term Debt -- Notes Payable..........................................................   $10,280      $ 8,280
                                                                                            -------    -----------
Shareholder's Equity:
     Common Stock, no par value, 25,000,000 shares authorized; 6,531,311 shares issued
      and outstanding, actual and as adjusted(1).........................................         1            1
     Preferred Stock, 5,000,000 shares authorized, no par value; no shares issued and outstanding, actual; 1,000,000 shares of Series A Cumulative Preferred Stock, $10
      liquidation preference, issued and outstanding, as adjusted........................     --          10,000
Additional paid-in capital(2)............................................................     8,704        7,455
Retained earnings........................................................................     5,571        5,571
Deferred compensation....................................................................        (1)          (1)
Loans to shareholders....................................................................        (7)          (7)
Unrealized appreciation on interest-only strip receivables...............................     1,266        1,266
                                                                                            -------    -----------
          Total shareholders' equity.....................................................    15,534       24,292
                                                                                            -------    -----------
          Total capitalization...........................................................   $25,814      $32,572
                                                                                            -------    -----------
                                                                                            -------    -----------

------------
(1) Excludes (i) 515,000 shares of Common Stock reserved for issuance under the Option Plan, (ii) 917,165 shares of Common Stock issuable upon the exercise of outstanding warrants and notes, and (iii) 300,000 shares of Common Stock which may be issued and sold upon the exercise in full of the Representative's Warrants. See 'Description of Capital Stock -- Warrants,' and 'Management -- Option Plan.'

(2) Includes the effect of Offering expenses of $1,250,000.

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

                                    BUSINESS

GENERAL

     The Company is a specialty consumer finance company engaged in underwriting, acquiring, servicing and securitizing retail installment contracts ('finance contracts') originated by franchised automobile dealers in connection with the sale of used and, to a lesser extent, new vehicles to selected consumers with limited access to traditional sources of credit ('sub-prime consumers'). Sub-prime consumers generally are borrowers unable to qualify for traditional financing due to one or more of the following reasons: negative credit history (which may include late payments, charge-offs, bankruptcies, repossessions or unpaid judgments); insufficient credit; employment or residence histories; or high debt-to-income or payment-to-income ratios (which may indicate payment or economic risk).

     The Company acquires finance contracts generally from franchised automobile dealers, makes credit decisions using its own underwriting guidelines and credit personnel and performs the collection function for finance contracts using its own collections department. The Company also acquires finance contracts from third parties other than dealers for which the Company reunderwrites and collects such finance contracts in accordance with the Company's standard guidelines. The Company securitizes portfolios of these retail automobile installment contracts to efficiently utilize limited capital to allow continued growth and to achieve sufficient finance contract volume to allow profitability. The Company markets a single finance contract acquisition program to automobile dealers which adheres to consistent underwriting guidelines involving the purchase of primarily late-model used vehicles. This has enabled the Company to securitize those contracts into investment grade securities with similar terms from one issue to another providing consistency to investors. For the period of inception through September 30, 1997, the Company acquired 19,167 finance contracts with an aggregate initial principal balance of $221,032,319, and which had an initial average principal balance, at acquisition, of $11,532, a weighted average annual percentage rate ('APR') of 19.575%, a weighted average finance contract acquisition discount of 8.5% and a weighted average maturity of 52.2 months. Since inception, the Company has completed eight securitizations pursuant to which it privately placed $204 million in finance contract-backed securities.

RECENT DEVELOPMENTS

     On August 21, 1997, the Company completed its Series 1997-B securitization of $34.7 million in finance contracts. The senior securitization notes received an A/A3 rating from Fitch Investors Service and Moody's Investors Services respectively. Credit deficiency insurance was purchased on all of the finance contracts securitized.

     On October 22, 1997, the Company closed its Series 1997-C securitization of $34.4 million in finance contracts. The senior securitization notes received an A/A3 rating from Fitch Investors Service and Moody's Investors Services respectively. Credit deficiency insurance was purchased on all of the finance contracts securitized.

     In November 1997, the Company was informed by Moody's, and then by Fitch, that the rated notes issued in the 1997-B and 1997-C securitization transactions had been placed under review for possible downgrade, due to certain recent statements made by representatives of Progressive Northern Insurance Company ('Progressive') about the coverage afforded under the VSI and Deficiency Balance insurance policies issued in connection with such transactions. Specifically Moody's and Fitch, after discussions with representatives of Progressive, cited concerns with Progressive's interpretation of its right to cancel the policies, as well as its aggregate limit of liability on claims paid under the Deficiency Balance policy. The Company disagrees with the actions taken by Moody's and Fitch and reaffirms its understanding that (a) coverages under the Progressive policies are not cancelable with respect to Auto Loans for which premiums have been paid in full, and (b) Progressive's aggregate limitation of liability per month is 88% of premiums paid to date. Nevertheless, in order to resolve the situation, the Company is in active discussions with the rating agencies and other parties.

GROWTH AND BUSINESS STRATEGY

     The Company's growth strategy anticipates the acquisition of an increasing number of finance contracts. The key elements of this strategy include: (i) increasing the number of finance contracts acquired per automobile dealer; (ii) expanding the Company's presence within existing markets; (iii) penetrating new markets that meet the Company's economic, demographic and business criteria and
(iv) securitizing portfolios of acquired finance contracts.

     To foster its growth and increase profitability, the Company will continue to pursue a business strategy based on the following principles:

          Targeted Market and Product Focus -- The Company targets the sub-prime auto finance market because it believes that sub-prime finance presents greater opportunities than does prime lending. This greater opportunity stems from a number of factors, including the relative newness of sub-prime auto finance, the range of finance contracts that various sub-prime auto finance companies provide, the relative lack of competition compared to traditional automotive financing and the potential returns sustainable from large interest rate spreads. The Company focuses on late model used rather than new vehicles, as management believes the risk of loss is lower on used vehicles due to lower depreciation rates, while interest rates are typically higher than on new vehicles. For the period from inception through September 30, 1997, new vehicles and used vehicles represented 6.4% and 93.6%, respectively, of the finance contract portfolio. In addition, the Company concentrates on acquiring finance contracts from dealerships franchised by major automobile manufacturers because they typically offer higher quality vehicles, are better capitalized, and have better service facilities than used car dealers.

          Efficient Funding Strategies -- Through an investment-grade warehouse facility and a periodic securitization program, the Company increases its liquidity, redeploys its capital and reduces its exposure to interest rate fluctuations. The Company has also developed the ability to borrow funds on a non-recourse basis, collateralized by excess spread cash flows from its securitization trusts. The net effect of the Company's funding and securitization program is to provide more proceeds than the Company's acquisition costs, resulting in positive revenue cash flow, lower overall costs of funding, and permitting loan volume to increase with limited additional equity capital.

          Uniform Underwriting Criteria -- To manage the risk of delinquency or defaults associated with sub-prime consumers, the Company has utilized since inception a single set of underwriting criteria which are consistently applied in evaluating credit applications. This evaluation process is conducted on a centralized basis utilizing experienced personnel. These uniform underwriting criteria create consistency in the securitization portfolios of finance contracts that make them more easily analyzed by the rating agencies and more marketable and permit static pool analysis of loan defaults to optimally structure securitizations. See 'Management's Discussion and Analysis -- Repossession Experience -- Static Pool Analysis.'

          Centralized Operating Structure -- While the Company establishes and maintains relationships with dealers through sales representatives located in the geographic markets served by the Company, all of the Company's day-to-day operations are centralized at the Company's offices in Austin, Texas. This centralized structure allows the Company to closely monitor its marketing, funding, underwriting and collections operations and eliminates the expenses associated with full-service branch or regional offices.

          Experienced Management Team -- The Company actively recruits and retains experienced personnel at the executive, supervisory and managerial levels. The senior operating management of the Company consists of seasoned automobile finance professionals with substantial experience in underwriting, collecting and financing automobile finance contracts.

          Intensive Collection Management -- The Company believes that intensive collection efforts are essential to ensure the performance of sub-prime finance contracts and to mitigate losses. The Company's collections managers contact delinquent accounts frequently, working cooperatively with customers to get full or partial payments, but will initiate repossession of financed vehicles no later than the 90th day of delinquency. As of September 30, 1997, a total of $5,700,863 or 3.24%, of the Company's finance contract portfolio were between 60 and 89 days past due and $2,666,668, or approximately 1.51%, of the Company's finance contracts outstanding were 90 days past due or greater. The aforementioned percentages and amounts exclude loans in the Company's finance contract portfolio where, at September 30, 1997, the underlying vehicle has been repossessed, the borrower is in bankruptcy, the dealer is to buy back the loan, or where an insurance claim has been filed. From inception through September 30, 1997, the Company repossessed 1,949 (approximately 10%) of its financed vehicles, and the Company had completed the disposal of 797 vehicles, resulting in an average loss per repossession of approximately $1,972 per vehicle. See 'Management's Discussion and Analysis of Financial Condition & Results of Operations -- Net Loss per Repossession.'

          Limited Loss Exposure -- To reduce its potential losses on defaulted finance contracts, the Company historically has insured each finance contract it funds against damage to the financed vehicle through a vendor's comprehensive single interest physical damage insurance policy (a 'VSI Policy'). In addition, in connection with the Company's warehouse financing and securitizations through December 31, 1996, the Company purchased credit default insurance through a deficiency balance endorsement (the 'Credit Endorsement') to the VSI Policy. The Credit Endorsement reimburses the Company for the difference between the unpaid contract finance balance and the net proceeds received in connection with the sale of the repossessed vehicle. Moreover, the Company limits loan-to-value ratios and applies a purchase price discount to the finance contracts it acquires. The Company's combination of underwriting criteria, intensive collection efforts and the VSI Policy and Credit Endorsement has resulted in net charge-offs (after receipt of liquidation and insurance proceeds) of 15.49% (excluding repossession costs) of the principal balance outstanding on disposed repossessed vehicles for which the liquidation process has been completed as of September 30, 1997. For its 1997-B and 1997-C securitizations, the Company purchased credit default insurance from Progressive Northern Insurance Company. See 'Recent Developments', ' -- Insurance' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Net Loss per Repossession.'

BORROWER CHARACTERISTICS

    Borrowers under finance contracts in the Company's finance contract portfolio are generally sub-prime consumers. Sub-prime consumers are purchasers of financed vehicles with limited access to traditional sources of credit and are generally individuals with weak or no credit histories. Based on a sample of 1,533 finance contracts in the finance contract portfolio which the Company believes are representative of the portfolio as a whole, the Company has determined the following characteristics with respect to its finance contract borrowers. The average borrower's monthly income is $2,400, with an average payment-to-income ratio of 15.7%. The Company's guidelines permit a maximum payment-to-income ratio and debt-to-income ratio of 20% and 50%, respectively. The Company's guidelines require a cash down payment of 10% of the vehicle selling price. Based upon a sample of its borrowers which the Company believes to be representative, the average borrower's time spent at current residence is
65.6 months, while the average time of service at current employer is 46.6 months. The average borrower's age is 34.3 years.

CONTRACT PROFILE

     From inception to September 30, 1997, the Company acquired 19,167 finance contracts with an aggregate initial principal balance of $11,532. Of the finance contracts acquired, approximately 6.4% have related to the sale of new automobiles and approximately 93.6% have related to the sale of used automobiles. The average age of used finance vehicles was approximately two years at the time of sale. The finance contracts had, upon acquisition, an average initial principal balance of $11,532; a weighted average APR of 19.575%; a weighted average finance contract acquisition discount of 8.5%; and a weighted average contractual maturity of 52.2 months. As of September 30, 1997, the finance contracts in the finance contract portfolio had a weighted average remaining maturity of 42 months.

DEALER NETWORK

     General. The Company acquires finance contracts originated by automobile dealers in connection with the sale of late-model used and, to a lesser extent, new cars to sub-prime borrowers. Accordingly, the Company's business development strategy depends on enrolling and promoting active participation by automobile dealers in the Company's financing program. Dealers are selected on the basis of

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geographic location, financial strength, experience and integrity of management, stability of ownership quality of used car inventory, participation in sub-prime financing programs, and the anticipated quality and quantity of finance contracts which they originate. The Company principally targets dealers operating under franchises from major automobile manufacturers, rather than independent used car dealers. The Company believes that franchised dealers are generally more stable and offer higher quality vehicles than independent dealers. This is due, in part, to careful initial screening and ongoing monitoring by the automobile manufacturers and to the level of financial commitment necessary to secure and maintain a franchise. As of September 30, 1997, the Company was licensed or qualified to do business in 40 states. Over the near terms, the Company intends to focus its proposed geographic expansion on states in the midwest and mid-Atlantic regions.

     Location of Dealers. Approximately 40% of the Company's dealer network consists of dealers located in Texas, where the Company has operated since 1994.

     A group of six dealerships (including Charlie Thomas Ford, Inc.) under substantial common ownership accounted for approximately 26.51% and 17.56% for the fiscal year ended 1995 and 1996 respectively, of finance contracts acquired during the same period. One dealership, Charlie Thomas Ford, Inc. of Houston, Texas, accounted for 8.79% of the finance contracts acquired by the Company for the period from inception through December 31, 1996 (8.77% and 8.94% for the fiscal year ended 1995 and 1996 respectively). The Company is no longer purchasing contracts from these dealerships due to a dispute over repurchase obligations. See 'Legal Proceedings.'

DEALER SOLICITATION

     Marketing Representatives. As of September 30, 1997, the Company utilized 44 marketing representatives, 36 of whom were individuals employed by the Company and eight of whom were marketing organizations serving as independent representatives. These representatives have an average of ten years experience in the automobile financing industry. The Company is currently evaluating candidates for additional marketing representative positions. The marketing representatives reside in the region for which they are responsible. Marketing representatives are compensated on the basis of a salary plus commissions based on the number of finance contracts purchased by the Company in their respective areas. The Company maintains an exclusive relationship with the independent marketing representatives and compensates such representatives on a commission basis. All marketing representatives undergo training and orientation at the Company's Austin headquarters.

     The Company's marketing representatives establish financing relationships with new dealerships, and maintain existing dealer relationships. Each marketing representative endeavors to meet with the managers of the finance and insurance ('F&I') departments at each targeted dealership in his or her territory to introduce and enroll dealers in the Company's financing program, educating the F&I managers about the Company's underwriting philosophy, its practice of using experienced underwriters (rather than computerized credit scoring) to review applications, and the Company's commitment to a single lending program that is easy for dealers to master and administer. The marketing representatives offer training to dealership personnel regarding the Company's program guidelines, procedures and philosophy.

     After each dealer relationship is established, a marketing representative continues to actively monitor the relationship with the objective of maximizing the volume of applications received from the dealer that meet the Company's underwriting standards. Due to the non-exclusive nature of the Company's relationships with dealers, the dealers retain discretion to determine whether to seek financing from the Company or another financing source. Each representative submits a weekly call report describing contacts with prospective and existing dealers during the preceding week and monthly competitive survey relating to the competitive situation and possible opportunities in the region. The Company provides each representative a weekly report detailing applications received and finance contracts purchased from all dealers in the region. The marketing representatives regularly telephone and visit F&I managers to remind them of the Company's objectives and to answer questions. To increase the effectiveness of these contracts, the marketing representatives can obtain real-time information from the Company's newly installed management information systems, listing by dealership the number of applications submitted, the Company's response to such applications and the reasons why

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a particular application was rejected. The Company believes that the personal relationships its marketing representatives establish with the F&I managers are an important factor in creating and maintaining productive relationships with its dealership customer base.

     The role of the marketing representatives is generally limited to marketing the Company's financing program and maintaining relationships with the Company's dealer network. The marketing representatives do not negotiate, enter into or modify dealer agreements on behalf of the Company, do not participate in credit evaluation or loan funding decisions and do not handle funds belonging to the Company or its dealers. The Company intends to develop notable finance contract volume in each state in which it initiates coverage. The Company has elected not to establish full service branch offices, believing that the expenses and administrative burden of such offices are generally unjustified. The Company has concluded that the ability to closely monitor the critical functions finance contract approval and contract administration and collection are best performed and controlled on a centralized basis from its Austin facility.

     Dealer Agreements. Each dealer with which the Company establishes a financing relationship enters into a non-exclusive written dealer agreement (a 'Dealer Agreement') with the Company, governing the Company's acquisition of finance contacts from such dealer. A Dealer Agreement generally provides that the dealer shall indemnify the Company against any damages or liabilities, including reasonable attorney's fees, arising out of (i) any breach of a representation or warranty of the dealer set forth in the Dealer Agreement or
(ii) any claim or defense that a borrower may have against a dealer relating to financing contract. Representations and warranties in a Dealer Agreement generally relate to matters such as whether (a) the financed automobile is free of all liens, claims and encumbrances except the Company's lien, (b) the down payment specified in the finance contract has been paid in full and whether any part of the down payment was loaned to the borrower by the dealer and (c) the dealer has complied with applicable law. If the dealer violates the terms of the Dealer Agreement with respect to any finance contract, the dealer is obligated to repurchase such contract on demand for an amount equal to the unpaid balance and all other indebtedness due to the Company from the borrower.

FINANCING PROGRAM

     Unlike certain competitors who offer numerous marketing programs that the Company believes serve to confuse dealers and borrowers, the Company markets a single financing contract acquisition program to its dealers. The Company believes that by focusing on a single program, it realizes consistency in achieving its contract acquisition criteria, which aids the funding and securitization process. The finance contracts purchased by the Company must meet several criteria, including that each contract: (i) meets the Company's underwriting guidelines; (ii) is secured by a new or late-model used vehicle of a type on the Company's approved list; (iii) was originated in a jurisdiction in the United States in which the Company was licensed or qualified to do business, as appropriate; (iv) provides for level monthly payments (collectively, the 'Scheduled Payments') that fully amortize the amount financed over the finance contract's original contractual term; (v) has an original contractual term from 24 to 60 months; (vi) provides for finance charges at an APR of at least 14%;
(vii) provides a verifiable down payment of 10% or more of the cash selling price; and (viii) is not past due or does not finance a vehicle which is in repossession at the time the finance contract is presented to Company for acquisition. Although the Company has in the past acquired a substantial number of finance contracts for which principal and interest are calculated according to the Rule of 78s the Company's present policy is to acquire primarily finance contracts calculated using the simple interest method.

     The amount financed with respect to a finance contract will generally equal the aggregate amount advanced toward the purchase price of the financed vehicle, which equals the net selling price of the vehicle (cash selling price less down payment and trade-in), plus the cost of permitted automotive accessories (e.g., air conditioning, standard transmission, etc.), taxes, title and license fees, credit life, accident and health insurance policies, service and warranty contracts and other items customarily included in retail automobile installment contracts and related costs. Thus, the amount financed may be greater than the Manufacturer's Suggested Retail Price ('MSRP') for new vehicles or the market value quoted for used vehicles. Down payments must be in cash or real value of traded-in vehicles. Dealer-assisted or deferred down payments are not permitted.

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     The Company's current purchase criteria limit acceptable finance contracts to a maximum (a) net selling price of the lesser of (i) 112% of wholesale book value (or dealer invoice for new vehicles) or (ii) 95% of retail book value (or MSRP for new vehicles) and (b) amount financed of 120% of retail book value in the case of a used vehicle, or 120% of MSRP in the case of a new vehicle. In assessing the value of a trade-in for purposes of determining the vehicle's net selling price, the Company uses the published wholesale book value without regard to the value assigned by the dealer.

     The credit characteristics of an application approved by the Company for acquisition generally consist of the following: (i) stability of applicant's employment, (ii) stability of applicant's residence history, (iii) sufficient borrower income, (iv) credit history, and (v) payment of down payment.

     The Company applies a loan-to-value ratio in selecting finance contracts for acquisitions calculated as equaling the quotient of: (a) the cash selling price less the down payment on the vehicle, divided by (b) the wholesale value of the vehicle (net of additions or subtractions for mileage and equipment additions listed in the applicable guide book). For new vehicles, wholesale value is based on the invoice amount, including destination charges. For used vehicles, wholesale value is computed using the applicable guide book (Kelley or NADA) in use within the market in which the vehicle is located.

     All of the Company's finance contracts are prepayable at any time. Finance contracts acquired by the Company must prohibit the sale or transfer of the financed vehicle without the Company's prior consent and provide for acceleration of the maturity of the finance contract in the absence of such consent. For an approved finance contract, the Company will agree to acquire such finance contract from the originating dealer at a non-refundable contract acquisition discount of approximately 8.5% to 12% of the amount financed.

CONTRACT ACQUISITION PROCESS

     General. Having selected an automobile for purchase, the sub-prime consumer typically meets with the dealership's F&I manager to discuss options for financing the purchase of the vehicle. If the sub-prime consumer elects to finance the vehicle's purchase through the dealer, the dealer will typically submit the borrower's credit application to a number of potential financing sources to find the most favorable terms. In general, an F&I department's potential sources of financing will include banks, thrifts, captive finance companies and independent finance companies.

     For the year ended December 31, 1996, 71,132 credit applications were submitted to the Company. Of these 71,132 applications, approximately 32.8% were approved and 10.1%, or 7,215 contracts, were acquired by the Company. The difference between the number of applications approved and the number of finance contracts acquired is attributable to a common industry practice in which dealers often submit credit applications to more than one finance company and select on the basis of the most favorable terms offered. The prospective customer may also decide not to purchase the vehicle notwithstanding approval of the credit application.

     Contract Processing. Dealers send credit applications along with other information to the Company's Credit Department in Austin via facsimile. Upon receipt, the credit application and other relevant information is entered into the Company's computerized contract administration system by the Company's credit verification personnel and a paper-based file where the original documents are created. Once logged into the system, the applicant's credit bureau reports are automatically accessed and retrieved directly into the system. At this stage, the computer assigns the credit application to the specific credit manager assigned to the submitting dealer for credit evaluation.

     Credit Evaluation. The Company applies uniform underwriting standards. In evaluating the applicant's creditworthiness and the collateral value of the vehicle, the credit underwriter reviews each application in accordance with the Company's guidelines and procedures, which take into account, among other things, the individual's stability of residence, employment history, credit history, ability to pay, income, discretionary income and debt ratio. In addition, the credit underwriter evaluates the applicant's credit bureau report in order to determine if the applicant's (i) credit quality is deteriorating,
(ii) credit history suggests a high probability of default or (iii) credit experience is too limited for the Company to assess the probability of performance. The Company also assesses the value and useful life of the automobile that will serve as collateral under the finance contract. Moreover, the credit

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underwriters consider the suitability of a proposed loan under its financing program in light of the (a) proposed contract term and (b) conformity of the proposed collateral coverage to the Company's underwriting guidelines.

     Verification of certain applicant-provided information (e.g., employment and residence history) is required before the Company makes its credit decision. Such verification typically requires submission of supporting documentation, such as a paycheck stub or other substantiation of income, or a telephone bill evidencing a current address. In addition, the Company does not normally approve any applications from persons who have been the subject of two or more bankruptcy proceedings or two or more repossessions.

     The Company's underwriting standards are applied by experienced credit underwriters with a personal analysis of each application, utilizing experienced judgment. These standards have been developed and refined by the Company's senior credit and collections management who, on average, possess more than 24 years in the automobile finance industry. The Company believes that having its credit underwriters personally review and communicate to the submitting dealership the decision with respect to each application, including the reasons why a particular application may have been declined, enhances the Company's relationship with such dealers. This practice encourages F&I managers to submit contracts meeting the Company's underwriting standards, thereby increasing the Company's operating efficiency by eliminating the need to process applications unlikely to be approved.

     The Company's Credit Department personnel undergo ongoing internal training programs that are scheduled on a weekly basis and are attended by such personnel depending on their responsibilities. All of these personnel are located in the Company's offices in Austin where they are under the supervision of the Vice President -- Credit and the credit manager. The credit manager and the Vice President -- Credit have an aggregate of more than 30 years of experience in the automobile finance business. In addition, the Company reviews all repossessions to identify factors that might require refinements in the Company's credit evaluation procedures.

     Approval Process. The time from receipt of application to final credit approval is a significant competitive factor, and the Company seeks to complete its funding approval decision in an average of two to three hours. When the Company approves the purchase of a finance contract, the credit manager notifies the dealer by facsimile or telephone. Such notice specifies all pertinent information relating to the terms of approval, including the interest rate, the term, information about the automobile to be sold and the amount of discount that the Company will deduct from the amount financed prior to remitting the funds to the dealer. The discount is not refundable to the dealer.

     Contract Purchase and Funding. Upon final confirmation of the terms by the borrower, the dealer completes the sale of the automobile to the borrower. After the dealer delivers all required documentation (including an application for title or a dealer guaranty of title, naming the Company as lienholder) to the Company, the Company remits funds to the dealer via overnight delivery service, generally within 48 hours of having received the complete loan funding package. As a matter of policy, the Company takes such measures as it deems necessary to obtain a perfected security interest in the related financed vehicles under the laws of the states in which such vehicles are originated. This generally involves taking the necessary steps to obtain a certificate of title which names the Company as lienholder. Each finance contract requires that the automobile be adequately insured and that the Company be named as loss payee, and compliance with these requirements is verified prior to the remittance of funds to the dealer. Upon funding of the finance contract and payment of the required premium, the financed vehicle is insured under the Company's VSI Policy, which includes coverage of property damages in the event that the borrower does not maintain insurance.

     From time to time, the Company also acquires bulk portfolios from other originators. In this event, the Company reunderwrites such contracts to ensure appropriate credit standards are maintained. The Company acquired approximately $14 million in finance contracts in 1996 from Greenwich Capital Financial Products which were originated by First Fidelity Acceptance Corp. During the first quarter of 1997, the Company acquired approximately $8.5 million in finance contracts from Credit Suisse First Boston Corporation which were originated by Jefferson Capital Corporation.

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CONTRACT SERVICING AND COLLECTION

     Contract servicing includes contract administration and collection. Because the Company believes that an active collection program is essential to success in the sub-prime automobile financing market, the Company retains responsibility for finance contract collection. The Company currently contracts with CSC Logic/MSA L.L.P. (a Texas limited liability partnership doing business as 'Loan Servicing Enterprises') ('LSE') to provide contract administration for its warehouse arrangements. For all of its securitizations, the Company either has assumed or will assume the servicing functions performed by LSE.

     Contract Administration. LSE, as servicer, provides certain finance contract administration functions in connection with warehouse facilities and the Company, as servicer, provides such functions in connection with finance contracts sold to securitization trusts, including payment processing, statement rendering, insurance tracking, data reporting and customer service for finance contracts. The servicer inputs newly originated finance contracts on the contract system daily. Finance contract documentation is sent by the Company to LSE as soon as dealer funding occurs. The servicer then mails a welcome letter to the borrower and subsequently mails monthly billing statements to each borrower approximately ten days prior to each payment due date. Any borrower remittances are directed to a lock box. Remittances received are then posted to the proper account on the system. The servicer also handles account inquiries from borrowers and performs insurance tracking services. The servicer also sends out notices to borrowers for instances where proper collateral insurance is not documented.

     Contract Collection. As collection agent, the Company is responsible for pursuing collections from delinquent borrowers. The Company utilizes proactive collection procedures, which include making early and frequent contact with delinquent borrowers, educating borrowers as to the importance of maintaining good credit, and employing a consultative and customer service approach to assist the borrower in meeting his or her obligations. The Company's ability to monitor performance and collect payments owed by contract obligors is a function of its collection approach and support systems. The Company's approach to the collection of delinquent contracts is to minimize repossessions and charge-offs. The Company maintains a computerized collection system specifically designed to service sub-prime automobile finance contracts. The Company believes that if problems are identified early, it is possible to correct many delinquencies before they deteriorate further.

     As of September 30, 1997, the Company employed 198 people full-time, including 71 collections specialists and other support personnel, in the Collections Department. Each employee is devoted exclusively to collection functions. The Company attempts to maintain a ratio of between 500 and 600 finance contracts per collections specialist. As of September 30, 1997, there were 270 finance contracts in the Company's finance contract portfolio for every collections specialist. The Collections Department is managed by the Vice President -- Collections, who possesses 30 years' experience in the automotive and finance industry. The Company hires additional collections specialists in advance of need to ensure adequate staffing and training.

     The Company's collectors have real-time computer access to LSE's database. Accounts reaching five days past due are assigned to collectors who have specific responsibility for those accounts. These collectors contact the customer frequently, both by phone and in writing. Accounts that reach 60 days past due are assigned to two senior collectors who handle those accounts until resolved. To facilitate collections from borrowers, the Company has increased its utilization of Western Union's 'Quick Collect,' which allows borrowers to pay from remote locations, with a check printed at the Company's office. Consistent with the Company's internal policies and securitization documents, finance contract provisions, such as term, interest rate, amount, maturity date or payment schedule will not be amended, modified or otherwise changed, except when required by applicable law or court order or where permitted under the applicable insurance policy.

     Payment extensions may be granted if, in the opinion of management, such extension provides a permanent solution to resolve a temporary problem. An extension fee must be paid by the customer prior to the extension. Normally, there can be only one extension during the first 18 months of a finance contract. Additional extensions may be granted if allowed under the applicable VSI Policy, although the Company's securitization documents restrict permitted extensions to no longer than one month and not

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more than once per year. Payment due dates can be modified once during the term of the contract to facilitate current payment by the customer.

     Repossessions and Recoveries. If a delinquency exists and a default is deemed inevitable or the collateral is in jeopardy, and in no event later than the 90th day of delinquency (as required by the applicable VSI Policy), the Company's Collections Department will initiate the repossession of the financed vehicle. Bonded, insured outside repossession agencies are used to secure involuntary repossessions. In most jurisdictions, the Company is required to give notice to the borrower of the Company's intention to sell the repossessed vehicle, whereupon the borrower may exercise certain rights to cure his or her default or redeem the automobile. Following the expiration of the legally required notice period, the repossessed vehicle is sold at a wholesale auto auction (or in limited circumstances, through dealers), usually within 60 days of the repossession. The Company closely monitors the condition of vehicles set for auction, and procures an appraisal under the applicable VSI Policy prior to sale. Liquidation proceeds are applied to the borrower's outstanding obligation under the finance contract and loss deficiency claims under the VSI Policy and, if applicable, Credit Endorsement, are then filed. See ' -- Insurance.'

INSURANCE

     Each finance contract requires the borrower to obtain comprehensive and collision insurance with respect to the related financed vehicle with the Company named as a loss payee. The Company relies on a written representation from the selling dealer and independently verifies that a borrower in fact has such insurance in effect when it purchases contracts. Each finance contract acquired by the Company prior to December 31, 1996 is covered from the moment of its purchase by the Interstate VSI Policy, including the Credit Endorsement. The Interstate VSI Policy has been issued to the Company by Interstate Fire & Casualty Company ('Interstate'). Interstate is an indirect wholly-owned subsidiary of Fireman's Fund Insurance Company. Each finance contract acquired by the Company after December 31, 1996 is covered from this moment of its purchase by either the Interstate VSI Policy, including the Credit Endorsement, another VSI Policy (which does not include a Credit Endorsement), or the VSI Policy and deficiency balance endorsement (the 'Progressive Policy') issued by Progressive Northern Insurance Company ('Progressive').

     Physical Damage and Loss Coverage. The Company initially relies on the requirement, set forth in its underwriting criteria, that each borrower maintain adequate levels of physical damage loss coverage on the respective financed vehicles. LSE or the Company as Servicer, tracks the physical damage insurance of borrowers, and contacts borrowers in the event of a lapse in coverage or inadequate documentation. Moreover, the VSI policies insure against: (i) all risk of physical loss or damage from any external cause to financed vehicles which the Company holds as collateral; (ii) any direct loss which the Company may sustain by unintentionally failing to record or file the instrument evidencing each contract with the proper public officer or public office, or by failing to cause the proper public officer or public office to show the Company's encumbrance thereon, if such instrument is a certificate of title;
(iii) any direct loss sustained during the term of the VSI Policy, by reason of the inability of the Company to locate the borrower, the related financed vehicle, or by reason of confiscation of the financed vehicle by a public officer or public office; and (iv) all risk of physical loss or damage from any external cause to a repossessed financed vehicle for a period of 60 days while such financed vehicle is (subject to certain exceptions) held by or being repossessed by the Company.

     The physical damage provisions of a VSI Policy generally provided coverage for losses sustained on the value of the financed vehicle securing a contract, but in no event is the coverage to exceed: (i) the cost to repair or replace the financed vehicle with material of like kind and quality; (ii) the actual cash value of the financed vehicle at the date of loss, less its salvage value; (iii) the unpaid balance of the contract; (iv) $40,000 per financed vehicle (or, in the case of losses or damage sustained on repossessed financed vehicles, $25,000 per occurrence), or $50,000 in the case of the Progressive Policy; or (v) the lesser of the amounts due the Company under clauses (i) through (iv) above, less any amounts due under all other valid insurance on the damaged financed vehicle less its salvage value. No assurance can be given that the insurance will cover the amount financed with respect to a financed vehicle.

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     All claim settlements for physical damage and loss coverage under the
Interstate Policy are subject to a $500 deductible per loss ($250 for the Progressive Policy). There is no aggregate limitation or other form of cap on the number of claims under the VSI Policy. Coverage on a financed vehicle is for the term of the related contract and is noncancellable. Each VSI Policy requires that, prior to filing a claim, a reasonable attempt be made to repossess the financed vehicle and, in the case of claims on skip losses, every professional effort be made to locate the financed vehicle and the related borrower.

     Deficiency Balance Endorsements. In addition to physical damage and loss coverage, the Interstate VSI Policy contains a Credit Endorsement which provides that Interstate shall indemnify the Company for certain losses incurred due to a deficiency balance following the repossession and resale of financed vehicles securing defaulted finance contracts eligible for coverage. Coverage under the Credit Endorsement is strictly conditioned upon the Company's maintaining and adhering to the credit underwriting criteria set forth in the Credit Endorsement. Losses on each eligible contract are covered in an amount equal to the deficiency balance resulting from the Net Payoff Balance less the sum of (i) the Actual Cash Value of the financed vehicle plus (ii) the total amount recoverable from all other applicable insurance, including refunds from cancelable add-on products. The maximum coverage under the Credit Endorsement is $15,000 per contract.

     'Actual Cash Value' for the purposes of the Credit Endorsement only, means the greater of (i) the price for which the subject financed vehicle is sold or
(ii) the wholesale market value at the time of the loss as determined by an automobile guide approved by Interstate applicable to the region in which the financed vehicle is sold.

     'Net Payoff Balance' for the purposes of the Credit Endorsement, means the outstanding principal balance as of the default date plus late fees and corresponding interest no more than 90 days after the date of default. In no event shall Net Payoff Balance include non-approved fees, taxes, penalties or assessments included in the original instrument, or repossession, disposition, collection, remarketing expenses and fees or taxes incurred.

     The Progressive Policy contains a Deficiency Balance Endorsement (the 'DBE'), pursuant to which Progressive will insure the Company's interest in the Financed Vehicles against direct loss incurred due to the Company's inability to recover one hundred percent (100%) of the balance due under an instrument representing a Finance Contract. Under the DBE, Progressive will cover such impairment of the Company's interest in the Financed Vehicle, measured as the Net Payoff Amount, reduced by (a) claim settlements from other insurance policies, (b) claim settlements due under other coverage provisions of the VSI Policy or its other endorsements, and (c) monies recoverable under any other recourse or repurchase agreement or through any dealer hold-back, or any other source. The maximum liability under the DBE is Five Thousand Dollars ($5,000) for any financed contract, and claims payments may not exceed, on a monthly basis, 88% of the premiums paid. See ' -- Recent Developments.'

MANAGEMENT INFORMATION SYSTEMS

     Management believes that a high level of real-time information flow and analysis is essential to manage the Company's informational and reporting needs and to maintain the Company's competitive position. As stated above, the Company has contracted with a third party servicer, LSE, to provide data processing for a portion of the Company's portfolio of finance contracts. LSE provides on-line information processing services with terminals located in the Company's offices that are connected to LSE's main computer center in Dallas.

     In addition, management uses customized reports, with a download of information to personal computers, to issue investor reports and to analyze the Company's finance contract portfolio on a monthly basis. The system's flexibility allows the Company to achieve productivity improvements with enhanced data access. Management believes that it has sufficient systems in place to permit significant growth in the Company's finance contract portfolio without the need for material additional investment in management information systems.

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FUNDING/SECURITIZATION OF FINANCE CONTRACTS

     Warehouse Credit Facilities. The Company obtains a substantial portion of its working capital for the acquisition of finance contracts through warehouse credit facilities. Under a warehouse facility, generally the lender advances amounts requested by the borrower on a periodic basis, up to an aggregate maximum credit limit for the facility, for the acquisition and servicing of finance contracts or other similar assets. Until proceeds from a securitization transaction are used to pay down outstanding advances, as principal payments are received on the finance contracts, the principal amount of the advances may be paid down incrementally or reinvested in additional finance contracts on a revolving basis.

     At September 30, 1997, the Company had no balances outstanding under the $10.0 million Sentry Facility, which expires on December 31, 2000. The proceeds from borrowings under the Sentry Facility are used to acquire finance contracts, to pay credit default insurance premiums and to make deposits to a reserve account with Sentry. The Company pays a utilization fee of up to 0.21% per month on the average outstanding balance under the Sentry Facility. The Sentry Facility also requires the Company to pay up to 0.62% per quarter on the average unused balance. Interest is payable monthly and accrues at a per annum rate of prime plus 1.75%.

     The Sentry Facility contains certain conditions and imposes certain requirements, including, among other things, minimum net worth and cash and cash equivalent balances in the reserve account. Under the Sentry Facility, the Company paid interest of $241,767 for the six months ended June 30, 1997. During 1996, the Company also paid $700,000 in commitment fees pursuant to its agreement with Sentry.

     On May 22, 1996 the Company, through its wholly-owned subsidiary AutoBond Funding Corporation II, entered into the Providian Facility, which expired December 15, 1996. The proceeds from the borrowings under the Providian Facility were used to acquire finance contracts, to pay credit default insurance premiums and to make deposits to a reserve account. Interest was payable monthly with a delay of 15 days and accrued at a per annum rate of LIBOR plus 2.60% (which was 8.0375% when initially determined on May 17, 1996). The Providian Facility also required the Company to pay a monthly fee on the average unused balance at a per annum rate of 0.25%. Borrowings under the Providian Facility were rated investment-grade by a nationally recognized statistical rating organization. As of December 31, 1996, no advances were outstanding with respect to the Providian Facility.

     The Company's wholly-owned subsidiary, AutoBond Funding Corporation I, entered into the Nomura Facility, pursuant to a credit agreement dated as of June 16, 1995, with a final maturity date of June 16, 2005. This facility was terminated at the lender's option, and no new advances were made after February 6, 1996. The Nomura Facility provided for advances up to a maximum aggregate principal amount of $25 million, for the acquisition of finance contracts.

     On February 14, 1997 the Company, though its wholly-owned subsidiary AutoBond Funding Corporation II, entered into the $50,000,000 Daiwa Facility, which expires March of 1998. The proceeds from borrowings under the Daiwa Facility are used to acquire finance contracts, and to make deposits to a reserve account of 2% of the advance. The Company also deposits an additional 8% of the amount advanced to the reserve account. Interest is payable monthly at the 30-day LIBOR plus 1.15% annum rate. The Daiwa Facility also requires the Company to pay a monthly fee on the average unused balance at a per annum rate of 0.25%. Borrowings under the Daiwa Facility are rated investment-grade by a nationally recognized statistical rating organization. The Daiwa Facility contains certain conditions and imposes certain requirements similar to those in the agreements relating to the Company's existing securitizations including, among other things, delinquency and repossession triggers. On June 30, 1997, the Daiwa Facility was bifurcated to include a special purpose issuer, AutoBond Master Funding Corporation ('Master Funding') to which finance contracts securing advances could be sold pursuant to SFAS No. 125. As Master Funding is not a consolidated subsidiary of the Company, advances outstanding under the Daiwa Facility that relate to contracts sold to Master Funding are not recognized as liabilities on the Company's balance sheet.

     Securitization Program. The periodic securitization of finance contracts is an integral part of the Company's business. Securitizations enable the Company to monetize its assets and redeploy its capital resources and warehouse credit facilities for the purchase of additional finance contracts. To date, the Company has completed seven securitizations involving approximately $173 million in aggregate principal amount of finance contracts.

     In its securitization transactions through December 31, 1996, the Company sold pools of finance contracts to a special purpose subsidiary, which then assigned the finance contracts to a trust in exchange for cash and certain retained beneficial interests in the trust. The trust issued two classes of fixed income investor certificates: Class A Certificates which were sold to investors, generally at par with a fixed coupon, and subordinated excess spread certificates (representing a senior interest in excess spread cash flows from the finance contracts) which were retained by the Company's securitization subsidiary and which collateralize borrowings on a non-recourse basis. The Company would also fund a cash reserve account that provides credit support to the Class A Certificates. The Company's securitization subsidiaries also retained an interest in the trust that is subordinate to the interest of the investor certificateholders. The retained interests entitle the Company to receive the future excess spread cash flows from the trust after payment to investors, absorption of losses, if any, that arise from defaults on the transferred finance contracts and payment of the other expenses and obligations of the trust. In accounting for its securitization transactions in 1997, the Company follows the provisions of the recently effective SFAS 125. In these securitizations the Company will sell pools of finance contracts to a special purpose subsidiary, which will then issue notes under a trust indenture secured by such finance contracts. The special purpose corporations may issue multiple classes of secured notes, including subordinated excess spread notes. The Company will also fund a cash reserve account that provides credit support to the senior notes. The Company's securitization subsidiaries also will retain an interest in the finance contracts that is subordinate to the interest of the noteholders. The retained interests entitle the Company to receive the future excess spread cash flows from the trust estate after payment to investors, absorption of losses, if any, that arise from defaults on the transferred finance contracts and payment of the other expenses and obligations of the trust estate.

     Securitization transactions impact the Company's liquidity primarily in two ways. First, the application of proceeds toward payment of the outstanding advances on warehouse credit facilities makes additional borrowing available, to the extent of such proceeds, under those facilities for the acquisition of additional finance contracts. Second, additional working capital is obtained through the Company's practice of borrowing, through the issuance of non-recourse debt, against the value of the senior interest in the retained excess spread. If the structure of the securitizations was changed, it could impact the Company's ability to generate liquidity. See ' -- Recent Developments.'

     Upon each securitization, the Company recognizes the sale of finance contracts and records a non-cash gain or loss in an amount which takes into account the amounts expected to be received as a result of its retained interests. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenues -- Gain on Sale of Finance Contracts.' At September 30, 1997, the Company held interest-only strip receivables and Class B Certificates totalling $18.4 million, a portion of which had been pledged to secure notes payable of $10.3 million.

     If the Company were unable to securitize contracts in a financial reporting period, the Company would incur a significant decline in total revenues and net income or report a loss for such period. If the Company were unable to securitize its contracts and did not have sufficient credit available, either under its warehouse credit facilities or from other sources, the Company would have to sell portions of its portfolio directly to investors or curtail its finance contract acquisition activities. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

     When the Company securitizes finance contracts, it repays a portion of its outstanding warehouse indebtedness, making such portion available for future borrowing. As finance contract volume increases, the Company expects to securitize its assets at least quarterly, although there can be no assurance that the Company will be able to do so.

     The securitization trust agreements and the servicing agreement contain certain events of administrator termination, the occurrence of which entitles the trustee to terminate the Company's right to act as collection agent and administrator. Events of administrator termination typically include: (i) defaults in payment obligations under the trust agreements; (ii) unremedied defaults in the performance of certain terms or covenants under the trust agreements, the servicing agreements or related documents; (iii) the institution of certain bankruptcy or liquidation proceedings against the Company; (iv) material breaches by the Company of representations and warranties made by it under the servicing agreements and the sale agreements pursuant to which it has sold the securitized finance contracts; (v) the occurrence of a trigger event whereby the ratio of delinquent finance contracts to total securitized finance contracts for each transaction exceeds the percentage set forth in the servicing agreements;
(vi) a material adverse change in the consolidated financial condition or operations of the Company, or the occurrence of any event which materially adversely affects the collectibility of a material amount of the securitized finance contracts or which materially adversely affects the ability of the Company to collect a material amount of the finance contracts or to perform in all material respects its obligations under the servicing agreements, trust agreements and related documents; or (vii) any of the rating agencies rating the securitization transactions determines that the Company's serving as collection agent under the servicing agreement would prevent such agency from maintaining the required ratings on such transactions, or would result in such transactions being placed on negative review suspension or downgrade.

     The trust agreements contain amortization events, the occurrence of any of which may affect the Company's rights to receive payments in respect of the future excess spread cash flows otherwise payable to it until principal and interest payments due the holders of all investor certificates are paid in full. Such amortization events include:

          (i) defaults in certain payments or repurchase obligations under the trust agreements; (ii) unremedied defaults in the performance of any covenants or terms of the trust agreements by a securitization subsidiary;
     (iii) the occurrence of certain bankruptcy or insolvency events of a securitization subsidiary; (iv) unremedied material breaches of representations or warranties of a securitization subsidiary; (v) occurrence of an event of administrator termination; (vi) failure of a securitization subsidiary to transfer certain required amounts of unpaid principal balance of finance contracts to each securitization trust or to retain the resulting shortfall in the collection accounts; (vii) failure of any transfer under the trust agreements to create, or failure of any investor certificates to evidence, a valid and perfected first priority undivided ownership or security interest in the pool of securitized finance contracts and related collateral; (viii) failure of the Company to own, directly or indirectly, 100% of the outstanding shares of common stock of any securitization subsidiary; (ix) entry of unpaid and unstayed judgments aggregating in excess of $25,000 are entered against any securitization subsidiary; or (x) occurrence of a 'change in control' with respect to the Company.

COMPETITION

     The sub-prime credit market is highly fragmented, consisting of many national, regional and local competitors, and is characterized by relative ease of entry and the recent arrival of a number of well capitalized publicly-held competitors. Existing and potential competitors include well-established financial institutions, such as banks, savings and loans, small loan companies, industrial thrifts, leasing companies and captive finance companies owned by automobile manufacturers and others. Many of these financial organizations do not consistently solicit business in the sub-prime credit market. The Company believes that captive finance companies generally focus their marketing efforts on this market only when inventory control and/or production scheduling requirements of their parent organizations dictate a need to enhance sales volumes and exit the market once such sales volumes are satisfied. The Company also believes that increased regulatory oversight and capital requirements imposed by market conditions and governmental agencies have limited the activities of many banks and savings and loans in the sub-prime credit market. In many cases, those organizations electing to remain in the automobile finance business have migrated toward higher quality customers to allow reductions in their overhead cost structures.

     As a result, the sub-prime credit market is primarily serviced by smaller finance organizations that solicit business when and to the extent their capital resources permit. The Company believes no one of its competitors or group of competitors has a dominant presence in the market. The Company's strategy is designed to capitalize on the market's relative lack of major national financing sources. Nonetheless, several of these competitors have greater financial resources than the Company and may have a significantly lower cost of funds. Many of these competitors also have long-standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing or services not provided by the Company. Furthermore, during the past two years, a number of automobile finance companies have completed public offerings of common stock, the proceeds of which are being used, at least in part, to fund expansion and finance increased purchases of finance contracts. The Company's ability to compete successfully depends largely upon its relationships with dealerships and the willingness of dealerships to offer finance contracts to the Company that meet the Company's underwriting criteria. There can be no assurance that the Company will be able to continue successfully in the markets it serves.

     Additionally, during the first half of 1997, several of the Company's competitors have experienced serious problems ranging from allegedly fraudulent misstatements of earnings to increasing losses and inadequate reserves. Although the Company believes it has made adequate reserves to cover losses, the ability of the Company to obtain funding in the future and the rates at which such financings may be obtained could be impaired as a result of the turmoil in the sub-prime auto finance industry. Although the Company was able to obtain financing under the Daiwa Facility and continues to have financing available under the Sentry Facility, there can be no assurance that the turmoil in the sub-prime auto finance industry will not have an effect on the Company's ability to raise funds and may result in an increased cost of funding to the Company. See 'Recent Developments.'

REGULATION

     The Company's business is subject to regulation and licensing under various federal, state and local statues and regulations. As of September 30, 1997, the Company was licensed to conduct business operations with dealers located in 38 states, and, accordingly, the laws and regulations of such states govern the Company's operations. Most states where the Company operates (i) limit the interest rates, fees and other charges that may be imposed by, or prescribe certain other terms of, the finance contracts that the Company purchases and
(ii) define the Company's rights to repossess and sell collateral. In addition, the Company is required to be licensed or registered to conduct is finance operations in certain states in which the Company purchases finance contracts. As the Company expands its operations into other states, it will be required to comply with the laws of such states.

     Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and servicers involved in automobile financing. Some of the federal laws and regulations include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Credit Billing Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z and the Soldiers' and Sailors' Civil Relief Act.

     In addition, the Federal Trade Commission ('FTC') has adopted a holder-in-due-course rule which has the effect of subjecting persons that finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. With respect to used automobiles specifically, the FTC's Rule on Sale of Used Vehicles requires that all sellers of used automobiles prepare, complete and display a Buyer's Guide which explains the warranty coverage for such automobiles. The Credit Practices Rules of the FTC impose additional restrictions on sales contract provisions and credit practices.

     The Company believes that it is in substantial compliance with all applicable material laws and regulations. Adverse changes in the laws or regulations to which the Company's business is subject, or in the interpretation thereof, could have a material adverse effect on the Company's business. In addition, due to the consumer-oriented nature of the industry in which the Company operates and the unclear application of various truth-in-lending laws and regulations to certain products offered by companies in the industry, industry participants are sometimes named as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. A significant judgment against the Company or within the industry in connection with any litigation could have a material adverse effect on the Company's financial condition and results of operations.

     In the event of default by a borrower under a finance contract, the Company is entitled to exercise the remedies of a secured party under the Uniform Commercial Code ('UCC'). The UCC remedies of a secured party include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the borrower voluntarily surrenders a vehicle, self-help repossession by an independent repossession agent engaged by the Company is usually employed by the Company when a borrower defaults. Self-help repossession is accomplished by retaking possession of the vehicle. If a breach of the peace is likely to occur, or if applicable state law so requires, the Company must obtain a court order from the appropriate state court and repossess the vehicle in accordance with that order. None of the states in which the Company presently does business has any law that would require the Company, in the absence of a probable breach of the peace, to obtain a court order before it attempts to repossess a vehicle.

     In most jurisdictions, the UCC and other state laws require a secured party to provide an obligor with reasonable notice of the date, time and place of any public sale or the date after which any private sale of collateral may be held. Unless the obligor waives his rights after default, the obligor in most circumstances has a right to redeem the collateral prior to actual sale (i) by paying the secured party all unpaid installments on the obligation, plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus in some jurisdictions, reasonable attorneys' fees or (ii) in some states, by paying the secured party past-due installments. Repossessed vehicles are generally resold by the Company through wholesale auctions which are attended principally by dealers.

EMPLOYEES

     As of September 30, 1997, the Company employed 198 persons, none of whom was covered by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory.

PROPERTIES AND FACILITIES

     The Company's headquarters are located in approximately 18,900 square feet of leased space at 301 Congress Avenue, Austin, Texas, for a monthly rent of $18,338. The lease for such facility expires in June 1998. The Company's headquarters contain the Company's executive offices as well as those related to automobile finance contract acquisition. In addition, the Company leased approximately 520 square feet of office space at 1010 Woodman Drive, Suite 240, Dayton, Ohio, for its midwest regional marketing office at a rent of $550 per month. The lease for the Ohio facility expired on February 28, 1997. The Company does not maintain any regional office facilities, although its securitization subsidiaries are incorporated and maintain an office in Nevada.

LEGAL PROCEEDINGS

     In the normal course of its business, the Company is from time to time made a party to litigation involving consumer-law claims. These claims typically allege improprieties on the part of the originating Dealer and name the Company and/or its assignees as subsequent holders of the finance contracts. To date, none of these actions have resulted in the payment of damages, or any judgments therefor, by the Company or its assignees, nor have any actions been certified as eligible for class-action status.

     The Company's carrier for the credit deficiency insurance obtained through 1996, Interstate Fire & Casualty Co. ('Interstate') determined in late 1996 to no longer offer such coverage to the auto finance industry, including the Company. In connection with Interstate's attempt to no longer offer credit deficiency coverage for contracts originated after December 1996, the Company commenced an action in the United States District Court for the Western District of Texas, Austin Division, seeking a declaratory judgment that (a) the Company was entitled to 180 days' prior notice of cancellation and (b) Interstate was not entitled to raise premiums on finance contracts for which coverage was obtained prior to the effectiveness of such cancellation, as well as seeking damages for the Company's alleged deficiencies in paying claims. Prior to receiving the Company's complaint in the Texas action, Interstate commenced a similar action for declaratory relief in the United States Court for the Northern District of Illinois. While settlement discussions are ongoing, AutoBond and the Company have to date acted on the basis of a cancellation date of May 12, 1997 (i.e., no finance contracts presented after that date will be eligible for credit deficiency coverage by Interstate, although all existing contracts for which coverage was obtained will continue to have the benefits of such coverage), no additional preimiums having been demanded or paid, and the claims-paying process having been streamlined.

     As set forth in the discussion of finance contracts held for sale in Note 3 to the Notes to the Company's audited financial statements, in February 1997 the Company discovered certain breaches of representations and warranties by certain dealers with respect to finance contracts sold into a securitization. The Company honored its obligations to the securitization trust and repurchased finance contracts totaling $619,520 from a Trust during the three months ended March 31, 1997. Of the total amount of these finance contracts, $190,320 were purchased from one dealer. Although the Company has requested that this dealer repurchase such contracts, the dealer has refused. After such dealer's refusal to repurchase, the Company commenced an action in the 157th Judicial District Court for Harris County, Texas against Charlie Thomas Ford, Inc. to compel such repurchase. Discovery is proceeding but no trial date has been set.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Company and its subsidiaries for the periods and at the date indicated. The selected income statement and balance sheet data for the period from August 1, 1994 (inception) to December 31, 1994, and the years ended December 31, 1995 and 1996, and as of December 31, 1994, 1995 and 1996 presented below were derived from the financial statements of the Company which were audited by Coopers & Lybrand L.L.P. independent accountants, as indicated in their report thereon appearing elsewhere in this Prospectus, and are qualified by reference to such consolidated financial statements. The financial data as of and for the nine months ended September 30, 1996 and September 30, 1997 have been derived from the Company's unaudited interim financial statements, prepared in conformity with generally accepted accounting principles, and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The operating data and selected portfolio data are derived from the Company's accounting records. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the fiscal year ending December 31, 1997. The data presented below should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                                         PERIOD FROM
                                                  AUGUST 1, 1994 (INCEPTION)     YEAR ENDED DECEMBER      NINE MONTHS ENDED
                                                   TO DECEMBER 31, 1994(2)                31,                SEPTEMBER 30,
                                                -----------------------------   ---------------------   ---------------------
                                                                                  1995        1996        1996        1997
                                                                                ---------   ---------   ---------   ---------
                                                                                 (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE
                                                                                                  AMOUNTS)
STATEMENT OF OPERATIONS DATA:
     Net interest income..................................        $   19         $   781     $   137     $   263     $   177
     Servicing fee income.................................             0               0         658         475         660
     Gain on sale of finance contracts....................             0           4,086      12,820       9,423      13,533
     Other income (loss)..................................             0               0         388       --           (530)
                                                                --------       ---------   ---------   ---------   ---------
          Total revenues..................................            19           4,867      14,003      10,161      13,840
                                                                --------       ---------   ---------   ---------   ---------
     Provision for credit losses..........................            45              49         412         113         125
     Salaries and benefits................................           226           1,320       4,529       3,082       5,413
     General and administrative...........................           245           1,463       2,331       1,318       4,482
     Other operating expenses.............................            48             963       1,120         842       1,266
                                                                --------       ---------   ---------   ---------   ---------
          Total expenses..................................           564           3,795       8,392       5,355      11,286
                                                                --------       ---------   ---------   ---------   ---------
     Income before taxes and extraordinary item...........          (545)          1,072       5,611       4,806       2,554
     Provision for income taxes...........................             0             199       1,926       1,634         896
     Extraordinary loss net of tax effect.................           --            --            100         100       --
                                                                --------       ---------   ---------   ---------   ---------
     Net income...........................................         $(545)        $   873     $ 3,585     $ 3,072     $ 1,658
                                                                --------       ---------   ---------   ---------   ---------
                                                                --------       ---------   ---------   ---------   ---------
     Earnings per share before extraordinary item.........        $(0.11)        $  0.17     $  0.64     $  0.56     $  0.25
                                                                --------       ---------   ---------   ---------   ---------
                                                                --------       ---------   ---------   ---------   ---------
     Earnings per share...................................        $(0.11)        $  0.17     $  0.62     $  0.54     $  0.25
                                                                --------       ---------   ---------   ---------   ---------
                                                                --------       ---------   ---------   ---------   ---------
     Weighted average shares outstanding..................      5,118,753      5,190,159   5,811,377   5,701,086   6,537,129

ASSET QUALITY DATA:
     Delinquencies 60+ days past due as a percentage of principal balance of
       finance contract portfolio (end of period)(1)......           0.30%         2.30%       3.34%       2.73%        4.75%

                                                                                           DECEMBER 31,
                                                                                 ---------------------------    SEPTEMBER 30,
                                                                                  1994      1995       1996          1997
                                                                                 -------   -------   -------    -------------
                                                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
     Cash and cash equivalents.................................................  $     0   $    93    $ 4,121       $   173
     Restricted funds..........................................................        0     1,683      2,982         6,165
     Finance contracts held for sale, net......................................    2,361     3,355        228         1,000
     Interest-only strip receivable............................................        0       847      4,247         9,979
          Total assets.........................................................    2,500    11,065     26,277        37,386
     Notes payable.............................................................        0     2,675     10,175        10,280
     Repurchase agreement......................................................        0     1,061          0             0
     Revolving credit agreement................................................    2,055     1,150          0         4,240
     Subordinated debt.........................................................        0         0          0             0
          Total debt...........................................................    2,055     4,886     10,175        14,520
     Shareholders' equity......................................................     (109)    3,026     12,286        15,535

------------

(1) Includes the Company's entire finance contract portfolio of contracts held and contracts securitized. Excludes finance contracts where underlying vehicle is repossessed, the borrower is in bankruptcy, the dealer is to buy back the loan, or insurance claims have been filed.
(2) The Company was incorporated on June 15, 1993 and commenced operations in August 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the preceding 'Selected Financial Data' and the Company's Consolidated Financial Statements and Notes thereto and the other financial data included herein. The financial information set forth below has been rounded in order to simplify its presentation. However, the ratios and percentages set forth below are calculated using the detailed financial information contained in the Financial Statements and the Notes thereto, and the financial data included elsewhere in this Prospectus.

     The Company is a specialty consumer finance company engaged in underwriting, acquiring, servicing and securitizing retail installment contracts ('finance contracts') originated by franchised automobile dealers in connection with the sale of used and, to a lesser extent, new vehicles to selected consumers with limited access to traditional sources of credit ('sub-prime consumers'). Sub-prime consumers generally are borrowers unable to qualify for traditional financing due to one or more of the following reasons: negative credit history (which may include late payments, charge-offs, bankruptcies, repossessions or unpaid judgments); insufficient credit; employment or residence histories; or high debt-to-income or payment-to-income ratios (which may indicate payment or economic risk).

     The Company acquires finance contracts generally from franchised automobile dealers, makes credit decisions using its own underwriting guidelines and credit personnel and performs the collection function for finance contracts using its own collections department. The Company also acquires finance contracts from third parties other than dealers, for which the Company reunderwrites and collects such finance contracts in accordance with the Company's standard guidelines. The Company securitizes portfolios of these retail automobile installment contracts to efficiently utilize limited capital to allow continued growth and to achieve sufficient finance contract volume to allow profitability. The Company markets a single finance contract acquisition program to automobile dealers which adheres to consistent underwriting guidelines involving the purchase of primarily late-model used vehicles. The Company has experienced significant growth in its finance contract portfolio since it commenced operations in August 1994.

REVENUES

     The Company's primary sources of revenues consist of three components: interest income, gain on sale of finance contracts and servicing fee income.

     Interest Income. Interest income consists of the sum of three primary components: (i) interest income earned on finance contracts held for sale by the Company; (ii) interest income earned on Class B certificates, and (iii) the accretion of the interest-only strip receivable. Other factors influencing interest income during a given fiscal period include (a) the annual percentage rate of the finance contracts acquired, (b) the aggregate principal balance of finance contracts acquired and funded through the Company's warehouse and other credit facilities prior to securitization, and (c) the length of time such contracts are funded by the warehouse and other credit facilities. Finance contract acquisition growth has had a significant impact on the amount of interest income earned by the Company.

     Gain on Sale of Finance Contracts. Upon completion of a securitization prior to 1997, the Company recognized a gain on sale of finance contracts equal to the present value of future excess spread cash flows from the securitization trust, and the difference between the net proceeds from the securitization and the net carrying cost (including the cost of insurance premiums, if any) to the Company of the finance contracts sold. Excess spread cash flows represent the difference between the weighted average contract rate earned and the rate paid on multiple class certificates issued to investors in the securitization, taking into account certain assumptions regarding prepayments, defaults, proceeds from disposal of repossessed assets, and servicing and other costs, over the life of the securitization.

     The Company implemented Statement of Financial Accounting Standards No. 125 'Transfer and Servicing of Financial Assets and Extinguishment of Liabilities' (SFAS No. 125) as of January 1, 1997. SFAS No. 125 provides new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement also provides consistent standards for

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

distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. For transfers that result in the recognition of a sale, SFAS No. 125 requires that the newly created assets obtained and liabilities incurred by the transferors as a part of a transfer of financial assets be initially measured at fair value. Interests in the assets that are retained are measured by allocating the previous carrying amount of the assets (e.g. finance contracts) between the interests sold (e.g. investor certificates) and interests retained (e.g. interest-only strip receivable) based on their relative fair values at the date of the transfer. The amounts initially assigned to these financial components is a determinant of the gain or loss from a securitization transaction under SFAS No. 125.

     The discounted excess spread cash flows are reported on the consolidated balance sheet as 'Interest-Only Strip Receivable'. The fair value of the interest-only strip receivable is determined by discounting the excess spread cash flows at a rate based on assumptions that market participants would use for similar financial instruments subject to prepayment, default, collateral value and interest rate risks. The subordinated certificates are then formed by carving out 65% to 80% of the discounted excess spread cash flows. The remaining 20% to 35% of the discounted excess spread cash flows represent the interest-only strip receivable. All of the excess spread cash flows are paid by the securitization trustee to the investor security holders until such time as all accrued interest together with principal have been paid in full. Subsequently, all remaining excess spread cash flows are paid to the Company.

     An impairment review of the interest-only strip receivable is performed quarterly by calculating the net present value of the expected future excess spread cash flows after giving effect to changes in assumptions due to market and economic changes and the performance of the loan pool to date. The discount rate used is the same as that used to record the initial interest-only strip receivable. Impairment is determined on a disaggregated basis consistent with the risk characteristics of the underlying finance contracts, consisting principally of origination date and originating dealership, as well as the performance of the pool to date. To the extent that the Company deems the asset to be permanently impaired, the Company would record a charge against earnings and write down the asset accordingly. The Company recorded an adjustment to other income (loss) of $467,926 during the nine months ended September 30, 1997 as a result of the impairment review. Should the Company be unable to sell finance contracts acquired during a financial reporting period, the Company would likely incur a significant decline in total revenues and net income or report a loss for such period.

     The Company's cost basis in finance contracts sold has varied from approximately 97.5% to 103% of the value of the senior investor securities. This portion of recognized gain on sale varies based on the Company's cost of insurance covering the finance contracts and the discount obtained upon acquisition of the finance contracts. Generally, the Company has acquired finance contracts from dealers at a greater discount than with finance contracts acquired from third parties. Additionally, costs of sale reduce the total gain recognized. As the Company's securitization program matures, placement fees and other costs associated with the sale are expected to shrink as a percentage of the size of the securitization.

     Further, the excess spread component of recognized gain is affected by various factors, including most significantly, the coupon on the senior investor securities and the age of the finance contracts in the pool, as the excess spread cash flow from a pool of aged, as opposed to new, finance contracts is less. The aging (capture of excess spread prior to securitization) necessarily results in less available excess spread cash flow from the securitization. The Company believes that margins in the range of those previously recognized are sustainable subject to adverse interest rate movements, availability of VSI insurance at current rates and the Company's ability to continue purchasing finance contracts from dealers at approximately an 8.5% discount.

     The gain on sale of finance contracts is affected by the aggregate principal balance of contracts securitized and the gross interest spread on those contracts. The following table illustrates the gross interest spread for each of the Company's securitizations (dollars in thousands):

                                                                             WEIGHTED
                                                            REMAINING        AVERAGE
                                                            BALANCE AT       CONTRACT   CERTIFICATE                GROSS
              SECURITIZATION               BALANCE(1)   SEPTEMBER 30, 1997     RATE        RATE       RATINGS(2)   SPREAD(3)
------------------------------------------ ----------   ------------------   --------   -----------   ---------   ---------
                                                                      (DOLLARS IN THOUSANDS)
AutoBond Receivables Trust 1995-A.........  $ 26,261         $ 13,577          18.9%        7.23%      A/A3       11.7%
AutoBond Receivables Trust 1996-A.........    16,563           10,438          19.7%        7.15%      A/A3       12.5%
AutoBond Receivables Trust 1996-B.........    17,833           12,001          19.7%        7.73%      A/A3       12.0%
AutoBond Receivables Trust 1996-C.........    22,297           18,248          19.7%        7.45%      A/A3       12.3%
AutoBond Receivables Trust 1996-D.........    25,000           21,862          19.5%        7.37%      A/A3       12.1%
AutoBond Receivables Trust 1997-A(4)......    27,196           23,951          20.8%        7.82%      A/A2       13.0%
                                                                                                      BBB/BB
AutoBond Receivables Trust 1997-B(6)......    34,725           33,937          19.9%        7.66%      A/A3       12.3%
AutoBond Receivables Trust 1997-C(5)(6)...    34,430           34,430          20.0%        7.56%      A/A3       12.5%
                                           ----------   ------------------
     Total................................  $204,305         $168,444
                                           ----------   ------------------
                                           ----------   ------------------

------------
(1) Refers only to balances on senior investor certificates.

(2) Indicates ratings by Fitch Investors Service, L.P. ('Fitch') and Moody's Investors Service, Inc. ('Moody's'), respectively.

(3) Difference between weighted average contract rate and senior certificate rate.

(4) Includes Class A and Class B Notes.

(5) Transaction closed subsequent to September 30, 1997.

(6) See Recent Developments for a discussion of recent actions taken by Fitch and Moody's.
                            ------------------------
     On June 30, 1997, a new warehouse and securitization structure was formed whereupon finance contracts were transferred to a special purpose entity. The special purpose entity issued variable funding warehouse notes which are convertible into term notes at the option of the holder of such notes. The transfer of the finance contracts to the special purpose entity was recognized as a sale under SFAS No. 125.

     Servicing Fee Income. The Company earns substantially all of its servicing fee income on the contracts it services on behalf of securitization trusts. Servicing fee income consists of: (i) contractual administrative fees received through securitizations, equal to $7.00 per month per contract included in each trust (excluding amounts paid to third-party servicers by the trust); (ii) the accretion of the discount applied to excess spread cash flows in calculating the carrying value of the interest-only strip receivable; and (iii) fee income earned as servicer for such items as late charges and documentation fees, which are earned whether or not a securitization has occurred. The Company has notified the third-party servicer, Loan Servicing Enterprise, that the Company intends to assume all loan servicing responsibilities in respect of the securitization trusts, resulting in an increase in gross contractual servicing fees to $15 per month per contract.

FINANCE CONTRACT ACQUISITION ACTIVITY

     The following table sets forth information about the Company's finance contract acquisition activity (dollars in thousands):

                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                               ------------------------
                                                                                  1996         1997
                                                                               -----------  -----------

Number of finance contracts acquired.........................................       4,979        9,091
     Principal balance of finance contracts acquired.........................   $  57,730    $ 103,249
     Number of active dealerships(1).........................................         322          839
     Number of enrolled dealerships(2).......................................         603        1,383

------------
(1) Dealers who have sold at least one finance contract to the Company during the period.

(2) Total number of dealerships which were enrolled as of the end of the period.

RESULTS OF OPERATIONS

     Period-to-period comparisons of operating results may not be meaningful, and results of operations from prior periods may not be indicative of future results. The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto.

THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996


TOTAL REVENUES

     Total revenues increased $1,892,983 to $6,370,219 for the three months ended September 30, 1997 from $4,477,236 for the three months ended September 30, 1996 due to expansion of the Company's finance contract acquisition and securitization activities.

     Interest Income. Interest income increased $713,112 to $1,313,670 for the three months ended September 30, 1997 from $600,558 for the three months ended September 30, 1996 due the growth and timing of finance contract acquisitions. The Company acquired finance contracts totaling $34.0 million during the three months ended September 30, 1997 compared to $23.8 million in the comparable 1996 period. Accretion on the interest-only strip receivables increased $176,412 from the respective 1996 period to $236,483 during the three months ended September 30, 1997.

     Gain on Sale of Finance Contracts. The Company recognized gain on sale totaling $4,840,621 on finance contracts carried at $31.0 million (15.5%) during the three months ended September 30, 1997. Gain on sale amounted to $3,679,081 on finance contracts carried at $23.2 million (15.9%) in the comparable 1996 period. Accordingly, gain on sale of finance contracts rose $1,161,540 during the three months ended September 30, 1997 over the comparable 1996 period.

     Servicing Fee Income. The Company reports servicing fee income only with respect to finance contracts that are securitized. For the three months ended September 30, 1997, servicing fee income was $225,389, primarily collection agent fees. Servicing fee income increased by $27,792 from the three months ended September 30, 1996 as a result of increased securitization activity by the Company. The ratio of servicing fee income to the average principal balance of finance contracts outstanding declined from 1.1% at September 30, 1996 to .5% at September 30, 1997 on an annualized basis as the Company waived $55,843 in collection agent fees during the current period.

     Other Income (Loss). For three months ended September 30, 1997, other loss amounted to $9,461, compared with $0 for the comparable 1996 period. Other loss included unrealized loss on the Company's Class B certificates totaling $27,463 recorded during the three months ended September 30, 1997.

TOTAL EXPENSES

     Total expenses of the Company increased $2,993,727 to $5,573,445 for the three months ended September 30, 1997 from $2,579,718 for the three months ended September 30, 1996. The ratio of total expenses to the average principal balance of finance contracts outstanding declined from 14.9% for the three months ended September 30, 1996 to 13.5% for the three months ended September 30, 1997 on an annualized basis.

     Provision for Credit Losses. Provision for credit losses on finance contracts rose to $125,000 for the three months ended September 30, 1997 compared to $49,750 for the three months ended September 30, 1996. The Company charged off loans totaling $105,173 to the allowance for credit losses during the three months ended September 30, 1997.

     Interest Expense. Interest expense rose to $1,102,195 for the three months ended September 30, 1997 from $669,815 for the three months ended September 30, 1996. Interest expense increased by $432,380 due to higher net borrowing costs associated with the revolving credit facilities, along with increased debt issuance costs amortization of $96,800.

     Salaries and Benefits. Salaries and benefits increased $1,270,118 to $2,506,470 for the three months ended September 30, 1997 from $1,236,352 for the three months ended September 30, 1996. This increase was due primarily to an increase in the number of the Company's employees necessary to handle the increased contract acquisition volume and the collection activities on a growing portfolio of finance contracts. The number of employees of the Company increased by 97 to 198 employees at September 30, 1997, compared to 101 employees at September 30, 1996.

     General and Administrative Expenses. General and administrative expenses increased $923,476 to $1,356,639 for the three months ended September 30, 1997 from $433,163 for the three months ended September 30, 1996. This increase was due primarily to growth in the Company's operations. General and administrative expenses consist principally of office, furniture and equipment leases, professional fees, non-employee marketing commissions, communications and office supplies, and are expected to increase as the Company continues to grow and also due to the costs of operating as a public company.

     Other Operating Expenses. Other operating expenses (consisting principally of servicer fees, credit bureau reports and insurance) increased $292,503 to $483,141 for the three months ended September 30, 1997 from $190,638 for the three months ended September 30, 1996. This increase was due to increased finance contract acquisition volume.

NET INCOME

     In the three months ended September 30, 1997, net income decreased $771,568 to $511,814 from $1,283,382 for the three months ended September 30, 1996. The decrease in net income was attributable to the factors discussed above.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

TOTAL REVENUES

     Total revenues increased $4,800,928 to $16,769,709 for the nine months ended September 30, 1997 from $11,968,781 for the nine months ended September 30, 1996 due to expansion of the Company's finance contract acquisition and securitization activities.

     Interest Income. Interest income increased $1,036,493 to $3,107,402 for the nine months ended September 30, 1997 from $2,070,909 for the nine months ended September 30, 1996 due the growth and timing of finance contract acquisitions. The Company acquired finance contracts totaling $103.3 million during the nine months ended September 30, 1997 compared to $57.7 million in the comparable 1996 period. Accretion on the interest-only strip receivables increased $225,285 from the respective 1996 period to $339,266 during the nine months ended September 30, 1997.

     Gain on Sale of Finance Contracts. The Company realized gain on sale totaling $13,532,765 on finance contracts carried at $96.7 million (14.0 %) during the nine months ended September 30, 1997. Gain on sale amounted to $9,423,067 on finance contracts carried at $59.0 million (16.0%) in the comparable 1996 period. Accordingly, gain on sale of finance contracts rose $4,109,698 during the nine months ended September 30, 1997 over the comparable 1996 period.

     Servicing Fee Income. The Company reports servicing fee income only with respect to finance contracts that are securitized. For the nine months ended September 30, 1997, servicing fee income was $659,791, primarily collection agent fees. Servicing fee income increased by $184,986 from the nine months ended September 30, 1996 as a result of increased securitization activity by the Company. The ratio of servicing fee income to the average principal balance of finance contracts outstanding declined from .9% at September 30, 1996 to .5% at September 30, 1997 on an annualized basis.

     Other Income (Loss). For nine months ended September 30, 1997, other loss amounted to $530,249, compared with $0 for the comparable 1996 period. The Company recorded a charge against earnings for permanent impairment of the interest-only strip receivable, determined on a disaggregated basis, of $467,926 during nine months ended September 30, 1997. Additionally, unrealized loss on the Company's Class B certificates totaled $80,325 during the nine months ended September 30, 1997.

TOTAL EXPENSES

     Total expenses of the Company increased $7,053,815 to $14,216,313 for the nine months ended September 30, 1997 from $7,162,498 for the nine months ended September 30, 1996. The ratio of total expenses to the average principal balance of finance contracts outstanding declined from 17.6% for the nine months ended September 30, 1996 to 13.4% for the nine months ended September 30, 1997 on an annualized basis.

     Provision for Credit Losses. Provision for credit losses on finance contracts increased $11,766 to $125,000 for the nine months ended September 30, 1997 from $113,234 for the nine months ended September 30, 1996.

     Interest Expense. Interest expense rose to $2,930,592 for the nine months ended September 30, 1997 from $1,807,335 for the nine months ended September 30, 1996. Interest expense increased by $1,123,257 due to higher borrowing volumes outstanding under the revolving credit facilities, along with increased debt issuance costs amortization of $391,962.

     Salaries and Benefits. Salaries and benefits increased $3,477,902 to $6,560,301 for the nine months ended September 30, 1997 from $3,082,399 for the nine months ended September 30, 1996. This increase was due primarily to an increase in the number of the Company's employees necessary to handle the increased contract acquisition volume and the collection activities on a growing portfolio of finance contracts.

     General and Administrative Expenses. General and administrative expenses increased $2,017,079 to $3,334,590 for the nine months ended September 30, 1997 from $1,317,511 for the nine months ended September 30, 1996. This increase was due primarily to growth in the Company's operations. General and administrative expenses consist principally of office, furniture and equipment leases, professional fees, non-employee marketing commissions, communications and office supplies, and are expected to increase as the Company continues to grow and also due to the costs of operating as a public company.

     Other Operating Expenses. Other operating expenses (consisting principally of servicer fees, credit bureau reports and insurance) increased $423,811 to $1,265,830 for the nine months ended September 30, 1997 from $842,019 for the nine months ended September 30, 1996. This increase was due to increased finance contract acquisition volume.

NET INCOME

     In the nine months ended September 30, 1997, net income decreased $1,414,436 to $1,657,711 from $3,072,147 for the nine months ended September 30, 1996. The decrease in net income was primarily attributable to an increase in infrastructure costs to support higher finance contract acquisition and servicing volume. The principal balance of finance contracts acquired increased $45.5 million to $103.3 million for the nine months ended September 30, 1997 from $57.7 million for the nine months ended September 30, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

TOTAL REVENUES

     Total revenues increased $9.1 million to $14.0 million for the year ended December 31, 1996 from $4.9 million for the year ended December 31, 1995 due to growth in finance contract acquisition and securitization activity.

     Net Interest Income. Net interest income decreased $644,300 to $136,794 for the year ended December 31, 1996 from $781,094 for the year ended December 31, 1995. The decrease in net interest income was primarily due to a reduction in the average daily balance of finance contracts held for sale. This was due to the fact that the Company securitized its production quarterly in 1996 versus a single securitization in 1995. Interest income also declined due to an increase in overall net borrowing costs and fees associated with non-recourse term loans and Revolving Credit Facilities. Finally, there is no spread between the interest rate earned on the Class B certificates and the related non-recourse loans collateralized by such certificates. The increase in the outstanding balance of the Class B certificates and the related debt causes net interest income to narrow. The average APR of outstanding finance contracts was 19.45% at December 31, 1996, compared with 19.3% at December 31, 1995.

     Gain on Sale of Finance Contracts. For the year ended December 31, 1996, gain on sale of finance contracts amounted to $12.8 million. For the year ended December 31, 1996, the Company completed four securitizations aggregating approximately $81.7 million in principal amount of finance contracts and the gain on sale of finance contracts accounted for 91.6% of total revenues. For the year ended December 31, 1995, there was one securitization transaction in the principal amount of $26.3 million. The gain on sale of finance contracts for this sale transaction accounted for 84.0% of total revenues in 1995.

     Servicing Fee Income. The Company reports servicing fee income only with respect to finance contracts that are securitized. For the year ended December 31, 1996, servicing fee income was $657,950, of which $402,017 was collection agent fees, $154,029 resulted from discount accretion on the excess servicing receivable, $50,000 was management fees from an affiliated company, and $51,904 arose from other sources. The Company had completed only one securitization in 1995, which was completed at December 31, 1995, and had no servicing fee income for such period.

TOTAL EXPENSES

     Total expenses of the Company increased $4.6 million to $8.4 million for the year ended December 31, 1996 from $3.8 million for the year ended December 31, 1995. Although operating expenses increased during the year ended December 31, 1996, the Company's finance contract portfolio grew at a faster rate than the rate of increase in operating expenses. Total expenses as a percentage of total percentage balance of finance contracts acquired in the period decreased slightly to 10.1% during the year ended December 31, 1996 from 12.0% for the year ended December 31, 1995, reflecting improved efficiency in the Company's operations.

     Salaries and Benefits. Salaries and benefits increased $3.2 million to $4.5 million for the year ended December 31, 1996 from $1.3 million for the year ended December 31, 1995. This increase was due primarily to an increase in the number of the Company's employees necessary to handle the increased contract acquisition volume and the collection activities on a growing portfolio of loans, and due to compensation of the Company's Chief Executive Officer, which the Company began paying in May 1996. See Note 13 to Notes to Consolidated Financial Statements.

     General and Administrative Expenses. General and administrative expenses increased $868,506 to $2.3 million for the year ended December 31, 1996 from $1.5 million for the year ended December 31, 1995. This increase was due primarily to growth in the Company's operations. General and administrative expenses consist principally of office, furniture and equipment leases, professional fees, communications and office supplies, and are expected to increase as the Company continues to grow and also due to the costs of operating as a public company.

     Other Operating Expenses. Other operating expenses (consisting principally of servicing fees, credit bureau reports and insurance) increased $156,628 to $1.1 million for the year ended December 31, 1996 from $963,017 for the year ended December 31, 1995. This increase was due to increased finance contract acquisition volume.

NET INCOME

     In the year ended December 31, 1996, net income increased to $3.6 million from $873,487 for the year ended December 31, 1995. Net income for the year ended December 31, 1996 includes an extraordinary charge of $100,000, net of income tax benefits of $50,000, which represents the prepayment penalty associated with the early redemption of the Class B Certificate Notes from the 1995-A securitization. The increase in net income was primarily attributable to an increase in the number of finance contracts securitized during 1996: $81.7 million, compared to $26.3 million in 1995.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO PERIOD FROM AUGUST 1, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994

TOTAL REVENUES

     Total revenues increased to $4.9 million for the fiscal year ended December 31, 1995 from $19,001 for the period from inception through December 31, 1994. Although the Company was incorporated in June 1993, it did not commence operations until August 1994; thus the period from inception through December 31, 1994 reflects only five months of start-up operations.

     Net Interest Income. Net interest income increased $762,093 to $781,094 for the fiscal year ended December 31, 1995 from $19,001 for the period from inception through December 31, 1994. The increase in net interest income was primarily due to an increase in average balance of finance contracts held for sale. The average daily balance of outstanding finance contracts increased $13.8 million to $14.7 million for the fiscal year ended December 31, 1995 from $855,640 for the period from inception through December 31, 1994. The average APR of finance contracts outstanding was 19.3% at December 31, 1995 as compared to 19.1% at December 31, 1994.

     Gain on Sale of Finance Contracts. In the fiscal year ended December 31, 1995, the gain on sale of finance contracts was $4.1 million, or 83.9% of total revenues, from the securitization of approximately $26.3 million in finance contracts and the sale of finance contracts to a third party. For the period from inception through December 31, 1994, there were no securitization.

     Servicing Fee Income. The Company completed its first securitization transaction on December 29, 1995; therefore prior to 1996 there was no servicing fee income collected by the Company.

TOTAL EXPENSES

     Total expenses of the Company increased $3.2 million to $3.8 million for the fiscal year ended December 31, 1995 from $563,606 for the five-month period ended December 31, 1994. Although operating expenses increased during the year ended December 31, 1995, the Company's finance contract portfolio grew at a faster rate than the rate of increase in operating expenses. As a result, total expenses as a percentage of total principal balance of finance contracts acquired in period decreased to 12.0% in the year ended December 31, 1995 from 23.0% in the five months ended December 31, 1994.

     Provision for Credit Losses. Provision for credit losses increased $3,702 to $48,702 for the fiscal year ended December 31, 1995, from $45,000 for the period from inception through December 31, 1994. This increase was due primarily to increased acquisition volume and does not reflect any change in expected defaults as a percentage of finance contracts purchased.

     Salaries and Benefits. Salaries and benefits increased $1.1 million to $1.3 million for the fiscal year ended December 31, 1995 from $225,351 for the five-month period ended December 31, 1994. This increase was due primarily to an increase in the number of the Company's employees.

     General and Administrative Expenses. General and administrative expenses increased $1.2 million to $1.5 million for the fiscal year ended December 31, 1995 from $244,974 for the five-month period ended December 31, 1994. This increase was due primarily to growth in the Company's operations.

     Other Operating Expenses. Other operating expenses increased $914,736 to $963,017 for the fiscal year ended December 31, 1995, from $48,281 for the five-month period ended December 31, 1994, due to the increase in finance contracts acquired.

NET INCOME

     Net income increased to $873,487 for the fiscal year ended December 31, 1995 from a net loss of $544,605 for the period from inception through December 31, 1994. This increase was primarily attributable to the Company's initial securitization transaction having been completed in December 1995, as well as growth in finance contract acquisitions.

FINANCIAL CONDITION

     Restricted Cash. Restricted cash increased $3.2 million to $6.2 million at September 30, 1997 from $3.0 million at December 31, 1996. In accordance with the Company's revolving credit facilities, proceeds advanced by the lender for purchase of finance contracts are held by a trustee until the Company delivers qualifying collateral to release the funds, normally in a matter of days. The trustee held $6.1 million of funds advanced for the purchase of finance contracts at September 30, 1997. The Company is also required to maintain a cash reserve with its lenders of 1% to 6% of the proceeds received from the lender for the origination of the finance contracts. Access to these funds is restricted by the lender; however, such funds may be released in part upon the occurrence of certain events including payoffs of finance contracts.

     Finance Contracts Held for Sale, Net. Finance contracts held for sale, net of allowance for credit losses, increased $771,109 to $1.0 million at September 30, 1997, from $228,429 at December 31, 1996. The number and principal balance of contracts held for sale are largely dependent upon the timing and size of the Company's securitizations. The Company plans to securitize finance contracts on a regular basis.

     Interest-Only Strip Receivable. The following table provides historical data regarding the interest-only strip receivable:

                                                                         NINE MONTHS
                                                                            ENDED
                                                                        SEPTEMBER 30,
                                                                            1997
                                                                        -------------
Beginning balance....................................................    $ 4,247,274
Unrealized appreciation..............................................      1,918,138
Additions............................................................      3,942,033
Accretion............................................................        339,266
Impairment charge....................................................       (467,926)
                                                                        -------------
Ending balance.......................................................    $ 9,978,785
                                                                        -------------
                                                                        -------------

     Trust Receivable. At the time a securitization closes, the Company's securitization subsidiary is required to fund a cash reserve account within the trust to provide additional credit support for the senior investor securities. Additionally, depending on the structure of the securitization, a portion of the future excess spread cash flows from the trust is required to be deposited in the cash reserve account to increase the initial deposit to a specified level. Amounts on deposit in cash reserve accounts are also reflected as advances to the relevant trust under the item 'Cash flows from investing activities' in the Company's consolidated statements of cash flows. The initial cash reserve deposits for the Company's securitizations follow:

                                                                     SENIOR INVESTOR    INITIAL
                                                                       CERTIFICATE      RESERVE
                          SECURITIZATION                                AMOUNT(1)       DEPOSIT     PERCENT
------------------------------------------------------------------   ---------------    --------    -------
AutoBond Receivables Trust 1995-A.................................     $26,261,009      $525,220      2.0%
AutoBond Receivables Trust 1996-A.................................      16,563,366       331,267      2.0%
AutoBond Receivables Trust 1996-B.................................      17,833,885       356,658      2.0%
AutoBond Receivables Trust 1996-C.................................      22,297,719       445,934      2.0%
AutoBond Receivables Trust 1996-D.................................      25,000,000       500,000      2.0%
AutoBond Receivables Trust 1997-A(2)..............................      28,037,167       560,744      2.0%
AutoBond Receivables Trust 1997-B.................................      34,725,196       868,130      2.5%
AutoBond Receivables Trust 1997-C(3)..............................      34,430,079       860,752      2.5%

------------
(1) Refers only to balances on senior investor certificates upon issuance.

(2) Includes Class A, Class B and Class C-1 Notes.

(3) Transaction closed subsequent to September 30, 1997.

     A portion of excess spread cash flows will increase such reserves until they reach 6% of the outstanding balance of the senior investor certificates.

     Prepaid Expenses and Other Assets. Prepaid expenses and other assets increased $4.9 million to $5.6 million at September 30, 1997 from $683,955 at December 31, 1996. The Company carried $5.7 million in other assets as of September 30, 1997 related to the Company's retained interest in amounts transferred to a special purpose subsidiary which issued variable rate funding notes. Subsequent to September 30, 1997, Daiwa exercised its option to surrender its variable rate funding notes for term notes in connection with the AutoBond Receivables Trust 1997-C securitization.

DELINQUENCY EXPERIENCE

     The following table reflects the delinquency experience of the Company's finance contract portfolio:

                                                               DECEMBER 31,           SEPTEMBER 30,
                                                                   1996                    1997
                                                           --------------------    --------------------
Principal balance of finance contracts outstanding......   $104,889,000            $176,120,091
Delinquent finance contracts(1):
     60-89 days past due................................      1,826,800    1.74%      5,700,863    3.24%
     90 days past due and over..........................      1,328,300    1.27%      2,666,668    1.51%
                                                           ------------    ----    ------------    ----
          Total.........................................   $  3,155,100    3.01%   $  8,367,531    4.75%
                                                           ------------    ----    ------------    ----
                                                           ------------    ----    ------------    ----

------------
(1) Percentage based upon outstanding balance. Excludes finance contracts where the underlying vehicle is repossessed, the borrower is in bankruptcy, or there are insurance claims filed.

CREDIT LOSS EXPERIENCE

     An allowance for credit losses is maintained for contracts held for sale. The Company reports a provision for credit losses on finance contracts held for sale. Management evaluates the reasonableness of the assumptions employed by reviewing credit loss experience, delinquencies, repossession trends, the size of the finance contract portfolio and general economic conditions and trends. If necessary, assumptions will be changed in the future to reflect historical experience to the extent it deviates materially from that which was assumed. Since inception, the Company's assumptions have been consistent and are adequate based upon actual experience.

     If a delinquency exists and a default is deemed inevitable or the collateral is in jeopardy, and in no event later than the 90th day of delinquency, the Company's Collections Department will initiate the repossession of the financed vehicle. Bonded, insured outside repossession agencies are used to secure involuntary repossessions. In most jurisdictions, notice to the borrower of the Company's intention to sell the repossessed vehicle is required, whereupon the borrower may exercise certain rights to cure his or her default and redeem the automobile. Following the expiration of the legally required notice period, the repossessed vehicle is sold at a wholesale auto auction (or in limited circumstances, through dealers), usually within 60 days of the repossession. The Company closely monitors the condition of vehicles set for auction, and procures an appraisal under the relevant VSI policy prior to sale. Liquidation proceeds are applied to the borrower's outstanding obligation under the finance contract and insurance claims under the VSI policy and, if applicable, the deficiency balance policy are then filed.

     Because of the Company's limited operating history, its finance contract portfolio is somewhat unseasoned. This effect on the delinquency statistics can be observed in the comparison of quarter ended September 30, 1997 versus 1996 delinquency percentages. The portfolio is tangibly more seasoned as of September 30, 1997 versus September 30, 1996. Accordingly, delinquency and charge-off rates in the portfolio may not fully reflect the rates that may apply when the average holding period for finance contracts in the portfolio is longer. Increases in the delinquency and/or charge-off rates in the portfolio would adversely affect the Company's ability to obtain credit or securitize its receivables.

REPOSSESSION EXPERIENCE -- STATIC POOL ANALYSIS

     Because the Company's finance contract portfolio is continuing to grow rapidly, management does not manage losses on the basis of a percentage of the Company's finance contract portfolio, because percentages can be favorably affected by large balances of recently acquired finance contracts. Management monitors actual dollar levels of delinquencies and charge-offs and analyzes the data on a 'static pool' basis.

     The following table provides static pool repossession frequency analysis in dollars of the Company's portfolio performance from inception through September 30, 1997. In this table, all finance contracts have been segregated by quarter of acquisition. All repossessions have been segregated by the quarter in which the repossessed contract was originally acquired by the Company. Cumulative repossessions equals the ratio of repossessions as a percentage of finance contracts acquired for each segregated quarter. Annualized repossessions equals an annual equivalent of the cumulative repossession ratio for each segregated quarter. This table provides information regarding the Company's repossession experience over time. For example, recently acquired finance contracts demonstrate very few repossessions because properly underwritten finance contracts to subprime consumers generally do not default during the initial term of the contract. Between approximately one year and 18 months of seasoning, frequency of repossessions on an annualized basis appear to reach a plateau. Based on industry statistics and the performance experience of the Company's finance contract portfolio, the Company believes that finance contracts seasoned in excess of approximately 18 months will start to demonstrate declining repossession frequency. The Company believes this may be due to the fact that the borrower perceives that he or she has equity in the vehicle. The Company also believes that since the loans generally amortize more quickly than the collateral depreciates, losses and/or repossessions will decline over time.

                                                                        REPOSSESSION FREQUENCY
                                              ---------------------------------------------------------------------------
                                              PRINCIPAL BALANCE OF                                      PRINCIPAL BALANCE
            YEAR AND QUARTER OF                 REPOSSESSIONS BY                                          OF CONTRACTS
                ACQUISITION                     QUARTER ACQUIRED      CUMULATIVE(1)    ANNUALIZED(2)        ACQUIRED
-------------------------------------------   --------------------    -------------    -------------    -----------------
1994
     Q3....................................        $   21,930             23.54%            7.24%          $    93,170
     Q4....................................           557,839             23.52%            7.84%            2,371,600
1995
     Q1....................................         1,412,092             22.38%            8.14%            6,310,420
     Q2....................................         1,357,521             22.05%            8.82%            6,157,440
     Q3....................................         1,454,691             20.19%            8.97%            7,205,900
     Q4....................................         2,658,117             21.81%           10.90%           12,188,860
1996
     Q1....................................         2,990,647             19.34%           11.05%           15,459,930
     Q2....................................         3,420,207             18.53%           12.35%           18,458,820
     Q3....................................         3,143,095             13.24%           10.59%           23,735,100
     Q4....................................         2,496,556              9.68%            9.68%           25,802,890
1997
     Q1....................................         2,239,219              6.58%            8.78%           34,014,880
     Q2....................................           313,943              0.89%            1.78%           35,273,260
     Q3....................................            34,939              0.10%             .41%           33,960,049

------------
(1) For each quarter, cumulative repossession frequency equals the number of repossessions divided by the number of contracts acquired.

(2) Annualized repossession frequency converts cumulative repossession frequency into an annual equivalent (e.g., for Q4 1994, principal balance of $557,839 in repossessions divided by principal balance of $2,371,600 in contracts acquired, divided by 12 quarters outstanding times four equals an annual repossession frequency of 7.84%).

NET LOSS PER REPOSSESSION

     Upon initiation of the repossession process, it is the Company's intent to complete the liquidation process as quickly as possible. The majority of repossessed vehicles are sold at wholesale auction. The Company is responsible for the costs of repossession, transportation and storage. The Company's net charge-off per repossession equals the unpaid balance less the auction proceeds (net of associated costs) and less proceeds from insurance claims. As less of the Company's finance contracts are acquired with credit deficiency insurance, the Company expects its net loss per repossession to increase. The following table demonstrates the net charge-off per repossessed automobile since inception.

                                                                                             FROM AUGUST 1, 1994
                                                                                               (INCEPTION) TO
                                                                                             SEPTEMBER 30, 1997
                                                                                           -----------------------
Number of finance contracts acquired....................................................              19,167
Number of vehicles repossessed..........................................................               1,949
Repossessed units disposed of...........................................................                 797
Repossessed units awaiting disposition(2)...............................................               1,152
Cumulative gross charge-offs(1).........................................................         $ 8,672,289
Costs of repossession(1)................................................................             228,820
Proceeds from auction, physical damage insurance and refunds(1).........................          (5,246,388)
                                                                                           -----------------------
Net loss................................................................................           3,654,721
Deficiency insurance settlement received(1).............................................          (2,082,812)
                                                                                           -----------------------
Net charge-offs(1)......................................................................         $ 1,571,909
                                                                                           -----------------------
                                                                                           -----------------------
Net charge-offs per unit disposed.......................................................               1,972
Recoveries as a percentage of cumulative gross charge-offs(3)...........................              84.51%

------------
(1) Amounts are based on actual liquidation and repossession proceeds (including insurance proceeds) received on units for which the repossession process had been completed as of September 30, 1997.

(2) The vehicles may have been sold at auction; however AutoBond might not have received all insurance proceeds as of September 30, 1997.

(3) Not including the costs of repossession which are reimbursed by the securitization trusts.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has primarily funded its operations and the growth of its finance contract portfolio through seven principal sources of capital: (i) cash flows from operating activities; (ii) funds provided from borrowers' payments received under finance contracts held for sale; (iii) borrowings under various warehouse and working capital facilities; (iv) proceeds from securitization transactions; (v) cash flows from servicing fees; (vi) proceeds from the issuances of subordinated debt and capital contributions of principal shareholders and (vii) an initial public offering of common stock.

     Cash Flows. Significant cash flows related to the Company's operating activities include the use of cash for purchases of finance contracts, and, cash provided by payments on finance contracts and sales of finance contracts. Net cash used in operating activities totaled $6.3 million during the nine months ended September 30, 1997. The Company used $5.1 million to fund an increase in other assets during the period, including $5.7 million received upon closing of the AutoBond Receivables Trust 1997-C securitization subsequent to September 30, 1997. The Company used $99.2 million to purchase finance contracts and $96.7 million was received from sales of finance contracts, primarily through securitizations during the nine months ended September 30, 1997. Significant activities comprising cash flows from investing activities include net advances to AutoBond Receivables Trusts of $2.5 million for the nine months ended September 30, 1997. Cash flows from financing activities include net borrowings under revolving credit facilities of $4.2 million for the nine months ended September 30, 1997.

     Revolving Credit Facilities. The Company obtains a substantial portion of its working capital for the acquisition of finance contracts through revolving credit facilities. Under a warehouse facility, the lender generally advances amounts requested by the borrower on a periodic basis, up to an aggregate maximum credit limit for the facility, for the acquisition and servicing of finance contracts or other similar assets. Until proceeds from a securitization transaction are used to pay down outstanding advances, as principal payments are received on the finance contracts, the principal amount of the advances may be paid down incrementally or reinvested in additional finance contracts on a revolving basis.

     At September 30, 1997, the Company had no outstanding balance on a $10.0 million revolving credit facility (the 'Sentry Facility') with Sentry Financial Corporation ('Sentry'), which expires on December 31, 2000. The proceeds from borrowings under the Sentry Facility are used to acquire finance contracts, to pay applicable credit default insurance premiums and to make deposits to a reserve account with Sentry. The Company pays a utilization fee of up to 0.21% per month on the average outstanding balance under the Sentry Facility. The Sentry Facility also requires the Company to pay up to 0.62% per quarter on the average unused balance. Interest is payable monthly and accrues at a per annum rate of prime plus 1.75% (10.25% at September 30, 1997).

     The Sentry Facility contains certain conditions and imposes certain requirements, including, among other things, minimum net worth and cash and cash equivalent balances in the reserve accounts. In April 1996, the Company paid a one-time commitment fee of $700,000 to Sentry. Under the Sentry Facility, the Company incurred interest expense of $358,174 for the nine months ended September 30, 1997.

     The Company and its wholly owned subsidiary, AutoBond Funding Corporation II, entered into a $50 million revolving warehouse facility (the 'Daiwa Facility') with Daiwa Finance Corporation ('Daiwa') effective as of February 1, 1997. Advances under the Daiwa Facility mature on the earlier of 120 days following the date of the advance or March 31, 1998. The proceeds from the borrowings under the Daiwa Facility are to be used to acquire finance contracts and to make deposits to a reserve account. The Daiwa Facility is collateralized by the finance contracts acquired with the outstanding advances. The Daiwa Facility does not require that the loans funded be covered by default deficiency insurance. Interest is payable upon maturity of the advances and accrues at the lesser of (x) 30 day LIBOR plus 1.15% (6.81% at September 30, 1997), or (y) 11% per annum. The Company also pays a non-utilization fee of .25% per annum on the unused amount of the line of credit. Pursuant to the Daiwa Facility, the Company paid a $243,750 commitment fee. The debt issuance cost is being amortized as interest expense on a straight line basis through March 1998. The Daiwa Facility contains certain covenants and representations similar to those in the agreements governing the Company's existing securitizations including, among other things, delinquency and repossession triggers. At September 30, 1997, advances under the Daiwa Facility totaled $4,240,208. The Company incurred interest expense under the Daiwa Facility of approximately $816,396 during the nine months ended September 30, 1997.

     On June 30, 1997, the Daiwa Facility was amended to allow the Company, at its election, to transfer finance contracts into a qualified unconsolidated special purpose subsidiary, AutoBond Master Funding Corporation. In conjunction with these transfers, this special purpose subsidiary issues variable funding warehouse notes which are convertible into term notes at the option of the holder of such notes. Transfers of finance contracts to the special purpose entity have been recognized as sales under SFAS No. 125.

     Notes Payable. Pursuant to the Agreement (the 'Securities Purchase Agreement') entered into on June 30, 1997, the Company issued by private placement $2,000,000 in aggregate principal amount of senior secured convertible notes ('Convertible Notes'). Interest is payable quarterly at a rate of 18% per annum until maturity on June 30, 2000. If the Company pays down the Convertible Notes in full prior to June 30, 1998, the holders will have no conversion rights. The Convertible Notes, collateralized by the interest-only strip receivables from the Company's first four securitizations, are convertible into shares of common stock of the Company upon the earlier to occur of (i) an event of default on the Convertible Notes and (ii) June 30, 1998, through the close of business on June 30, 2000, subject to prior redemption. The conversion price is equal to the outstanding principal amount of the Convertible Note being converted divided by the lesser of (x) $5.00 (as adjusted by the terms of the Securities Purchase Agreement) and (y) 85% of the average of the five lowest closing bid prices of the Company's common stock on the Nasdaq Stock Market, or such other exchange or market where the common stock is then traded during the 60 trading days immediately preceding the date the Convertible
Note is converted or the applicable date of repayment (subject to adjustment under certain circumstances specified in the Securities Purchase Agreement). The Company also paid certain debt issuance costs to the purchaser totaling $25,000, which is being amortized as interest expense on a straight line basis through June 30, 2000.

     Also pursuant to the Securities Purchase Agreement, the Company issued warrants which upon exercise allow the holders to purchase up to 200,000 shares of common stock at $4.225 per share. The warrants are exercisable to the extent the holders thereof purchase up to $10,000,000 of the Company's subordinated asset-backed securities before June 30, 1998. To date, the holders have purchased $2,900,000 of subordinated asset-backed securities.

     Securitization Program. In its securitization transactions through the end of 1996, the Company sold pools of finance contracts to a special purpose subsidiary, which then assigned the finance contracts to a trust in exchange for cash and certain retained beneficial interests in future excess spread cash flows. The trust issued two classes of fixed income investor certificates:
'Class A Certificates' which were sold to investors, generally at par with a fixed coupon, and subordinated excess spread certificates ('Class B Certificates'), representing a senior interest in excess spread cash flows from the finance contracts, which were typically retained by the Company's securitization subsidiary and which collateralize borrowings on a non-recourse basis. The Company also funded a cash reserve account that provides credit support to the Class A Certificates. The Company's securitization subsidiaries also retained a 'Transferor's Interest' in the contracts that is subordinate to the interest of the investor certificate holders.

     In the Company's March 1997, August 1997 and October 1997 securitization transactions, the Company sold a pool of finance contracts to a special purpose subsidiary, which then assigned the finance contracts to an indenture trustee. Under the trust indenture, the special purpose subsidiary issued three classes of fixed income investor notes, which were sold to investors, generally at par, with fixed coupons. The subordinated notes represent a senior interest in certain excess spread cash flows from the finance contracts. In addition, the securitization subsidiary retained rights to the remaining excess spread cash flows. The Company also funded cash reserve accounts that provide credit support to the senior class or classes.

     The retained interests entitle the Company to receive the future cash flows from the trust after payment to investors, absorption of losses, if any, that arise from defaults on the transferred finance contracts and payment of the other expenses and obligations of the trust.

     Securitization transactions impact the Company's liquidity primarily in two ways. First, the application of proceeds toward payment of the outstanding advances under warehouse credit facilities makes additional borrowing available, to the extent of such proceeds, under those facilities for the acquisition of additional finance contracts. During the nine months ended September 30, 1997, the Company securitized approximately $94.9 million in nominal principal amount of finance contracts and used the net proceeds to pay down borrowings under its warehouse credit facilities.

     Second, additional working capital is obtained through the Company's practice of borrowing funds, on a non-recourse basis, collateralized by its interest in future excess spread cash flows from its securitization trusts. At September 30, 1997, the Company held interest-only strip receivables and Class B Certificates totaling $18.4 million, substantially all of which had been pledged to collateralize notes payable of $10.3 million.

     Initial Public Offering. On November 14, 1996, the Company completed the initial public offering of its Common Stock. The closing comprised 825,000 shares sold by the Company (including 75,000 shares issued pursuant to the exercise of the underwriters over allotment option) and 250,000 shares sold by the Selling Shareholders. With a price to public of $10 per share and an underwriting discount at $.70 per share, the Company received gross proceeds of $7,725,000 from the offering, from which it paid offering expenses of approximately $1.7 million. The net proceeds were utilized for working capital, repayment of subordinated debt of $300,000 and investment in finance contracts.

     Although management believes the proceeds of the initial public offering of the Company's common stock, proceeds from finance contracts, securitization proceeds, issuance of convertible notes and borrowings under its warehouse facilities should be sufficient to fund expansion of the Company's business through the end of 1997, management also believes that additional capital through equity or subordinated debt issuances would allow the Company to take better advantage of growth opportunities. There can be no assurance, however, that the Company will be able to obtain such additional funding.

     The statements contained in this document that are not historical facts are forward looking statements. Actual results may differ from those projected in the forward looking statements. These forward looking statements involve risks and uncertainties, including but not limited to the following risks and uncertainties: changes in the performance of the financial markets, in the demand for and market acceptance of the Company's loan products, and in general economic conditions, including interest rates, presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Company's policies; and the continued availability to the Company of adequate funding sources. Investors are also directed to other risks discussed in document filed by the Company with the Securities and Exchange Commission.

IMPACT OF INFLATION AND CHANGING PRICES

     Although the Company does not believe that inflation directly has a material adverse effect on its financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. Because the Company borrows funds on a floating rate basis during the period leading up to a securitization, and in many cases purchases finance contracts bearing a fixed rate nearly equal but less than the maximum interest rate permitted by law, increased costs of borrowed funds could have a material adverse impact on the Company's profitability. Inflation also can adversely affect the Company's operating expenses.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards ('SFAS') No. 128 'Earnings Per Share.' SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share and is designed to improve earnings per share information by simplifying the existing computational guidelines and revising the previous disclosure requirements. The statement is effective for periods ending after December 15, 1997, including interim periods.

     In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income,' which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     Also in June 1997, the FASB issued SFAS No. 131, 'Disclosure about Segments of an Enterprise and Restated Information,' which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

     The Company does not believe the implementation of these recent accounting pronouncements will have a material effect on its consolidated financial statements.

                       MARKET FOR COMPANY'S COMMON EQUITY
                        AND RELATED SHAREHOLDER MATTERS

     On November 8, 1996, the Company's Common Stock was listed for quotation and began trading on Nasdaq National Market ('Nasdaq') under the symbol 'ABND'. Prior to such date, the Company's stock was closely held and not traded on any regional or national exchange.

                       HIGH AND LOW SALE PRICES BY PERIOD

PERIOD                                                                              HIGH             LOW
-----------------------------------------------------------------------------   ------------    --------------
November 8, 1996 -- December 31, 1996........................................     $11               $9 1/4
January 1, 1997 -- March 31, 1997............................................     $10 3/8           $4
April 1, 1997 -- June 30, 1997...............................................     $ 4 3/4           $2 1/4
July 1, 1997 -- September 30, 1997...........................................     $ 5 1/8           $3 13/16

     The transfer agent and registrar for the Common Stock is American Stock
Transfer & Trust Company. As of November   , 1997, the Company had approximately
  stockholders of record, exclusive of holders who own their shares in 'street' or nominee names.

     The Company has not paid and does not presently intend to pay cash dividends on its Common Stock. The Company anticipates that its earnings for the foreseeable future will be used to pay dividends on the Preferred Stock and retained for use in the operation and expansion of its business. Payment of cash dividends on its Common Stock, if any, in the future will be at the sole discretion of the Company's Board of Directors and will depend upon the Company's financial condition, earnings, current and anticipated capital requirements, terms of indebtedness and other factors deemed relevant by the Company's Board of Directors.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The directors and principal officers of the Company, their respective ages and their present positions with the Company are as follows:

                        NAME                            AGE                         POSITION
-----------------------------------------------------   ---   -----------------------------------------------------
William O. Winsauer(1)...............................   37    Chairman of the Board and Chief Executive Officer and
                                                                Director
Adrian Katz..........................................   33    Vice Chairman of the Board and Chief Operating
                                                                Officer and Director
John S. Winsauer(1)..................................   35    Secretary and Director
R.T. Pigott, Jr......................................   43    Vice President and Chief Financial Officer
Alan E. Pazdernik....................................   57    Vice President -- Credit
Robert R. Giese......................................   58    Vice President -- Collections
Robert S. Kapito.....................................   40    Director
Manuel A. Gonzalez...................................   47    Director
Stuart A. Jones......................................   42    Director
Thomas I. Blinten....................................   41    Director

------------
(1) Messrs. William and John Winsauer are brothers.

                            ------------------------

     Directors serve for annual terms. Officers are elected by the Board of Directors and serve at the discretion of the Board.

MANAGEMENT BACKGROUND

William O. Winsauer, Chairman of the Board and Chief Executive Officer

     Mr. Winsauer has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993. Mr. Winsauer has been involved in arranging and developing various sources of financing for subprime finance contracts since 1989. Mr. Winsauer was the founder of ABI in 1989 and served full time as its President and sole shareholder from 1989 through 1993, and remains its President and sole shareholder to date. ABI has no material current operations other than to manage its and Mr. Winsauer's investments in securitizations sponsored by Mr. Winsauer. In the late 1980s, Mr. Winsauer began selling whole loan packages of contracts originated by the Gillman Companies, a large dealership group based on Houston, Texas and worked with his brother, John S. Winsauer, in certain of the transactions placed through The Westcap Corporation in 1991 and 1992. Subsequently, Mr. Winsauer was directly responsible for initiating, negotiating, coordinating and completing a number of transactions involving the issuance of over $235 million of both public and private asset-backed securities backed by subprime automobile finance contracts, $190 million of which were sponsored by Mr. Winsauer. Mr. Winsauer was among the first individuals to be involved in the structuring and marketing of securitization transactions involving subprime finance contracts.

Adrian Katz, Vice Chairman, Chief Operating Officer and Director

     Mr. Katz joined the Company in November 1995 and was elected Vice Chairman of the Board of Directors and appointed Chief Operating Officer in December 1995. Immediately prior to that, from February 1995 he was employed as a managing director at Smith Barney, Inc. (a broker/dealer), where he was responsible for structuring asset-backed, commercial and residential mortgage-backed securities. Form 1989 through 1994, Mr. Katz was employed by Prudential Securities Incorporated (a broker/dealer), where he was appointed a managing director in 1992 and where he served as a co-head of the Mortgage and Asset Capital Division with corresponding sales, trading, banking and research management responsibilities. From 1985 to 1989, Mr. Katz worked for The First Boston Corporation developing software and managing the structure of new securitizations. Mr. Katz has been involved in the sale and financing through securitization of consumer assets since 1985.

John S. Winsauer, Secretary and Director

     Mr. Winsauer has served as Secretary and a Director of the Company since October 1995. In addition, Mr. Winsauer has been a shareholder of the Company since June 1993. Mr. Winsauer's primary responsibilities have included the development and implementation of the Company's computer and communications systems. From January 1993 until present, Mr. Winsauer has been employed by Amherst Securities Group (a broker/dealer previously known as USArbour Financial) as a Senior Vice President, prior to which he served as a Senior Vice President of The Westcap Corporation (a broker/dealer) from April 1989 to January 1993. From June 1989 through August 1992, in his position as Senior Vice President with The Westcap Corporation, Mr. Winsauer participated in the successful marketing of whole-loan packages of finance contracts placed by the Gillman Companies.

R.T. Pigott, Jr., Vice President and Chief Financial Officer

     Mr. Pigott joined the Company in April 1997 as its Vice President and Chief Financial Officer. From 1988 to 1996, Mr. Pigott was Executive Vice President and Chief Financial Officer of Franklin Federal Bancorp of Austin, Texas. Mr. Pigott is a CPA with approximately twenty years experience in financial services, including six years as an audit manager with a national accounting firm.

Alan E. Pazdernik, Vice President -- Credit

     Mr. Pazdernik joined the Company in September 1995 as Vice
President -- Credit. From October 1991 until he joined the Company, Mr. Pazdernik was employed as Credit Manager by E-Z Plan, Inc., a company he created to handle the internal financing of subprime automobile paper. Prior to October 1991, Mr. Pazdernik served over 18 years as the Director of Finance and Insurance Operations for Red McCombs Automotive (an automobile dealership), handling the credit, collection and finance contract administration functions for a $70 million portfolio of automobile finance contracts. In his present capacity with the Company, Mr. Pazdernik manages the credit and funding departments, and has been involved in the Company's efforts to increase market share in the San Antonio area.

Robert R. Giese, Vice President -- Collections

     Mr. Giese joined the Company in April 1994 as Vice
President -- Collections. From 1984 to April 1994, he served as Vice President in Retail Credit Administration with First Interstate Bank of Texas, with responsibility for controlling the performance of the consumer loan portfolio in Texas. Mr. Giese has more than 30 years experience in sales, finance and banking, including management experience coordinating credit underwriting, collections, asset disposal, centralized loss recovery and loan workout functions. His experience in sales, credit and collections supports the Company in its management of delinquency and loss performance.

Robert S. Kapito -- Director

     Since May 1990, Mr. Kapito has been Vice Chairman of BlackRock Financial Management, an investment advisory firm ('BlackRock'). Mr. Kapito is a member of BlackRock's Management Committee and Investment Strategy Committee and Co-Head of the Portfolio Management Group. Mr. Kapito also serves as Vice President for BlackRock's family of mutual funds and for the Smith Barney Adjustable Rate Government Income Fund. Mr. Kapito has also served since May 1987 as President of the Board of Directors of Periwinkle National Theatre.

Manuel A. Gonzalez -- Director

     From September 1993 to December 1994, Mr. Gonzalez was Executive Vice President of the Company and ABI. Mr. Gonzalez is currently Dealer Principal/Owner of NorthPoint Pontiac Buick

GMC, an automobile dealership located in Kingwood, Texas. Since March 1991, Mr. Gonzalez has been President of Equifirst Financial Services, Inc., a consulting firm specializing in the automobile dealership industry. From 1988 through 1990, Mr. Gonzalez was Chief Financial Officer for the Gillman Companies, prior to which he served as a Vice President at First City Bank, Texas, where he managed the banking relationships of a large number of automobile dealers.

Stuart A. Jones -- Director

     From March 1989 to the present, Stuart Jones has been self-employed as head of Stuart A. Jones Finance and Investments, Dallas, Texas, a privately-owned consultancy specializing in investment banking and real estate financing. From January 1990 to January 1994, Mr. Jones also served as Counsel to the Brock Group, Ltd., Washington, D.C., an international trade and investment strategies consulting firm, where he represented clients in various real estate, energy and environmental matters.

Thomas I. Blinten -- Director

     Currently a private investor. From November 1995 to September 1997, Thomas Blinten was a Managing Director and executive management committee member of Nomura Capital Services, Inc., New York, New York, a majority-owned subsidiary of Nomura Securities Company, responsible for interest rate swap and OTC derivative sales and trading. From March 1993 to November 1995, Mr. Blinten was a Principal and management committee member of General Re Financial Products, a wholly-owned subsidiary of General Re Corporation. From July 1990 through March 1993, he was a manager in the Derivative Products department for Kemper Securities Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors established a Compensation Committee and an Audit Committee comprised of outside directors. The Company's bylaws provide that each such committee shall have three or more members, who serve at the pleasure of the Board of Directors.

     The Compensation Committee is responsible for administering incentive grants under the Company's incentive stock option plan (the 'Option Plan') and reviewing and making recommendations to the Board of Directors with respect to the administration of the salaries, bonuses and other compensation of executive officers, including the terms and conditions of their employment, and other compensation matters.

     The Audit Committee is responsible for making recommendations to the Board concerning the engagement of the Company's independent auditors and consulting with independent auditors concerning the audit plan and, thereafter, concerning the auditors' report and management letter.

EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 1996 and 1995, the annual and long-term compensation of the Company's highest paid employees ('named executives'). These were the only employees whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION
                                 -------------------------------------------
                                           BASE                 OTHER ANNUAL
 NAMES AND PRINCIPAL POSITION    YEAR     SALARY      BONUS     COMPENSATION
------------------------------   ----    --------    -------    ------------

William O. Winsauer(1) .......   1996    $240,000    $     0      $      0
  Chairman of the Board and      1995           0          0             0
  Chief Executive Officer
Adrian Katz ..................   1996     150,000          0             0
  Vice Chairman of the Board     1995      18,750          0             0
John S. Winsauer .............   1996     120,000          0             0
  Director and Secretary         1995      40,000          0             0
Charles Pond(3) ..............   1996     180,000     90,000             0
  President                      1995       --         --           --
Robert G. Barfield(4) ........   1996      78,000          0        88,945
  Vice President, Marketing      1995      75,500     32,175             0
William J. Stahl(5) ..........   1996     120,000          0             0
  Vice President and Chief       1995      85,000          0             0
  Financial Officer

                               LONG TERM
                              COMPENSATION
                              ------------
                                 AWARDS
                              ------------
                               SECURITIES
                               UNDERLYING     ALL OTHER
 NAMES AND PRINCIPAL POSITION  OPTIONS(#)    COMPENSATION
------------------------------------------   ------------
William O. Winsauer(1) .......$   40,000       $      0
  Chairman of the Board and            0              0
  Chief Executive Officer
Adrian Katz ..................    20,000              0
  Vice Chairman of the Board           0         75,742(2)
John S. Winsauer .............    20,000              0
  Director and Secretary               0              0
Charles Pond(3) ..............    20,000              0
  President                       --             --
Robert G. Barfield(4) ........    15,000              0
  Vice President, Marketing            0              0
William J. Stahl(5) ..........    25,000              0
  Vice President and Chief             0              0
  Financial Officer

------------
(1) Mr. Winsauer's 1996 base salary is annualized; actual payments were $160,000. Although Mr. Winsauer received no compensation in the fiscal year 1995, he received loans from the Company in the aggregate amount of $132,359.

(2) Stated value of compensation in the form of stock issuance.

(3) Resigned from the Company, effective February 15, 1997, whereupon all options terminated. Mr. Pond received an agreed bonus of $90,000 upon completion of the Company's initial public offering.

(4) Resigned from the Company, effective February 15, 1997, whereupon all options terminated. Mr. Barfield received performance-based commissions of $88,945 in 1996.

(5) Resigned from the Company, effective March 31, 1997, whereupon all options terminated.

                            ------------------------

     Under the Company's compensation structure for fiscal 1997, the highest paid officers with salaries in excess of $100,000 will be as follows (annual salary in parentheses): William O. Winsauer ($240,000); Adrian Katz ($150,000); John S. Winsauer ($120,000); and Ted Pigott ($96,000 in base salary and $26,000 in bonus).

STOCK OPTIONS

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                INDIVIDUAL GRANTS
                                          -------------------------------------------------------------
                                             NUMBER OF         % OR TOTAL
                                            SECURITIES       OPTIONS GRANTED    EXERCISE                   GRANT DATE
                                            UNDERLYING       TO EMPLOYEES IN      PRICE      EXPIRATION     PRESENT
                 NAME                     OPTIONS GRANTED      FISCAL 1996      ($/SH)(1)       DATE        VALUE(2)
---------------------------------------   ---------------    ---------------    ---------    ----------    ----------
William O. Winsauer....................        40,000              14.1%         $ 10.50     11/14/2006      $ 4.88
John S. Winsauer.......................        20,000               7.0            10.50     11/14/2006        4.88
Adrian Katz............................        20,000               7.0            10.50     11/14/2006        4.88
Robert S. Kapito.......................         3,000               1.1            10.50     11/14/2006        4.88
Manuel A. Gonzalez.....................         3,000               1.1            10.50     11/14/2006        4.88
Stuart A. Jones........................         3,000               1.1            10.50     11/14/2006        4.88
Thomas I. Blinten......................         3,000               1.1            10.50     11/14/2006        4.88

                                                        (footnotes on next page)

(footnotes from previous page)

(1) The options were granted under the Company's Option Plan on November 14, 1996. The exercise price is the fair market value of the underlying stock on the date the options were granted. The options vest 1/3 per year at the end of each of the three years following the date of grant.

(2) Extracted from the Notes to the Company's audited financial statements.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Messrs. William Winsauer and Katz have entered into employment agreements with the Company on substantially the following terms:

          William O. Winsauer. Mr. Winsauer entered into an employment agreement with the Company dated May 1, 1996. Under the terms of this agreement, Mr. Winsauer has agreed to serve as Chief Executive Officer of the Company for a period of five years and, during such time, to devote his full business time and attention to the business of the Company. The agreement provides for compensation of Mr. Winsauer at a base salary of $240,000 per annum, which may be increased or decreased from time to time in the sole discretion of the Board, but in no event less than $240,000 per annum. The agreement entitles Mr. Winsauer to receive the benefits of any cash incentive compensation as may be granted by the Board to employees, and to participate in any executive bonus or incentive plan established by the Board from time to time.

          The agreement provides Mr. Winsauer with additional benefits including
     (i) the right to participate in the Company's medical benefit plan, (ii) entitlement to benefits under the Company's executive disability insurance coverage, (iii) a monthly automobile allowance of $1,500 plus fees, maintenance and insurance, (iv) six weeks paid vacation and (v) all other benefits granted to full-time executive employees of the Company.

          The agreement automatically terminates upon (i) the death of Mr. Winsauer, (ii) disability of Mr. Winsauer which continues for a period of six months, following expiration of such six months, (iii) the termination of Mr. Winsauer 'for cause' (which termination requires the vote of a majority of the Board) or (iv) the occurrence of the five-year expiration date, provided, however, that the agreement may be extended for successive one-year intervals unless either party elects to terminate the agreement in a prior written notice. Mr. Winsauer may terminate his employment under the agreement for good reason as set forth below. In the event of Mr. Winsauer's termination for cause, the agreement provides that the Company shall pay Mr. Winsauer his base salary through the date of termination and the vested portion of any incentive compensation plan to which Mr. Winsauer may be entitled.

          Mr. Winsauer may terminate his employment under the agreement for 'good reason,' including: (i) removal of, or failure to re-elect, Mr. Winsauer as Chief Executive Officer; (ii) change in scope of responsibilities; (iii) reduction in salary; (iv) relocation of the Company outside Austin, Texas; (v) breach by the Company of the agreement; (vi) certain changes to the Company's compensation plans; (vii) failure to provide adequate insurance and pension benefits; (viii) failure to obtain similar agreement from any successor or parent of the Company; or (ix) termination of Mr. Winsauer other than by the procedures specified in the agreement.

          Other than following a change in control, and upon termination of Mr. Winsauer in breach of the agreement or termination by Mr. Winsauer for good reason, the Company must pay Mr. Winsauer: (i) his base salary through the date of termination; (ii) a severance payment equal to the base salary multiplied by the number of remaining years under the agreement; and (iii) in the case of breach by the Company of the agreement, all other damages to which Mr. Winsauer may be entitled as a result of such breach, including lost benefits under retirement and incentive plans.

          In the event of Mr. Winsauer's termination following a change in control, the Company is required to pay Mr. Winsauer an amount equal to three times the sum of (i) his base salary, (ii) his annual management incentive compensation and (iii) his planned level of annual perquisites. The agreement also provides for indemnification of Mr. Winsauer for any costs or liability incurred by Mr. Winsauer in connection with his employment.

          Adrian Katz. Mr. Katz entered into an employment agreement with the Company dated November 15, 1995. Under the terms of this agreement, Mr. Katz has agreed to serve as Vice Chairman and Chief Operating Officer of the Company for a period of three years and, during such time, to devote his full business time and attention to the business of the Company. The agreement grants Mr. Katz a base salary of $12,500 per full calendar month of service, which amount may be increased from time to time at the sole discretion of the Board. The agreement terminates upon the death of Mr. Katz. In the event of any disability of Mr. Katz which continues for a period of six months, the agreement may be terminated by the Company at the expiration of such six-month period. The agreement automatically terminates upon the discharge of Mr. Katz for cause.

          Mr. Katz has agreed not to disclose certain confidential proprietary information of the Company to unauthorized parties, except as required by law, and to hold such information for the benefit of the Company. The agreement contains standard non-competition covenants whereby Mr. Katz has agreed not to conduct or solicit business with any competitors or clients of the Company within certain restricted geographic areas for a period of two years following the termination of his employment. The restriction also applies to the solicitation of any current or recent employees of the Company. The restricted areas include any territory within a 40-mile radius of an automobile dealership with which the Company has done business during the term of the agreement. Pursuant to the terms of the agreement, Mr. Katz received 568,750 shares of the Company's Common Stock on January 1, 1996, equal to 10% of the Company's outstanding shares of Common Stock following the issuance of such shares to Mr. Katz.

OPTION PLAN

     The Board of Directors of the Company has adopted and the shareholders of the Company has approved, the Company's 1996 Stock Option Plan (the 'Option Plan'), under which stock options may be granted to directors, officers and employees of the Company and its subsidiaries. The Option Plan permits the grant of stock options that qualify as incentive stock options ('ISOs') under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options ('NSOs'), which do not so qualify. The Company will authorize and reserve 515,000 shares (8% of the Company's outstanding shares of Common Stock without giving effect to outstanding warrants) for issuance under the Option Plan. The shares may be unissued shares or treasury shares. If an option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such option will again be available for grant under the Option Plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting the Company or the Common Stock, proportionate adjustments shall be made to the number of shares available for grant and to the number of shares and prices under outstanding option grants made before the event.

     The Option Plan is administered by the Compensation Committee of the Board of Directors (the 'Committee'). Subject to the limitations set forth in the Option Plan, the Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. The Committee may provide for the acceleration of the exercise period of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the Option Plan. Subject to the consent of optionees, the Committee has the authority to cancel and replace stock options previously granted with new options for the same or a different number of shares and having a higher or lower exercise price, and may amend the terms of any outstanding stock option to provide for an exercise price that is higher or lower than the current exercise price.

     All directors, officers and employees of the Company and its subsidiaries are eligible to receive a grant of a stock option under the Option Plan, as selected by the Committee. The exercise price of shares of Common Stock subject to options granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan will generally become vested and exercisable over a three-year period in equal annual installments, unless the Committee specifies a different vesting schedule. The maximum term of options granted under the Option Plan is ten years from the date of grant. ISOs granted to any employee who is a 10% shareholder of the Company are subject to special limitations relating to the exercise price and term of the options. The value of Common Stock (determined at the time of grant) that may be subject to ISOs that become exercisable by any one employee in any one year is limited by the Internal Revenue Code to $100,000. All options granted under the Option Plan are nontransferable by the optionee, except upon the optionee's death in accordance with his will or applicable law. In the event of an optionee's death or permanent and total disability, outstanding options that have become exercisable will remain exercisable for a period of one year, and the Committee will have the discretion to determine the extent to which any unvested options shall become vested and exercisable. In the case of any other termination of service, outstanding options that have previously become vested will remain exercisable for a period of 90 days, except for a termination 'for cause' (as defined), in which case all unexercised options will be immediately forfeited. Under the Option Plan, the exercise price of an option is payable in cash or, in the discretion of the Committee, in Common Stock or a combination of cash and Common Stock. An optionee must satisfy all applicable tax withholding requirements at the time of exercise.

     In the event of a 'change in control' of the Company (as defined in the Option Plan) each option will become fully and immediately vested and the optionee may surrender the option and receive, with respect to each share of Common Stock issuable under such option, a payment in cash equal to the excess of the fair market value of the Common Stock at the time of the change in control over the exercise price of the option. However, there will be no acceleration of vesting and cash payment if the change in control is approved by two-thirds of the members of the Board of Directors of the Company and provision is made for the continuation or substitution of the options on equivalent terms.

     The Option Plan has a term of ten years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the Option Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. The Board may amend the Option Plan at any time.

     The grant of a stock option under the Option Plan will not generally result in taxable income for the optionee, nor in a deductible compensation expense for the Company, at the time of grant. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee will recognize ordinary income in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding deduction. The treatment of an optionee's disposition of shares of Common Stock acquired upon the exercise of an option is dependent upon the length of time the shares have been held and whether such shares were acquired by exercising an ISO or an NSO. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding period has been satisfied.

     The Committee made initial grants of stock options under the Option Plan to certain of the Company's directors, executive officers and other employees to purchase an aggregate of 300,000 shares of Common Stock at a per share exercise price equal to the Offering Price. Under this initial phase of the Option Plan, William O. Winsauer has granted options to purchase a total of 40,000 shares, and John S. Winsauer, Charley A. Pond and Adrian Katz have each been granted options to purchase 20,000 shares. The remaining options to purchase 200,000 shares were granted to other employees and non-employee directors. The employee options become vested and exercisable over a three-year period in equal annual installments beginning on the first anniversary of the grant date. The non-employee director options to purchase 12,000 shares are described below under 'Director Compensation.' The number of shares of Common Stock that may be subject to options granted in the future under the Option Plan to executive officers and other employees of the Company is not determinable at this time.

DIRECTOR COMPENSATION

     In return for their services to the Company, each of the non-employee directors are compensated in the following manner: (i) an annual payment of $5,000 cash; (ii) payment of $500 per meeting of the Board of Directors attended and $500 for each committee meeting attended (plus reimbursement of out-of-pocket expenses); and (iii) an option granted under the Option Plan to purchase 3,000 shares of the Company's Common Stock.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Articles of Incorporation provide that, pursuant to Texas law, no director of the Company shall be liable to the Company or its shareholders for monetary damages for an act or omission in such director's capacity as a director except for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,
(iii) any transaction from which the director derived an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) any act or omission for which the liability of a director is expressly provided for by statute. The effect of this provision in the Articles of Incorporation is to eliminate the right of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. These provisions will not affect the liability of directors under other laws, such as federal securities laws.

     Under Section 2.02-1 of the Texas Business Corporation Act, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, subject to certain limitations. The Company's Articles of Incorporation provide that the Company will indemnify its directors and officers to the fullest extent permitted by law.

                              CERTAIN TRANSACTIONS

     The following is a summary of certain transactions to which the Company was or is a party and in which certain executive officers, directors or shareholders of the Company had or have a direct or indirect material interest.

     William O. Winsauer entered into a Secured Working Capital Loan Agreement dated as of July 31, 1995 (the 'Sentry Working Capital Line') with Sentry, which provides for a line of credit of up to $2.25 million. Proceeds from the Sentry Working Capital Line were contributed to the Company as paid-in capital. The obligations of Mr. Winsauer under the Sentry Working Capital Line, including all payment obligations, are guaranteed by the Company and its affiliate, ABI, whose sole shareholder is William O. Winsauer, pursuant to a Working Capital Guarantee and Waiver dated as of July 31, 1995. All amounts outstanding under the Sentry Working Capital Line, and reimbursement of a payment of $89,000 made by the Company to Sentry in April 1996 on behalf of Mr. Winsauer, were paid from the sale of shares by William Winsauer as part of the Offering. Effective September 26, 1996 the Company was released from its guarantee of the shareholder's debt.

     During 1995, the Company made loans to William O. Winsauer and John S. Winsauer in the amount of $132,359 and $21,000, respectively. As of December 31, 1996, the outstanding amounts of these loans increased to $201,000 and $34,000, respectively. Such loans bear no interest and have no repayment terms. As of March 20, 1997, these advances were repaid in full. See Note 12 to Notes to Consolidated Financial Statements.

     Historically, the Company and ABI, which is wholly-owned by William O. Winsauer, have provided services for each other on a regular basis. In this regard, the Company had net advances due from ABI of $132,213 as of September 30, 1997, which funds were utilized by ABI prior to 1996 to cover expenses incurred in connection with the management of ABI's investments in securitization trusts. The Company and ABI entered into a management agreement dated as of January 1, 1996 (the 'ABI Management Agreement') which provides for repayment of such advances together with interest at 10% per annum on or before May 31, 1998, the reimbursement of expenses incurred on behalf of ABI and for an annual fee payable by ABI to the Company for services rendered by it or the Company's employees on behalf of ABI. The ABI Management Agreement states that the Company shall provide the following management services for ABI on an ongoing basis: (i) day-to-day management of ABI's portfolio of partnership interests in the securitization trusts sponsored by ABI between 1992 and 1994, including various monitoring and reporting functions; (ii) certain cash management services, including the advancing of funds to pay ABI's ordinary business expenses and (iii) providing advice as to regulatory compliance. The ABI Management Agreement also provides that the Company will perform certain accounting functions on behalf of ABI including (i) maintenance of financial books and records, (ii) monitoring of cash management functions, (iii) preparation of financial statements and tax returns and (iv) providing advice in connection with retention of independent accountants. As compensation for services rendered thereunder, the ABI Management Agreement provides that ABI shall pay the Company an annual fee of $50,000, payable quarterly. In addition, the agreement provides for the quarterly reimbursement of advances made by the Company of out-of-pocket costs and expenses on behalf of ABI. Amounts due to the Company under the ABI Management Agreement amounted to $132,213 at September 30, 1997.

     Since July 1994, ABI has also provided certain administrative services to Intercontinental Brokerage Inc. ('Intercontinental'), an independent insurance broker in connection with Intercontinental's obligations as administrator of pools of finance contracts subject to the Interstate Policy. ABI received fees from Intercontinental totalling approximately $752,000 for the period from July 1994 to March 1997, including with respect to finance contracts as to which the Company has paid administrative fees to Intercontinental. Since March 1997 the Company has elected not to insure finance contracts under the Interstate Policy and ABI will not receive any future fees from Intercontinental with respect to such finance contracts.

     The Board of Directors has adopted a policy that any future transactions with affiliates of the Company will be on terms no less favorable to the Company than are reasonably available from unrelated third parties and shall have been approved by a majority of the Company's directors who do not have a material interest in the transactions.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 15, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) all executive officers and directors as a group.

                                                                                              COMMON STOCK
                                                                                         -----------------------
                                                                                         AMOUNT OF
                                 NAME AND ADDRESS OF                                     BENEFICIAL   PERCENTAGE
                                   BENEFICIAL OWNER                                      OWNERSHIP      OWNED
--------------------------------------------------------------------------------------   ---------    ----------
William O. Winsauer ..................................................................   3,648,062       55.9%
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
John S. Winsauer .....................................................................   1,225,688       18.8
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
Adrian Katz ..........................................................................    578,750         8.9
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
Robert S. Kapito .....................................................................     16,000        *
Manuel A. Gonzalez ...................................................................        500        *
Thomas I. Blinten ....................................................................     11,000        *
Stuart A. Jones ......................................................................      7,000        *
                                                                                         ---------      -----
Total (all executive officers and directors as a group)(1)............................   5,487,000       84.0%
                                                                                         ---------      -----
                                                                                         ---------      -----

------------
(1) Does not include out-of-the-money options. See 'Management -- Stock
    Options.'

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock.

     Common Stock. As of November 14, 1997, there were 6,531,311 shares of Common Stock outstanding. Holders of Common Stock are not entitled to any preemptive rights. The Common Stock is neither redeemable nor convertible into any other securities. All outstanding shares of Common Stock are fully paid and nonassessable. All shares of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

     Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of shareholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights.

     In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company.

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

     Preferred Stock. The Board of Directors, without further shareholder action, is authorized to issue shares of preferred stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences over dividends on the Common Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, including preferences over the Common Stock. Under certain circumstances, the issuance of a series of preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company and could adversely affect the rights of the holders of the Common Stock.

       % Cumulative Preferred Stock, Series A. Prior to completion of this offering of Preferred Stock, the Board will adopt an amendment to the Articles of Incorporation designating the terms of the Preferred Stock, consisting of up to 1,150,000 shares, no par value.

     When issued, the Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Preferred Stock will have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Preferred Stock will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Preferred Stock. Unless converted into shares of Common Stock or redeemed by the Company at its option, the Preferred Stock will have a perpetual term, with no maturity. Application will be made to list the Preferred Stock on the AMEX under the symbol 'ABNDP.'

     Ranking. The Preferred Stock will rank senior to the Common Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up of the Company.

     While any shares of the Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks prior or senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of the Preferred Stock. However, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of preferred stock which rank on a parity with the Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company (a 'Parity Stock') without the consent of any holder of the Preferred Stock. See ' -- Voting Rights.'

     Dividends. Holders of shares of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at a rate of % per annum, payable in cash quarterly in arrears on March 31, June 30, September 30 and December 31 of each year beginning March 31, 1998. Dividends will accrue and are cumulative from the date of first issuance of the Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors. Under Texas law, dividends are generally payable if the Company is not otherwise insolvent to the extent its net assets exceed its stated capital. Accumulated dividends on shares of Preferred Stock will not bear interest.

Dividends payable on the Preferred Stock for any period less than a full dividend period will be computed on the basis of twelve 30-day months and a 360-day year.

     Except as provided in the next sentence, no dividend will be declared or paid or other distribution of cash or other property declared or made directly by the Company or any affiliate or any person acting on behalf of the Company or any of its affiliates on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Preferred Stock for all prior and contemporaneous dividend periods. If accumulated and accrued dividends on the Preferred Stock for all prior and contemporaneous dividend periods have not been paid in full, then any dividend declared on the Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accumulated, accrued and unpaid dividends on the Preferred Stock and the Parity Stock.

     Neither the Company nor any affiliate nor any person acting on behalf of the Company or any of its affiliates will (i) declare, pay or set apart funds for the payment of any dividend or other distribution of cash or other property declared or made directly or indirectly by the Company or any such affiliate or person with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) or (iii) pay or distribute any cash or other property for the benefit of any holder of Junior Stock in respect thereof, directly or indirectly, unless (A) all cumulative dividends with respect to the Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or such dividends have been declared and funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Preferred Stock and any Parity Stock. The foregoing limitations do not restrict the Company's ability to take the foregoing actions with respect to any Parity Stock.

     As used herein, (i) the term 'dividend' does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term 'Junior Stock' means the Common Stock, and any other class of capital stock of the Company now or hereafter issued and outstanding that ranks junior to the Preferred Stock as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company.

     Redemption. The Preferred Stock is not redeemable or convertible at the option of the holder. The Preferred Stock may not be redeemed by the Company until three years from the issuance date. One-sixth of the shares of Preferred Stock outstanding during any year thereafter are redeemable for cash at the liquidation value per share, plus accrued and unpaid dividends, in whole or in part, at any time, at the option of the Company, or, in Common Stock, as follows:

     For each share of Preferred Stock redeemed, the Company will issue to the holder X number of shares of Common Stock, where

                             $10/preferred share
                       X  =  ---------------------
                             .85($Y/common share),

where Y equals the average of the closing bid prices per share of the Common Stock on NASDAQ for the 5 trading days prior to the redemption date.

     Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of record of the Preferred Stock not more than four business days after the Company issues a press release, in the case of a redemption for Common Stock, or not less than 30 nor more than 60 days prior to the date of redemption, in the case of a redemption for cash. The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company gives the notice of redemption or issues the press release announcing its intention to redeem the Preferred Stock, as the case may be. If fewer than all of the shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Company.

     On the redemption date, the Company must pay in cash on each share of Preferred Stock to be redeemed any accumulated, accrued and unpaid dividends, if any, on the redemption date, whether or not earned or declared. In the case of a redemption date falling after a dividend record date and prior to the related dividend payment date, the holders of the Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend record date. Except as provided for in the preceding sentences, no payment or allowance will be made for accumulated or accrued dividends on any shares of Preferred Stock called for redemption or on the shares of Common Stock issuable upon such redemption.

     In the event that full cumulative dividends on the Preferred Stock and any Parity Stock have not been paid or declared and set apart for payment, the Preferred Stock may not be redeemed in part and the Company may not purchase or acquire shares of Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Preferred Stock.

     On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient number of shares of Common Stock and/or an amount of cash to effect the redemption, dividends will cease to accumulate or accrue on the Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend record date and prior to the related dividend payment date, holders of Preferred Stock on the dividend record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares of Preferred Stock shall cease except the right to receive the shares of Common Stock upon such redemption and/or any cash payable upon such redemption, without interest from the date of such redemption. At the close of business on the redemption date, each holder of Preferred Stock to be redeemed (unless the Company defaults in the delivery of the Common Stock or cash) will be, without any further action, deemed a holder of the number of shares of Common Stock and/or the amount of cash for which such Preferred Stock is redeemable.

     Fractional shares of Common Stock will not be issued upon redemption of the Preferred Stock, but, in lieu thereof, the Company will pay an amount in cash based on the current market price of the Common Stock on the day prior to the redemption date.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of the Company's stock hereafter issued that ranks junior as to the liquidation rights to the Preferred Stock, but the holders of the shares of the Preferred Stock will not be entitled to receive the liquidation preference on such shares until the liquidation preference of any other series or class of the Company's stock previously or hereafter issued that ranks senior as to liquidation rights to the Preferred Stock has been paid in full.

     Voting Rights. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Preferred Stock will have no voting rights.

     [If [two] quarterly dividends payable on the Preferred Stock or any other Parity Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Board will be increased by [three] and the holders of Preferred Stock will have the right to elect [three] additional directors to serve on the Board at an annual meeting of stockholders or special meeting held in place thereof, or at a properly called special meeting of the holders of the Preferred Stock and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such dividends in arrears and dividends for the current quarterly period on the Preferred
Stock have been paid or declared and set aside for payment. Notwithstanding the foregoing, the total number of directors elected by the holders of the Preferred Stock and the Representative will not exceed [three].]

     The approval of the holders of two-thirds of the outstanding shares of Preferred Stock will be required in order to amend the Articles of Incorporation or Bylaws to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Stock or to authorize, create, or increase the authorized amount of, any class of stock having rights prior or senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up or charge any provision of the Articles of Incorporation or Bylaws that relate to the Board of Directors or the election of directors or approve any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company. However, the Company may create additional classes of Parity or Junior Stock, increase the authorized number of shares of Parity or Junior Stock and issue additional series of Parity or Junior Stock without the consent of any holder of Preferred Stock.

     It is not possible to state the actual effect of any other authorization of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of any other series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to aqcuire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an 'anti-takeover' device without further action on the part of the stockholders of the Company, and may adversely affect the holders of the Common Stock.

     The Transfer Agent and Registrar for the Preferred Stock will be American Stock Transfer and Trust.

WARRANTS AND CONVERTIBLE NOTES

     See 'Underwriting' for a description of the Representative's Warrant.

     The Company has outstanding warrants (the 'IPO Warrants') which were issued in favor of The Boston Group, L.P. (the 'Boston Group') in connection with the Company's initial public offering and warrants with respect to its Common Stock which were issued on June 30, 1997 in connection with the issuance of the convertible notes.

     The Company agreed to sell to the Representative, for $50, IPO Warrants to purchase up to 100,000 shares of Common Stock at an exercise price per share equal to 120% of the actual public offering price per share ($12/share). The IPO Warrants are exercisable for a period of four years beginning November 1997. The IPO Warrants may not be sold, transferred, assigned or hypothecated except to the officers or partners of the Boston Group or, beginning November 1997, to the employees of the Representative. The IPO Warrants include a net exercise provision permitting the holder, upon consent of the Company, to pay the exercise price by cancellation of a number of share with a fair market value equal to the exercise price of the IPO Warrants. As of the date hereof, none of the IPO Warrants have been exercised.

     The IPO Warrants provide certain rights with respect to the registration under the Securities Act of up to 100,000 shares of Common Stock issuable upon exercise thereof. The holders of the shares issuable upon exercise of the IPO Warrants may require the Company to file a registration statement under the Securities Act with respect to such shares for a period of four years beginning November 1997. In addition, if the Company registers any of its Common Stock for its own account during the four year period beginning November 1997, the holders of the shares issuable upon exercise of the IPO Warrants are entitled to include their shares of Common Stock in the registration.

     In June 1997, the Company issued $2,000,000 in aggregate principal amount of its 18% Senior Secured Promissory Notes (the '18% Notes') and Common Stock Purchase Warrants, dated June 30, 1997 (the 'June 1997 Warrants'). The 18% Notes are convertible into 800,000 shares of Common Stock upon the earlier to occur of
(i) an event of default on the 18% Notes and (ii) June 30, 1998, through the close of business on June 30, 2000, subject to prior redemption, into shares of Common Stock of the Company at a price equal to the outstanding principal amount of the Note being converted divided by the lesser of (x) $5.00 (or the price as adjusted by the terms of the Securities Purchase Agreement) and (y) 85% of the average of the five (5) lowest closing bid prices of the Company's Common Stock on the Nasdaq National Market, or such other exchange or market where the Common Stock is then traded during each of the sixty (60) Trading Days immediately preceding the date the
Note is converted or the applicable date or repayment (subject to adjustment under certain circumstances). As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $2,000,000, which may be converted into 762,086 shares of Common Stock.

     Pursuant to a Registration Rights Agreement dated as of June 30, 1997 (the 'Registration Rights Agreement') between the Company and the initial purchasers named therein entered into in connection with the Note and the Warrant Placement, the Company has filed with the Commission under the Securities Act a Registration Statement with respect to the resale of the underlying shares from time to time and has agreed to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all registrable securities covered by such registration statement until the earlier to occur of (i) with respect to the first Registration Statement, six
(6) years after the date of this Agreement, (ii) with respect to any subsequent Registration Statement, two (2) years after the issuance of the additional shares covered thereby and (iii) in each case, such time as all of the securities which are the subject of such registration statement cease to be registrable securities (such period, in each case, the 'Registration Maintenance Period') subject, however, to the right of the Company to suspend effectiveness of the registration statement for not more than 30 consecutive days or an aggregate of 90 days during such Registration Maintenance Period, provided the reference to 30 consecutive days shall be 60 consecutive days in the event the Company has publicly announced a transaction and, in connection therewith, the Company's independent certified public accountants have delivered a certificate to the Holders stating that it is not practicable to prepare and file with the Commission all necessary information associated with such transaction to cause the registration statement to be reinstated during such 30 day period.

     As of the date of this Prospectus, none of the 18% Notes have been converted and none of the June 1997 Warrants have been exercised.

     The June 1997 Warrants entitle the holders of such Warrants, upon exercise of a Warrant, to purchase from the Company 200,000 shares of its Common Stock (the 'Warrant Shares') at $4.225 per share. The exercise price per share may be adjusted over time due to certain adjustments that are to be made to the number of shares constituting a Warrant Share in the event of Common Stock dividends, stock splits, dilutive issuances of additional Common Stock, consolidation of outstanding Common Stock shares, issuance of additional warrants or other rights, or issuance of securities convertible into Common Stock of the Company. The Company is obligated to register the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of a Registration Rights Agreement between the Company and the Warrant Holders (the 'Registration Rights Agreement'). Under the terms of such Registration Rights Agreement, the Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock issuable under the Warrants.

     In addition, in connection with the 1997-B and 1997-C securitizations, $5.8 million in Class B Notes are exchangeable (at a rate of 117.5% of the principal amount of Class B Notes exchanged) for the Company's 17% Convertible Notes, solely upon the occurrence of a delinquency ratio trigger relating to the securitized pools.

                                  UNDERWRITING

     The Underwriters named below, represented by Tejas Securities Group, Inc. (the 'Representative'), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Preferred Stock indicated below opposite their respective names at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                  NUMBER OF
                UNDERWRITERS                                       SHARES
---------------------------------------------------------------   ---------
Tejas Securities Group, Inc...................................

                                                                  ---------
    Total.....................................................
                                                                  ---------
                                                                  ---------

     The Representative was organized in Texas within the last three years and its principal business function is to underwrite and sell securities. The Representative has been recently formed and has underwritten only a limited number of public offerings. After interviewing various underwriters, the Company has advised the Representative that it chose the Representative based upon various factors, including the Company's belief that the Representative has an understanding of the Company and its business.

     The Company has been advised by the Representative that the Underwriters propose to offer shares to the public at the initial offering price set forth on the cover page of this Prospectus, and to certain securities dealers at such
price less a concession of not more than $     per share. The Underwriters may
allow, and such dealers may reallow, a discount not in excess of $    per share
of Preferred Stock to certain other brokers and dealers. After the initial public offering, the public offering price and concessions and discounts may be changed by the Underwriters. No reduction in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted the Underwriters an option, exercisable within forty-five days after the date of this Prospectus, to purchase up to an aggregate of an additional 15% of the aggregate number of Preferred Shares offered in connection with the Offering, to cover over-allotments, at the same price per share of Preferred Stock being paid by the Underwriters for the other shares of Preferred Stock offered hereby.

     The Representative has informed the Company that it does not expect any sales of the shares of Preferred Stock offered hereby to be made by the Underwriters to any accounts over which they exercise discretionary authority.

     The Company has agreed to pay the Representative a non-accountable expense allowance of 2% of the amount of the Offering. To date, the Company has not paid any of the non-accountable expense allowance to the Representative. The Representative's expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the Representative. To the extent that the expenses of the Representative are less that the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representative.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities under the Securities Act or will contribute payments the Underwriters may be required to make in respect thereof, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Underwriters have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids and syndicate covering transactions, which may have the effect of stabilizing or maintaining the market price of any class of the Preferred Stock at levels above those that might otherwise prevail in the open market. A 'stabilizing bid' is a bid for or the purchase of any Preferred Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of such shares. A 'syndicate covering transaction' is the bid for or the purchase of Preferred Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering.

     Stabilizing bids and syndicate covering transactions may have the effect of causing the price of the Preferred Stock of any class to be higher than it might be in the absence thereof. Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any such effect on the prices for the Preferred Stock. Neither the Company nor Underwriters makes any representation that the Underwriters will engage in any such transactions or that, once commenced, any such transactions will not be discontinued without notice.

     The Company has agreed to sell to the Representative, for $100, a Representative's Warrant to purchase up to 300,000 shares of Common Stock at an exercise price per share equal to 105% of the average closing bid price per share for the five days prior to the Offering being effective. The Representative's Warrant are exercisable for a period of four years commencing one year after the date of this Prospectus. The Representative's Warrant is not transferable except to the officers or partners of the Representative or, beginning one year after completion of the Offering, to the employees of the Representative. The Representative's Warrant includes a net exercise provision permitting the holder, upon consent of the Company, to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of the Representative's Warrant.

     The Representative shall have the right to designate a member of the Company's board of directors until the next annual meeting at which time management will cause such designee to be nominated for election to the board of directors and such nomination shall be supported by management. Such designee shall continue to be nominated and supported by management until such time as the Representative's Warrant either expires or is exercised in full by the Representative. Alternatively, the Representative may desginate an observer to attend meetings of the Board of Directors.

     The Representative's Warrants provide certain rights with respect to the registration under the Securities Act of up to 300,000 shares of Common Stock issuable upon exercise thereof. The holders of the shares issuable upon exercise of the Representative's Warrant may require the Company to file a registration statement under the Securities Act with respect to such shares. In addition, if the Company registers any of its Common Stock for its own account, the holders of the shares issuable upon exercise of the Representative's Warrant are entitled to include their shares of Common Stock in the registration.

     The Preferred Stock will be traded on AMEX under the symbol 'ABNDP.'

     The Common Stock of the Company is traded on Nasdaq National Market under the symbol 'ABND.'

                                 LEGAL MATTERS

     Certain legal matters with respect to the securities offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas and for the Underwriters by Wolin, Ridley & Miller LLP, Dallas, Texas.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1996, and the consolidated statements of operations, changes in shareholders' equity, and cash flows, for the period from August 1, 1994 (inception) through December 31, 1994 and for the years ended December 31, 1995 and 1996, included in this prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     In September 1995, in anticipation of the commencement of the Company's securitization program and its status as a public company, the Company's Board of Directors appointed Coopers & Lybrand L.L.P. as the Company's independent certified public accountants. Prior thereto, Mann Frankfort Stein & Lipp (Houston, Texas) ('Mann Frankfort') served as the Company's independent accountants.

     During the Company's fiscal years ended December 31, 1994 and 1995, and the subsequent interim period from January 1, 1996 through the date hereof, there have been no disagreements with Mann Frankfort on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to its satisfaction, would have caused Mann Frankfort to make reference thereto in its report on the financial statements for the period from September 1, 1994 to March 31, 1995. The report of Mann Frankfort on the Company's financial statements for such audit period did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that Mann Frankfort was unable to obtain an independent accountant's report on the internal control procedures of LSE and was unable to apply other auditing procedures regarding certain finance receivables. Accordingly, Mann Frankfort was unable at such time to express an opinion on the Company's financial statements. Following receipt of such information from LSE, Mann Frankfort was subsequently able to issue an unqualified report as of October 6, 1995. Coopers & Lybrand L.L.P. has since conducted an audit of the Company's financial condition and operations for the period covered by the Mann Frankfort audit. From time to time, Mann Frankfort continues to perform various accounting services on behalf of the Company.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Consolidated Balance Sheets, December 31, 1996 and September 30, 1997 (unaudited)..........................    F-2
Consolidated Statements of Operations for the Three and Nine Month Periods ended September 30, 1996
  (unaudited) and September 30, 1997 (unaudited)...........................................................    F-3
Consolidated Statements of Shareholders Equity for the Nine Months ended September 30,
  1997 (unaudited).........................................................................................    F-4
Consolidated Statements of Cash Flows for the Nine Month Periods ended September 30, 1996 (unaudited)
  and September 30, 1997 (unaudited).......................................................................    F-5
Notes to Consolidated Financial Statements (unaudited).....................................................    F-6
Report of Independent Accountants..........................................................................   F-10
Consolidated Balance Sheets, December 31, 1995 and 1996....................................................   F-11
Consolidated Statements of Operations for the Period From August 1, 1994 (Inception) to December 31, 1994,
  and the Years Ended December 31, 1995 and 1996...........................................................   F-12
Consolidated Statements of Shareholders' Equity for the Period From August 1, 1994 (Inception) to December
  31, 1994, and the Years Ended December 31, 1995 and 1996.................................................   F-13
Consolidated Statements of Cash Flows for the Period From August 1, 1994 (Inception) to December 31, 1994,
  and the Years Ended December 31, 1995 and 1996...........................................................   F-14
Notes to Consolidated Financial Statements.................................................................   F-15

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,    SEPTEMBER 30,
                                                                                          1996            1997
                                                                                      ------------    -------------
                                                                                                      (UNAUDITED)
                                      ASSETS
Cash and cash equivalents..........................................................   $  4,121,342     $   173,582
Restricted funds...................................................................      2,981,449       6,164,785
Finance contracts held for sale, net...............................................        228,429         999,538
Collateral acquired, net...........................................................        152,580         427,026
Class B certificates...............................................................     10,465,294       8,467,246
Interest-only strip receivable.....................................................      4,247,274       9,978,785
Debt issuance cost.................................................................        997,338         751,280
Trust receivable...................................................................      2,230,003       4,726,996
Due from affiliate.................................................................        168,847         132,213
Other assets.......................................................................        683,955       5,564,082
                                                                                      ------------    -------------
          Total assets.............................................................   $ 26,276,511     $37,385,533
                                                                                      ------------    -------------
                                                                                      ------------    -------------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Revolving credit facilities...................................................   $    --          $ 4,240,208
     Notes payable.................................................................     10,174,633      10,279,888
     Accounts payable and accrued liabilities......................................      1,474,586       3,071,275
     Bank overdraft................................................................        --              445,137
     Payable to affiliate..........................................................        265,998         190,852
     Deferred income taxes.........................................................      2,075,553       3,623,405
                                                                                      ------------    -------------
          Total liabilities........................................................     13,990,770      21,850,765
                                                                                      ------------    -------------
Commitments and contingencies
Shareholders' equity:
     Preferred stock, no par value; 5,000,000 shares authorized; no shares issued
     Common stock, no par value; 25,000,000 shares authorized, 6,531,311 shares
      issued and outstanding.......................................................          1,000           1,000
     Additional paid-in capital....................................................      8,617,466       8,704,466
     Deferred compensation.........................................................        (11,422)         (1,142)
     Loans to shareholders.........................................................       (235,071)         (7,006)
     Unrealized appreciation on interest-only strip receivable.....................        --            1,265,971
     Retained earnings.............................................................      3,913,768       5,571,479
                                                                                      ------------    -------------
          Total shareholders' equity...............................................     12,285,741      15,534,768
                                                                                      ------------    -------------
               Total liabilities and shareholders' equity..........................   $ 26,276,511     $37,385,533
                                                                                      ------------    -------------
                                                                                      ------------    -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                SEPTEMBER 30,                SEPTEMBER 30,
                                                           ------------------------    -------------------------
                                                              1996          1997          1996          1997
                                                           ----------    ----------    ----------    -----------
                                                                                (UNAUDITED)
Revenues:
     Interest income....................................   $  600,558    $1,313,670    $2,070,909    $ 3,107,402
     Gain on sale of finance contracts..................    3,679,081     4,840,621     9,423,067     13,532,765
     Servicing fee income...............................      197,597       225,389       474,805        659,791
     Other income (loss)................................       --            (9,461)       --           (530,249)
                                                           ----------    ----------    ----------    -----------
          Total revenues................................    4,477,236     6,370,219    11,968,781     16,769,709
                                                           ----------    ----------    ----------    -----------
Expenses:
     Provision for credit losses........................       49,750       125,000       113,234        125,000
     Interest expense...................................      669,815     1,102,195     1,807,335      2,930,592
     Salaries and benefits..............................    1,236,352     2,506,470     3,082,399      6,560,301
     General and administrative.........................      433,163     1,356,639     1,317,511      3,334,590
     Other operating expenses...........................      190,638       483,141       842,019      1,265,830
                                                           ----------    ----------    ----------    -----------
          Total expenses................................    2,579,718     5,573,445     7,162,498     14,216,313
                                                           ----------    ----------    ----------    -----------
Income before income taxes and extraordinary loss.......    1,897,518       796,774     4,806,283      2,553,396
Provision for income taxes..............................      614,136       284,960     1,634,136        895,685
                                                           ----------    ----------    ----------    -----------
Income before extraordinary loss........................    1,283,382       511,814     3,172,147      1,657,711
Extraordinary loss, net of tax benefits of $50,000......       --            --          (100,000)       --
                                                           ----------    ----------    ----------    -----------
          Net income....................................   $1,283,382    $  511,814    $3,072,147    $ 1,657,711
                                                           ----------    ----------    ----------    -----------
                                                           ----------    ----------    ----------    -----------
Income per common share:
     Income before extraordinary loss...................   $     0.23    $     0.08    $     0.56    $      0.25
     Extraordinary loss.................................       --            --             (0.02)       --
                                                           ----------    ----------    ----------    -----------
          Net income....................................   $     0.23    $     0.08    $     0.54    $      0.25
                                                           ----------    ----------    ----------    -----------
                                                           ----------    ----------    ----------    -----------
Weighted average shares outstanding.....................    5,701,086     6,537,129     5,701,086      6,537,129
                                                           ----------    ----------    ----------    -----------
                                                           ----------    ----------    ----------    -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                 NINE MONTHS ENDED
                                                                                                SEPTEMBER 30, 1997
                                                                                                -------------------
                                                                                                    (UNAUDITED)
Common stock:
     Balance, December 31, 1996..............................................................       $     1,000
                                                                                                -------------------
     Balance, September 30, 1997.............................................................             1,000
                                                                                                -------------------
Additional paid-in capital:
     Balance, December 31, 1996..............................................................         8,617,466
     Issuance of common stock warrants.......................................................            87,000
                                                                                                -------------------
     Balance, September 30, 1997.............................................................         8,704,466
                                                                                                -------------------
Deferred compensation:
     Balance, December 31, 1996..............................................................           (11,422)
     Amortization of deferred compensation...................................................            10,280
                                                                                                -------------------
     Balance, September 30, 1997.............................................................            (1,142)
                                                                                                -------------------
Loans to shareholders:
     Balance, December 31, 1996..............................................................          (235,071)
     Net payments received...................................................................           228,065
                                                                                                -------------------
     Balance, September 30, 1997.............................................................            (7,006)
                                                                                                -------------------
Unrealized appreciation on interest-only strip receivable:
     Balance, December 31, 1996..............................................................         --
     Increase in unrealized appreciation on interest-only strip receivable...................         1,265,971
                                                                                                -------------------
     Balance, September 30, 1997.............................................................         1,265,971
                                                                                                -------------------
Retained earnings:
     Balance, December 31, 1996..............................................................         3,913,768
     Net income..............................................................................         1,657,711
                                                                                                -------------------
     Balance, September 30, 1997.............................................................         5,571,479
                                                                                                -------------------
          Total shareholders' equity.........................................................       $15,534,768
                                                                                                -------------------
                                                                                                -------------------

   The accompanying notes are an integral part of the consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                     ----------------------------
                                                                                         1996            1997
                                                                                     ------------    ------------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
     Net income...................................................................   $  3,072,146    $  1,657,711
     Adjustments to reconcile net income to net cash used in operating activities:
          Amortization of finance contract acquisition discount and insurance.....     (1,161,132)        (11,472)
          Amortization of deferred compensation...................................         38,552          10,280
          Amortization of debt issuance costs.....................................        242,071         634,033
          Depreciation and amortization...........................................        --              197,203
          Provision for credit losses.............................................        113,234         125,000
          Deferred income taxes...................................................      1,584,136         895,685
          Accretion of interest-only strip receivable.............................        894,795        (339,266)
          Unrealized loss on Class B certificates.................................        --               80,325
     Changes in operating assets and liabilities:
          Restricted funds........................................................        127,332      (3,183,336)
          Other assets............................................................     (1,218,255)     (5,077,330)
          Class B certificates....................................................     (5,503,658)      1,917,723
          Interest-only strip receivable..........................................     (1,500,502)     (3,474,107)
          Accounts payable and accrued liabilities................................       (358,159)      1,596,689
          Due to/due from affiliate...............................................       (389,144)        (38,512)
     Purchases of finance contracts...............................................    (57,729,995)    (99,211,259)
     Sales of finance contracts...................................................     59,014,035      96,719,843
     Repayments of finance contracts..............................................        603,595       1,199,737
                                                                                     ------------    ------------
               Net cash used in operating activities..............................     (2,170,949)     (6,301,053)
                                                                                     ------------    ------------
Cash flows from investing activities:
     Advances to AutoBond Receivables Trusts......................................     (2,223,918)     (2,496,993)
     Loan payments from (to) shareholders.........................................       (297,004)        228,065
     Disposal proceeds from collateral acquired...................................      1,095,470         132,596
                                                                                     ------------    ------------
               Net cash used in investing activities..............................     (1,425,452)     (2,136,332)
                                                                                     ------------    ------------
Cash flows from financing activities:
     Net borrowings (payments) under revolving credit facilities..................     (1,150,424)      4,240,208
     Debt issuance costs..........................................................       (675,887)       (387,975)
     Repayments of borrowings under repurchase agreement..........................     (1,061,392)        --
     Proceeds from notes payable..................................................      9,137,333       2,015,150
     Payments on notes payable....................................................     (3,840,234)     (1,909,895)
     Proceeds from subordinated debt borrowings...................................        300,000         --
     Increase in bank overdraft...................................................      1,129,949         445,137
     Issuance of common stock warrants............................................        --               87,000
                                                                                     ------------    ------------
               Net cash provided by financing activities..........................      3,839,345       4,489,625
                                                                                     ------------    ------------
Net increase (decrease) in cash and cash equivalents..............................        242,944      (3,947,760)
Cash and cash equivalents at beginning of period..................................         92,660       4,121,342
                                                                                     ------------    ------------
Cash and cash equivalents at end of period........................................   $    335,604    $    173,582
                                                                                     ------------    ------------
                                                                                     ------------    ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The consolidated financial statements of AutoBond Acceptance Corporation (the 'Company') included herein are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. Results for interim periods are not necessarily indicative of the results for a full year. For further information, refer to the audited financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 1996 (Number 000-21673).

     Certain data from the prior year has been reclassified to conform to 1997 presentation.

2. EARNINGS PER SHARE

     Earnings per share is calculated using the weighted average number of common shares and common share equivalents outstanding during the year. Fully diluted earnings per share are not presented because the relevant potentially dilutive securities are not significant. Effective May 30, 1996, the Board of Directors of the Company voted to effect a 767.8125-for-1 stock split. All share information and earnings per share calculations for the periods presented in the financial statements herein, and the notes hereto, have been retroactively restated for such stock split.

     The weighted average number of common and common equivalent shares outstanding for the purposes of computing net income per share were 6,537,129 for periods ended September 30, 1997.

3. FINANCE CONTRACTS HELD FOR SALE

     The following amounts are included in finance contracts held for sale as of:

                                                                            DECEMBER 31,    SEPTEMBER 30,
                                                                                1996            1997
                                                                            ------------    -------------
                                                                                             (UNAUDITED)
Unpaid principal balance.................................................     $266,450       $ 1,090,592
Prepaid insurance........................................................       18,733            42,437
Contract acquisition discounts...........................................      (31,554)          (88,465)
Allowance for credit losses..............................................      (25,200)          (45,026)
                                                                            ------------    -------------
                                                                              $228,429       $   999,538
                                                                            ------------    -------------
                                                                            ------------    -------------

4. INTEREST-ONLY STRIP RECEIVABLE

     The Company adopted Statement of Financial Accounting Standards No. 125 'Transfer and Servicing of Financial Assets and Extinguishment of Liabilities' (SFAS No. 125) as of January 1, 1997. SFAS No. 125 provides new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value.

     As a result of adopting SFAS No. 125, the excess servicing receivable previously shown on the consolidated balance sheet as of December 31, 1996 has been reclassified as interest-only strip receivable, and accounted for as an investment security classified similar to those classified as 'available

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

for sale' under Statement of Financial Accounting Standards No. 115, 'Accounting for Certain Investments in Debt and Equity Securities' (SFAS No. 115). Accordingly, any unrealized gain or loss in the fair value is included as a component of equity, net of the income tax effect. Any impairment deemed permanent is recorded as a charge against earnings.

     The fair value of interest-only strip receivable is calculated based upon the present value of the estimated future interest income after considering the effects or estimated prepayments, defaults and delinquencies. The discount rate utilized is based upon assumptions that market participants would use for similar financial instruments subject to prepayments, defaults, collateral value and interest rate risks.

     The changes in the interest-only strip receivable follow:

                                                                         NINE MONTHS
                                                                            ENDED
                                                                        SEPTEMBER 30,
                                                                            1997
                                                                        -------------
                                                                         (UNAUDITED)
Beginning balance....................................................    $ 4,247,274
Unrealized appreciation..............................................      1,918,138
Additions............................................................      3,942,033
Accretion............................................................        339,266
Impairment charge....................................................       (467,926)
                                                                        -------------
Ending balance.......................................................    $ 9,978,785
                                                                        -------------
                                                                        -------------

     The Company periodically reviews the fair value of the interest-only strip receivable. Changes in the fair value of securities available for sale are recognized as an adjustment to stockholders' equity. This adjustment amounted to a net unrealized gain of $1,265,971, net of related tax effect of $652,167, on the valuation of the interest-only strip receivable for the nine months ended September 30, 1997. Additionally, the Company recorded a charge against earnings for permanent impairment of the interest-only strip receivable, determined on a disaggregated basis, of $467,926 for the nine months ended September 30, 1997.

5. REVOLVING CREDIT FACILITIES

     At September 30, 1997, the Company had no outstanding balance on a $10.0 million revolving credit facility (the 'Sentry Facility') with Sentry Financial Corporation ('Sentry'), which expires on December 31, 2000. The proceeds from borrowings under the Sentry Facility are used to acquire finance contracts, to pay applicable credit default insurance premiums and to make deposits to a reserve account with Sentry. The Company pays a utilization fee of up to 0.21% per month on the average outstanding balance under the Sentry Facility. The Sentry Facility also requires the Company to pay up to 0.62% per quarter on the average unused balance. Interest is payable monthly and accrues at a per annum rate of prime plus 1.75% (10.25% at September 30, 1997).

     The Sentry Facility contains certain conditions and imposes certain requirements, including, among other things, minimum net worth and cash and cash equivalent balances in the reserve accounts. Under the Sentry Facility, the Company incurred interest expense of $358,174 for the nine months ended September 30, 1997.

     The Company and its wholly owned subsidiary, AutoBond Funding Corporation II, entered into a $50 million revolving warehouse facility (the 'Daiwa Facility') with Daiwa Finance Corporation ('Daiwa') effective as of February 1, 1997. Advances under the Daiwa Facility mature on the earlier of 120 days following the date of the advance or March 31, 1998. The proceeds from the borrowings under the Daiwa Facility are to be used to acquire finance contracts and to make deposits to a reserve account. The Daiwa Facility is collateralized by the finance contracts acquired with the outstanding advances. The Daiwa Facility does not require that the loans funded be covered by default deficiency

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

insurance. Interest is payable upon maturity of the advances and accrues at the lesser of (x) 30 day LIBOR plus 1.15% (6.81% at September 30, 1997) or (y) 11% per annum. The Company also pays a non-utilization fee of .25% per annum on the unused amount of the line of credit. Pursuant to the Daiwa Facility, the Company paid a $243,750 commitment fee. The debt issuance cost is being amortized as interest expense on a straight line basis through March 1998. The Daiwa Facility contains certain covenants and representations similar to those in the agreements governing the Company's existing securitizations including, among other things, delinquency and repossession triggers. At September 30, 1997, advances under the Daiwa Facility totaled $4,240,208. The Company incurred interest expense under the Daiwa Facility of approximately $816,396 during the nine months ended September 30, 1997.

     On June 30, 1997, the Daiwa Facility was amended to allow the Company, at its election, to transfer finance contracts into a qualified unconsolidated special purpose subsidiary, AutoBond Master Funding Corporation. In conjunction with these transfers, this special purpose subsidiary issues variable funding warehouse notes which are convertible into term notes at the option of the holder of such notes. Transfers of finance contracts to the special purpose entity have been recognized as sales under SFAS No. 125.

6. NOTES PAYABLE

     The following amounts are included in notes payable as of:

                                                                            DECEMBER 31,    SEPTEMBER 30,
                                                                                1996            1997
                                                                            ------------    -------------
                                                                                             (UNAUDITED)
Notes payable, collateralized by Class B certificates....................   $ 10,050,781     $ 8,159,296
Convertible notes payable................................................        --            2,000,000
Other notes payable......................................................        123,852         120,592
                                                                            ------------    -------------
                                                                            $ 10,174,633     $10,279,888
                                                                            ------------    -------------
                                                                            ------------    -------------

     Pursuant to the an agreement (the 'Securities Purchase Agreement') entered into on June 30, 1997, the Company issued by private placement $2,000,000 in aggregate principal amount of senior secured convertible notes ('Convertible Notes'). Interest is payable quarterly at a rate of 18% per annum until maturity on June 30, 2000. If the Company pays down the Convertible Notes in full prior to June 30, 1998, the holders will have no conversion rights. The Convertible Notes, collateralized by the interest-only strip receivables from the Company's first four securitizations, are convertible into shares of common stock of the Company upon the earlier to occur of (i) an event of default on the Convertible Notes and (ii) June 30, 1998, through the close of business on June 30, 2000, subject to prior redemption. The conversion price is equal to the outstanding principal amount of the Convertible Note being converted divided by the lesser of (x) $5.00 (as adjusted by the terms of the Securities Purchase Agreement) and
(y) 85% of the average of the five lowest closing bid prices of the Company's common stock on the Nasdaq Stock Market, or such other exchange or market where the common stock is then traded during the 60 trading days immediately preceding the date the Convertible Note is converted or the applicable date of repayment (subject to adjustment under certain circumstances specified in the Securities Purchase Agreement). The Company also paid certain debt issuance costs to the purchaser totaling $25,000, which is being amortized as interest expense on a straight line basis through June 30, 2000.

     Also pursuant to the Securities Purchase Agreement, the Company issued warrants which upon exercise allow the holders to purchase up to 200,000 shares of common stock at $4.225 per share. The warrants are exercisable to the extent the holders thereof purchase up to $10,000,000 of the Company's subordinated asset-backed securities before June 30, 1998. To date, the holders have purchased $2,900,000 of subordinated asset-backed securities.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES

     The Company is required to represent and warrant certain matters with respect to the finance contracts sold to the Trusts, which generally duplicate the substance of the representations and warranties made by the dealers in connection with the Company's purchase of the finance contracts. In the event of a breach by the Company of any representation or warranty, the Company is obligated to repurchase the finance contracts from the Trust at a price equal to the remaining principal plus accrued interest. The Company repurchased finance contracts totaling $619,520 from a Trust during the three months ended March 31, 1997. Of the total amount of these finance contracts, $190,320 were purchased from one dealer. Although the Company has requested that this dealer repurchase such contracts, the dealer has refused. The Company has commenced litigation against such dealer. See 'Legal Proceedings.'

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
AUTOBOND ACCEPTANCE CORPORATION

     We have audited the accompanying consolidated balance sheets of AutoBond Acceptance Corporation and Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the period from August 1, 1994 (Inception) through December 31, 1994 and for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AutoBond Acceptance Corporation and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the period from August 1, 1994 (Inception) through December 31, 1994 and for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Austin, Texas
March 26, 1997

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                      --------------------------
                                                                                         1995           1996
                                                                                      -----------    -----------
                                      ASSETS
Cash and cash equivalents..........................................................   $    92,660    $ 4,121,342
Restricted cash....................................................................       360,266        318,515
Cash held in escrow................................................................     1,322,571      2,662,934
Finance contracts held for sale, net...............................................     3,354,821        228,429
Repossessed assets held for sale, net..............................................       673,746        152,580
Class B Certificates...............................................................     2,834,502     10,465,294
Excess servicing receivable........................................................       846,526      4,247,274
Debt issuance cost.................................................................       700,000        997,338
Trust receivable...................................................................       525,220      2,230,003
Due from affiliate.................................................................                      168,847
Prepaid expenses and other assets..................................................       354,208        383,573
Software development costs.........................................................                      300,382
                                                                                      -----------    -----------
          Total assets.............................................................   $11,064,520    $26,276,511
                                                                                      -----------    -----------
                                                                                      -----------    -----------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Revolving credit agreements...................................................   $ 1,150,421
     Notes payable.................................................................     2,674,597    $10,174,633
     Repurchase agreement..........................................................     1,061,392
     Accounts payable and accrued liabilities......................................     1,836,082      1,474,586
     Bank overdraft................................................................       861,063
     Payable to affiliate..........................................................       255,597        265,998
     Deferred income taxes.........................................................       199,000      2,075,553
                                                                                      -----------    -----------
          Total liabilities........................................................     8,038,152     13,990,770
                                                                                      -----------    -----------

Commitments and contingencies
Shareholders' equity:
     Preferred stock, no par value; 5,000,000 shares authorized; no shares issued
      Common stock, no par value; 25,000,000 shares authorized; 5,118,753 and
      6,512,500 shares issued and outstanding......................................         1,000          1,000
     Additional paid-in capital....................................................     2,912,603      8,617,466
     Deferred compensation.........................................................       (62,758)       (11,422)
     Loans to shareholders.........................................................      (153,359)      (235,071)
     Retained earnings.............................................................       328,882      3,913,768
                                                                                      -----------    -----------
          Total shareholders' equity...............................................     3,026,368     12,285,741
                                                                                      -----------    -----------
          Total liabilities and shareholders' equity...............................   $11,064,520    $26,276,511
                                                                                      -----------    -----------
                                                                                      -----------    -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     PERIOD FROM
                                                                   AUGUST 1, 1994              YEAR ENDED
                                                                     (INCEPTION)              DECEMBER 31,
                                                                       THROUGH         --------------------------
                                                                  DECEMBER 31, 1994       1995           1996
                                                                  -----------------    -----------    -----------
Revenues:
     Interest income...........................................      $    38,197       $ 2,880,961    $ 2,519,612
     Interest expense..........................................          (19,196)       (2,099,867)    (2,382,818)
                                                                  -----------------    -----------    -----------
          Net interest income..................................           19,001           781,094        136,794
     Gain on sale of finance contracts.........................                          4,085,952     12,820,700
     Servicing fee income......................................                                           657,950
     Unrealized gain on Class B Certificates...................                                           388,278
                                                                  -----------------    -----------    -----------
          Total revenues.......................................           19,001         4,867,046     14,003,722
                                                                  -----------------    -----------    -----------
Expenses:
     Provision for credit losses...............................           45,000            48,702        412,387
     Salaries and benefits.....................................          225,351         1,320,100      4,529,006
     General and administrative................................          244,974         1,462,740      2,331,246
     Other operating expenses..................................           48,281           963,017      1,119,644
                                                                  -----------------    -----------    -----------
          Total expenses.......................................          563,606         3,794,559      8,392,283
                                                                  -----------------    -----------    -----------
Income (loss) before income taxes and extraordinary item.......         (544,605)        1,072,487      5,611,439
Provision for income taxes.....................................                            199,000      1,926,553
                                                                  -----------------    -----------    -----------
Income (loss) before extraordinary item........................         (544,605)          873,487      3,684,886
Extraordinary loss, net of tax benefit of $50,000..............                                          (100,000)
                                                                  -----------------    -----------    -----------
          Net income (loss)....................................      $  (544,605)      $   873,487    $ 3,584,886
                                                                  -----------------    -----------    -----------
                                                                  -----------------    -----------    -----------
Income (loss) per common share:
     Income (loss) before extraordinary item...................      $     (0.11)      $      0.17    $      0.64
     Extraordinary loss........................................                                             (0.02)
                                                                  -----------------    -----------    -----------
          Net income (loss)....................................      $     (0.11)      $      0.17    $      0.62
                                                                  -----------------    -----------    -----------
                                                                  -----------------    -----------    -----------
Weighted average shares outstanding............................        5,118,753         5,190,159      5,811,377
                                                                  -----------------    -----------    -----------
                                                                  -----------------    -----------    -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                   COMMON STOCK      ADDITIONAL
                                ------------------    PAID-IN       DEFERRED
                                 SHARES     AMOUNT    CAPITAL     COMPENSATION
                                ---------   ------   ----------   ------------

Capital contributions at
  inception...................  5,118,753   $1,000   $  451,000
Loans to shareholders.........
Net loss......................
                                ---------   ------   ----------   ------------
Balance, December 31, 1994....  5,118,753   1,000       451,000
Capital contributions.........                        2,323,103
Loans to shareholders.........
Deferred compensation pursuant
  to employee contract........                          138,500    $ (138,500)
Amortization of deferred
  compensation................                                         75,742
Net income....................
                                ---------   ------   ----------   ------------
Balance, December 31, 1995....  5,118,753   1,000     2,912,603       (62,758)
Stock issued pursuant to
  employee contract...........    568,747
Loans to shareholders.........
Amortization of deferred
  compensation................                                         51,336
Issuance of common stock in
  public offering.............    825,000             5,704,863
Net income....................
                                ---------   ------   ----------   ------------
Balance, December 31, 1996....  6,512,500   $1,000   $8,617,466    $  (11,422)
                                ---------   ------   ----------   ------------
                                ---------   ------   ----------   ------------


                                LOANS TO     RETAINED
                              SHAREHOLDERS   EARNINGS       TOTAL
                              ------------  ----------   -----------
Capital contributions at
  inception...................                           $   452,000
Loans to shareholders.........$   (16,000)                   (16,000)
Net loss......................              $ (544,605)     (544,605)
                              ------------  ----------   -----------
Balance, December 31, 1994....    (16,000)    (544,605)     (108,605)
Capital contributions.........                             2,323,103
Loans to shareholders.........   (137,359)                  (137,359)
Deferred compensation pursuant
  to employee contract........
Amortization of deferred
  compensation................                                75,742
Net income....................                 873,487       873,487
                              ------------  ----------   -----------
Balance, December 31, 1995....   (153,359)     328,882     3,026,368
Stock issued pursuant to
  employee contract...........
Loans to shareholders.........    (81,712)                   (81,712)
Amortization of deferred
  compensation................                                51,336
Issuance of common stock in
  public offering.............                             5,704,863
Net income....................               3,584,886     3,584,886
                              ------------  ----------   -----------
Balance, December 31, 1996....$  (235,071)  $3,913,768   $12,285,741
                              ------------  ----------   -----------
                              ------------  ----------   -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     PERIOD FROM
                                                                    AUGUST 1, 1994
                                                                     (INCEPTION)               YEAR ENDED
                                                                       THROUGH                DECEMBER 31,
                                                                     DECEMBER 31,     ----------------------------
                                                                         1994             1995            1996
                                                                    --------------    ------------    ------------
Cash flows from operating activities:
     Net income (loss)...........................................    $   (544,605)    $    873,487    $  3,584,886
     Adjustments to reconcile net income to net cash used in
       operating activities:
          Amortization of finance contract acquisition discount
            and insurance........................................          (4,513)        (795,579)       (358,949)
          Amortization of deferred compensation..................                           75,742          51,336
          Amortization of debt issuance costs....................                                          497,496
          Provision for credit losses............................          45,000           48,702         412,387
          Deferred income taxes..................................                          199,000       1,876,553
          Accretion of excess servicing receivable...............                                         (154,029)
          Unrealized gain on Class B Certificates................                                         (388,278)
          Changes in operating assets and liabilities:
               Restricted cash...................................        (138,176)        (222,090)         41,751
               Cash held in escrow...............................                       (1,322,571)     (1,340,363)
               Prepaid expenses and other assets.................                         (354,208)       (329,747)
               Class B Certificates..............................                       (2,834,502)     (7,242,514)
               Excess servicing receivable.......................                         (846,526)     (3,246,719)
               Accounts payable and accrued liabilities..........          25,636        1,110,446        (361,496)
               Due to/due from affiliate.........................         504,534         (248,937)       (158,446)
     Purchases of finance contracts..............................      (2,453,604)     (31,200,131)    (83,672,335)
     Sales of finance contracts..................................                       27,399,543      85,014,394
     Repayments of finance contracts.............................          51,638        2,660,018       1,605,461
                                                                    --------------    ------------    ------------
                    Net cash used in operating activities........      (2,514,090)      (5,457,606)     (4,168,612)
                                                                    --------------    ------------    ------------
Cash flows from investing activities:
     Advances to AutoBond Receivables Trusts.....................                         (525,220)     (1,704,783)
     Loans to shareholders.......................................         (16,000)        (137,359)        (81,712)
     Disposal proceeds from repossessions........................                          220,359         646,600
                                                                    --------------    ------------    ------------
                    Net cash used in investing activities........         (16,000)        (442,220)     (1,139,895)
                                                                    --------------    ------------    ------------
Cash flows from financing activities:
     Net borrowings (repayments) under revolving credit
       agreements................................................       2,054,776         (904,355)     (1,150,421)
     Debt issuance costs.........................................                                         (794,834)
     Proceeds (repayments) from borrowings under repurchase
       agreement.................................................                        1,061,392      (1,061,392)
     Proceeds from notes payable.................................                        2,674,597      12,575,248
     Payments on notes payable...................................                                       (5,075,212)
     Shareholder contributions...................................         452,000        2,323,103
     Increase (decrease) in bank overdraft.......................          23,314          837,749        (861,063)
     Proceeds from public offering of common stock, net..........                                        5,704,863
                                                                    --------------    ------------    ------------
                    Net cash provided by financing activities....       2,530,090        5,992,486       9,337,189
                                                                    --------------    ------------    ------------
Net increase in cash and cash equivalents........................               0           92,660       4,028,682
Cash and cash equivalents at beginning of period.................               0                0          92,660
                                                                    --------------    ------------    ------------
Cash and cash equivalents at end of period.......................    $          0     $     92,660    $  4,121,342
                                                                    --------------    ------------    ------------
                                                                    --------------    ------------    ------------
Non-cash investing and financing activities:
     Accrual of debt issuance cost...............................    $                $    700,000    $
                                                                    --------------    ------------    ------------
                                                                    --------------    ------------    ------------
     Repossession of automobiles.................................    $                $    849,756    $    291,086
                                                                    --------------    ------------    ------------
                                                                    --------------    ------------    ------------
     Deferred compensation.......................................    $                $    138,500    $
                                                                    --------------    ------------    ------------
                                                                    --------------    ------------    ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     AutoBond Acceptance Corporation ('AAC') was incorporated in June 1993 and commenced operations August 1, 1994. AAC and its wholly-owned subsidiaries, AutoBond Funding Corp I ('ABF I'), AutoBond Funding Corp II ('ABF II'), and AutoBond Funding Corp III ('ABF III') (collectively, the 'Company'), engage primarily in the business of acquiring, securitizing and servicing automobile installment sale contracts originated by franchised automobile dealers (the 'Contracts'). The Company specializes in Contracts to consumers who generally have limited access to traditional financing, such as that provided by commercial banks or captive finance companies of automobile manufacturers. The Company purchases Contracts directly from automobile dealers or from other originators, with the intent to resell them to institution investors in securitization structures.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of AAC and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform with the current year's presentation.

PERVASIVENESS OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

RESTRICTED CASH

     In accordance with the Company's revolving credit facilities, the Company is required to maintain a cash reserve with its lenders of 1% to 6% of the proceeds received from the lender for the origination of the Finance Contracts. Access to these funds is restricted by the lender; however, such funds may be released in part upon the occurrence of certain events including payoffs of Finance Contracts.

CASH HELD IN ESCROW

     Upon closing of a securitization transaction, certain funds due to the various parties, including the Company and its warehouse lenders, frequently remain in escrow pending disbursement by the Trustee one to eleven days subsequent to closing.

TRUST RECEIVABLE

     At the time a securitization closes, the Company is required to establish a cash reserve within the trust for future credit losses. Additionally, depending on each securitization structure, a portion of the Company's future servicing cash flow is required to be deposited as additional reserves for credit losses. The December 1995, March 1996, June 1996, September 1996 and December 1996 securitization transactions resulted in initial cash reserves of approximately $525,000, $331,000, $357,000, $446,000,

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and $500,000, respectively, which approximates 2% of the Finance Contracts sold to the respective trusts. The trust reserves are increased monthly from excess cash flows until such time as they attain a level of 6% of the outstanding principal balance.

FINANCE CONTRACTS HELD FOR SALE

     Finance Contracts held for sale are stated at the lower of aggregated amortized cost, or market value. Market value is determined based on the estimated value of the Finance Contracts if securitized and sold.

     The Company generally acquires Finance Contracts at a discount, and has purchased loss default and vender single interest physical damage insurance on the Finance Contracts. The purchase discount and insurance are amortized as an adjustment to the related Finance Contract's yield and operating expense, respectively, utilizing the same basis as that used to record income on the Finance Contracts, over the contractual life of the related loans. At the time of sale, any remaining unamortized amounts are netted against the Finance Contract's principal amounts outstanding to determine the resultant gain or loss on sale.

     Allowance for credit losses on the Finance Contracts is based on the Company's historical default rate, the liquidation value of the underlying collateral in the existing portfolio, estimates of repossession costs and probable recoveries from insurance proceeds. The allowance is increased by provisions for estimated future credit losses which are charged against income. The allowance account is reduced for direct charge-offs using the specific identification method, and for estimated losses upon repossession of automobiles which is netted against the related Finance Contracts and transferred to Repossessed assets held for sale.

IMPAIRMENT OF LONG-LIVED ASSETS

     In the event that facts and circumstances indicate that the cost of long-lived assets other than financial instruments, excess servicing receivables and deferred tax assets may be impaired, an evaluation of recoverability would be performed. If an evaluation of impairment is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. No such write-downs were recorded in 1995 or 1996.

REPOSSESSED ASSETS HELD FOR SALE

     Automobiles repossessed and held for sale are initially recorded at the recorded investment in the Finance Contracts on the date of repossession less an allowance. This value approximates the expected cash proceeds from the sale of the assets and applicable insurance payments, net of all disposition costs. Due to the relatively short time period between acquisition and disposal of the assets, discounting of the expected net cash proceeds to determine fair value is not utilized.

     Subsequent impairment reviews are performed quarterly on a disaggregated basis. A valuation allowance is established if the carrying amount is greater than the fair value of the assets. Subsequent increases and decreases in fair value result in adjustment of the valuation allowance which is recorded in earnings during the period of adjustment. Adjustments for subsequent increases in fair value are limited to the existing valuation allowance amount, if any. During each of the periods presented, no valuation allowance was established. An adjustment of approximately $300,000 was made in the fourth quarter of 1996 to adjust for the differences between actual proceeds from sale to the carrying amounts recorded for repossessed assets, some portion of which may relate to prior quarters.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CLASS B CERTIFICATES

     Pursuant to the securitization transactions, the related Trusts have issued Class B Certificates to the Company which are subordinate to the Class A Certificates and senior to the excess servicing receivable with respect to cash distributions from the Trust. The Company accounts for the Class B Certificates as trading securities in accordance with Statement of Financial Accounting Standards ('SFAS') No. 115, 'Accounting for Certain Investments in Debt and Equity Securities.' SFAS No. 115 requires fair value accounting for these certificates with the resultant unrealized gain or loss recorded in the statements of operations in the period of the change in fair value. The company determines fair value on a disaggregated basis utilizing quotes from outside dealers who utilize discounted cash flow analyses similar to that described below for determining market value of the excess servicing receivable, as well as other unique characteristics such as the remaining principal balance in relation to estimated future cash flows and the expected remaining terms of the certificates. Estimated transaction costs associated with a sale of the Class B Certificates are not deducted from the fair value determination. During 1996, an unrealized gain of $388,278 was recognized on the Class B Certificates. During 1996, the Company's Class B Certificate from their 1995 securitization was upgraded by Fitch Investors Service from BB to BB+. The Class B Certificates accrue interest at 15%.

EXCESS SERVICING RECEIVABLE

     Excess servicing receivable includes the estimated present value of future net cash flows from securitized receivables over the amounts due to the Class A and Class B Certificate holders in the securitization and certain expenses paid by the entity established in connection with the securitization transaction. The Finance Contracts sold in conjunction with the securitization transactions are treated as sale transactions in accordance with SFAS No. 77, 'Reporting by Transferors for Transfers of Receivables with Recourse.' Gain or loss is recognized on the date the Company surrenders its control of the future economic benefits relating to the receivables and the investor has placed its cash in the securitization trust. Accordingly, all outstanding debt related to the Finance Contracts sold to the securitization trust is deemed to be simultaneously extinguished. The Company sells 100% of the Finance Contracts and retains a participation in the future cash flows released by the securitization Trustee. The Company also retains the servicing rights, and contracts with third parties to perform certain aspects of the servicing function.

     The discount rate utilized to determine the excess servicing receivable is based on assumptions that market participants would use for similar financial instruments subject to prepayment, default, collateral value and interest rate risks. The future net cash flows are estimated based on many factors including contractual principal and interest to be received, as adjusted for expected prepayments, defaults, collateral sales proceeds, insurance proceeds, payments to investors on the pass-through securities, servicing fees and other costs associated with the securitization transaction and related loans. The gain from securitization transactions include the excess servicing receivable and Class B Certificates plus the difference between net proceeds received on the transaction date and the net carrying value of Finance Contracts held for sale.

     The carrying value of the excess servicing receivable is amortized in proportion to and over the period of estimated net future excess servicing fee income, for which the amortization is recorded as a charge against servicing fee income. The excess servicing receivable is reviewed to determine if the present value of the estimated remaining future excess servicing fee income is less than the carrying amount using the discount factor applied in the original determination of the excess servicing receivable. The Company does not increase the carrying value of the excess servicing receivable for favorable variances from original estimates, but to the extent that actual results exceed the Company's prepayment or loss estimates, any required decrease adjustment is reflected as a write down of the receivable and a related charge against current period earnings. Write downs of excess servicing receivables due to modification of future estimates as a result of the impairment review are determined

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

on a disaggregated basis consistent with the risk characteristics of the underlying loans consisting principally of origination date and originating dealership. There were no adjustments for impairment to the carrying value of the excess servicing receivable during 1995 or 1996.

     The receipt of the servicing fee income related to the excess servicing asset is subordinate to the Class A and Class B Certificates. As a result, the Company recognizes income for the accretion of the discount associated with the present value effect on the carrying value of the excess servicing asset. Such accretion amounted to approximately $154,000 in 1996.

     The value of the excess servicing reflects management's estimate of the net future servicing income on the finance contracts held in each securitization trust. Such estimate is affected by assumptions such as repossession rates, uninsured loss amounts, delinquencies, prepayment rates and timing of cash receipts. If actual results are significantly different than those assumptions presumed by management in such a manner as to reduce the amount of excess spread cash flows available than originally estimated, the excess servicing asset will be impaired. Given the valuation of the excess servicing asset is affected by a significant number of assumptions and that changes in such assumptions affect the amount of cash flows available to the Company, it is at least reasonably possible that decreases to the value of the excess servicing receivable will occur in the near term and that the decreases could materially affect the amounts reported in the income statement.

SOFTWARE DEVELOPMENT COSTS

     Software development costs recorded include external costs incurred to modify the related software from a state of technical feasibility to its operational form and will be amortized over 5 years, which is its estimated useful life. No amortization was recorded in 1996, as the software was not available for use during 1996.

DEBT ISSUANCE COSTS

     The costs related to the issuance of debt are capitalized and amortized in interest expense over the lives of the related debt.

     Debt issuance costs related to the issuance of notes payable collateralized by Class B Certificates, are amortized on a dissaggregated basis over the term of the related note using the interest method. Debt issuance costs related to warehouse credit facilities are amortized using the straight-line method.

INCOME TAXES

     The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the year in deferred tax assets and liabilities. The Company files a consolidated federal income tax return.

EXTRAORDINARY ITEM

     The extraordinary loss recorded in 1996 relates to a $150,000 prepayment fee on a $2,684,000 term loan that was repaid during 1996. The term loan carried a stated interest rate of 20% (see Note 6).

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

EARNINGS PER SHARE

     Earnings per share is calculated using the weighted average number of common shares and common share equivalents outstanding during the year. Common share equivalents of 71,406 and 19,489 were used in the calculation of earnings per share in 1995 and 1996, respectively. Fully diluted earnings per share are not presented because the relevant stock options and warrants are not significant. There were no common share equivalents in 1994. Effective May 30, 1996, the Board of Directors of the Company voted to effect a 767.8125-for-1 stock split. All share information and earnings per share calculations for the periods presented in the financial statements herein, and the notes hereto, have been retroactively restated for such stock split.

INTEREST INCOME

     Generally, interest income on Finance Contracts acquired prior to December 31, 1995 is determined on a monthly basis using the Rule of 78s method which approximates the simple interest method. Subsequent to December 31, 1995, the Company generally uses the simple interest method to determine interest income on Finance Contracts acquired. The Company discontinues accrual of interest on loans past due for more than 90 days. The Company accrues interest income on the Class B Certificates monthly at 15% using the interest method.

CONCENTRATION OF CREDIT RISK

     The Company generally acquires Finance Contracts from a network of automobile dealers located in thirty-six states, including among others Texas, Arizona, Oklahoma, New Mexico, Connecticut, Georgia and Utah. For the years ended December 31, 1995 and 1996, the Company had a significant concentration of Finance Contracts with borrowers in Texas, which approximated 91% and 63.7% of total Finance Contracts, respectively. For the years ended December 31, 1995 and 1996, one dealer accounted for 8.8% and 8.9%, respectively, of the Finance Contracts purchased by the Company. No other dealer accounted for more than 10% of the Finance Contracts purchased.

2. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, 'Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.' SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement is effective for transfers of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, 'Earnings Per Share.' SFAS No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share. The Company believes the implementation of SFAS No. 128 will not have an effect on earnings per share calculation.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. FINANCE CONTRACTS HELD FOR SALE

     The following amounts are included in Finance Contracts held for sale as of:

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                    1995         1996
                                                                                 ----------    --------
Principal balance of Finance Contracts held for sale..........................   $3,539,195    $266,450
Prepaid insurance.............................................................      260,155      18,733
Contract acquisition discounts................................................     (350,827)    (31,554)
Allowance for credit losses...................................................      (93,702)    (25,200)
                                                                                 ----------    --------
                                                                                 $3,354,821    $228,429
                                                                                 ----------    --------
                                                                                 ----------    --------

4. EXCESS SERVICING RECEIVABLE AND SECURITIZATIONS

     The Company has completed the following securitization transactions (rounded to thousands):

                               DECEMBER         MARCH          JUNE         SEPTEMBER      DECEMBER
                                 1995           1996           1996           1996           1996
                              -----------    -----------    -----------    -----------    -----------
Principal of loans sold....   $26,200,000    $16,500,000    $17,800,000    $22,300,000    $25,000,000
A Certificate..............    26,200,000     16,500,000     17,800,000     22,300,000     25,000,000
A Certificate rate.........          7.23%          7.15%          7.73%          7.45%          7.37%
B Certificate..............   $ 2,800,000    $ 2,000,000    $ 2,000,000    $ 2,400,000    $ 2,800,000
B Certificate rate.........            15%            15%            15%            15%            15%
Excess servicing asset.....   $   846,000    $   597,000    $   650,000    $ 1,000,000    $ 1,000,000
Gain on sale...............     4,100,000      2,800,000      2,900,000      3,320,000      3,800,000

     The changes in the excess servicing asset are as follows:

Balance, January 1, 1996...................................   $   846,526
Additions from securitization transactions.................     3,246,719
Accretion of discount......................................       154,029
                                                              -----------
Balance, December 31, 1996.................................   $ 4,247,274
                                                              -----------
                                                              -----------

     The Company is required to represent and warrant certain matters with respect to the Finance Contracts sold to the Trusts, which generally duplicate the substance of the representations and warranties made by the dealers in connection with the Company's purchase of the Finance Contracts. In the event of a breach by the Company of any representation or warranty, the Company is obligated to repurchase the Finance Contracts from the Trust at a price equal to the remaining principal plus accrued interest. The Company has not recorded any liability and has not been obligated to purchase Finance Contracts under the recourse provisions during any of the reporting periods, however, the Company repurchased loans with principal balances of $420,000 in total from a Trust in February 1997. The Company expects that it will recover, under dealer representations and warranty provisions, the amounts due on the repurchased loans from the dealership who sold the Company the loans.

5. REVOLVING CREDIT AGREEMENTS

     Effective August 1, 1994, the Company entered into a Secured Revolving Credit Agreement with Sentry Financial Corporation ('Sentry') which was amended and restated on July 31, 1995. The amended agreement ('Revolving Credit Agreement') provides for a $10,000,000 warehouse line of credit which terminates December 31, 2000, unless terminated earlier by the Company or Sentry upon meeting certain defined conditions. The proceeds of the Revolving Credit Agreement are to be used to originate and acquire Finance Contracts, to pay for loss default insurance premiums, to make deposits to a reserve account with Sentry, and to pay for fees associated with the origination of Finance Contracts. The Revolving Credit Agreement is collateralized by the Finance Contracts acquired with

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the outstanding borrowings. Interest is payable monthly and accrues at a rate of prime plus 1.75% (10.25% and 10% at December 31, 1995 and 1996, respectively). The Revolving Credit Agreement contains certain restrictive covenants, including requirements to maintain a certain minimum net worth, and cash and cash equivalent balances. Under the Revolving Credit Agreement, the Company paid interest of $411,915 and $220,674 for the years ended December 31, 1995 and 1996, respectively. Pursuant to the Revolving Credit Agreement, the Company is required to pay a $700,000 warehouse facility fee payable upon the successful securitization of Finance Contracts. The $700,000 was payable in varying amounts after each of the first three securitizations. The Company accrued the $700,000 debt issuance cost upon the first securitization in December 1995, the date the Company determined the liability to be probable in accordance with SFAS No. 5. The $700,000 debt issuance cost is being amortized as interest expense on a straight line basis through December 31, 2000, the termination date of the Revolving Credit Agreement. The Company pays a utilization fee of up to 0.21% per month on the average outstanding balance of the Revolving Credit Agreement. The Revolving Credit Agreement also requires the Company to pay up to 0.62% per quarter on the average unused balance. At December 31, 1996, $10,000,000 was available for borrowings under the credit line as there were no amounts outstanding at that date.

     Effective June 16, 1995, the Company entered into a $25,000,000 Credit Agreement with Nomura Asset Capital Corporation ('Nomura') which allowed for advances to the Company through June 2000 with all outstanding amounts to mature June 2005. Advances outstanding under the facility accrued interest at the three month LIBOR rate plus 6.75% which approximated 12.59% at December 31, 1995. The warehouse facility allowed Nomura to terminate the agreement upon 120 days notice. On October 6, 1995, the Company received notice of Nomura's intent to terminate, and all outstanding advance amounts together with accrued interest were paid by the Company prior to March 31, 1996. No advances under the Nomura credit facility were outstanding at December 31, 1996.

     Effective May 21, 1996 the Company, through its wholly-owned subsidiary AutoBond Funding Corporation II, entered into a $20 million revolving warehouse facility (the 'Revolving Warehouse Facility'), with Peoples Security Life Insurance Company (an affiliate of Providian Capital Management), which expired December 15, 1996. The proceeds from the borrowings under the Revolving Warehouse Facility were used to acquire Finance Contracts, to pay credit default insurance premiums and to make deposits to a reserve account. Interest was payable monthly at a per annum rate of LIBOR plus 2.60%. The Revolving Warehouse Facility also required the Company to pay a monthly fee on the average unused balance of 0.25% per annum. The Revolving Warehouse Facility was collateralized by the Finance Contracts acquired with the outstanding borrowings. The Revolving Warehouse Facility contains certain covenants and representations similar to those in the agreements governing the Company's existing securitizations. No advances under the Revolving Warehouse Facility were outstanding at December 31, 1996.

     The interest rate on borrowings under revolving credit agreements ranged from 8% to 10% for the year ended December 31, 1996.

6. NOTES PAYABLE

     Pursuant to the securitization completed in December 1995, the Company entered into a term loan agreement with a finance company to borrow approximately $2,684,000. The loan was collateralized by the Company's Class B Certificates from its 1995 securitization as well as the excess servicing receivable from the cash flows of the related Trust (see Note 4). The loan accrued interest at 20% per annum payable monthly and principal payments were made based on principal payments received on the Class B Certificates.

     Effective April 8, 1996, the outstanding balance of $2,585,757 was refinanced through a non-recourse term loan entered into with a new finance company. The term loan is collateralized by the Company's Class B Certificates, and matures April 8, 2002. The term loan bears interest at 15% per

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

annum payable monthly. Principal and interest payments on the term loan are paid directly by the Trustee to the finance company and are based on payments required to be made to the Class B Certificate holders pursuant to the Trust. The Company can prepay the term loan in whole or part at any time if the holder seeks to transfer such loan to a third party.

     Effective March 28, 1996, the Company obtained another non-recourse term loan in the amount of $2,059,214 from an institutional investor under similar terms as described in the preceding paragraph. The loan is collateralized by the Class B Certificates issued to the Company pursuant to the March 29, 1996 securitization transaction. The Company may prepay the loan in whole or in part at any time subsequent to March 28, 1997, or any time after receiving notice by the investor of its intent to transfer the loan to a third party. The maturity date of the loan is the earlier of March 28, 2002 or the date that all outstanding principal and accrued interest has been paid by the Trustee or the Company.

     Effective June 27, 1996, the Company obtained a third non-recourse term loan in the amount of $2,066,410 from an institutional investor under similar terms as described in the preceding two paragraphs. The loan is collateralized by the Class B Certificates issued to the Company pursuant to the June 27, 1996 securitization transaction. The Company may prepay the loan in whole or in part at any time subsequent to June 27, 1997, or any time after receiving notice by the investor of its intent to transfer the loan to a third party. The maturity date of the loan is the earlier of June 26, 2002 or the date that all outstanding principal and accrued interest has been paid by the Trustee or the Company.

     Effective September 30, 1996 and December 27, 1996, the Company obtained non-recourse term loans for $2,403,027 and $2,802,891, respectively, from institutional investors under similar terms as described above. The loans are collateralized by the Class B Certificates issued to the Company pursuant to the September 30, 1996 and December 27, 1996 securitization transactions. The Company may prepay the loans in whole or in part at any time subsequent to September 30, 1997, or any time after receiving notice by the investor of its intent to transfer the loan to a third party. The maturity date for the loans is September 30, 2002 and December 31, 2002, respectively.

     During July 1996, a private investment management company entered into a commitment agreement to provide the Company financing collateralized by the senior excess spread interests to be created in the Company's next five proposed securitization transactions. Timing and amount of payments of interest and principal on the loans will correspond to distributions from the securitization trusts on the Class B Certificates. The interest rate on such loans will be 15% per annum, payable monthly and the borrowings will include a 3% origination fee. The commitment is subject to the Company's ability to continue meeting several provisions, including: (1) similarly structured securitization transactions; (2) the absence of rating downgrades and defaults from previous securitization; and
(3) satisfactory performance reports.

7. REPURCHASE AGREEMENT

     On December 20, 1995, the Company entered into an agreement to sell certain Finance Contracts totaling $1,061,392 to a finance company, and repurchase such Finance Contracts in January 1996 for an amount equal to the remaining unpaid principal balance plus interest accruing at an annual rate of 19%.

     The Company repurchased such Finance Contracts during January 1996 in accordance with the terms of the agreement.

8. INITIAL PUBLIC OFFERING

     On November 14, 1996, the Company and Selling Shareholders sold 750,000 and 250,000, respectively, of shares of common stock in an initial public offering at a price of $10 per share. The net proceeds from the issuance and sale of common stock amounted to approximately $5,000,000 after deducting underwriter discounts and issuer expenses. Portions of the net proceeds were used (i) to prepay outstanding subordinated debt of approximately $300,000 plus accrued interest, (ii) to repay

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

advances under Revolving Credit Facilities, and (iii) for general corporate and working capital purposes.

     The underwriters of the Company's initial public offering purchased an additional 75,000 shares of the Company's common stock at $10 per share by exercising half of their over-allotment option. The net proceeds from the issuance and sale of these shares amounted to approximately $700,000 after deducting underwriter's discounts.

9. INCOME TAXES

     The provision for income taxes for 1996 consists of a deferred tax provision of $1,926,553 and no current liability. The provision for income taxes for 1995 consists of a deferred tax provision of $199,000 and no current liability. Due to net losses incurred from inception through December 31, 1994, the Company has no provision in 1994. The reconciliation between the provision for income taxes and the amounts that would result from applying the Federal statutory rate is as follows:

                                                                PERIOD FROM
                                                               AUGUST 1, 1994          YEAR ENDED
                                                                (INCEPTION)           DECEMBER 31,
                                                                DECEMBER 31,     -----------------------
                                                                    1994           1995          1996
                                                               --------------    ---------    ----------
Federal tax at statutory rate of 34%........................     $ (185,166)     $ 364,646    $1,907,889
Nondeductible expenses......................................          2,166         17,354        18,664
Change in valuation allowance...............................        183,000       (183,000)       --
                                                               --------------    ---------    ----------
Provision for income taxes..................................     $  --           $ 199,000    $1,926,553
                                                               --------------    ---------    ----------
                                                               --------------    ---------    ----------

     Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes Significant components of the Company's net deferred tax liability are as follows:

                                                                                     DECEMBER 31,
                                                                               ------------------------
                                                                                  1995          1996
                                                                               ----------    ----------
Deferred Tax Assets:
     Allowance for credit losses............................................   $   31,859    $   16,728
     Costs related to securitizations.......................................       19,664       491,935
     Other..................................................................      106,424         3,883
     Net operating loss carryforwards.......................................    1,032,396     2,792,067
                                                                               ----------    ----------
          Gross deferred tax assets.........................................    1,190,343     3,304,613
                                                                               ----------    ----------
Deferred Tax Liabilities:
     Gain on securitization.................................................    1,389,343     5,242,372
     Other..................................................................       --           137,794
                                                                               ----------    ----------
          Gross deferred tax liabilities....................................    1,389,343     5,380,166
                                                                               ----------    ----------
Net deferred tax liabilities................................................   $  199,000    $2,075,553
                                                                               ----------    ----------
                                                                               ----------    ----------

     At December 31, 1996, the Company had tax net operating loss carryforwards of approximately $8,212,000 which will expire in fiscal years 2009 through 2011.

10. STOCKHOLDERS' EQUITY

     Effective May 30, 1996, the Board of Directors adopted Restated Articles of Incorporation which authorized 25,000,000 shares of no par value common stock and 5,000,000 shares of no par value preferred stock.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

STOCK BASED COMPENSATION PLAN

     The Company grants stock options under a stock-based incentive compensation plan (the 'Plan'). The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for the Plan. In 1995, SFAS No. 123 'Accounting for Stock-Based Compensation' ('SFAS 123') was issued, which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. However, pro forma disclosures as if the Company adopted the expense recognition provisions of SFAS 123 for 1996 are required by SFAS 123 and are presented below.

     Under the Plan, the Company is authorized to issue shares of Common Stock pursuant to 'Awards' granted in various forms, including incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options, and other similar stock-based Awards. The Company granted stock options in 1996 under the Plan in the form of non-qualified stock options.

STOCK OPTIONS

     The Company granted stock options in 1996 to employees and directors. The stock options granted in 1996 have contractual terms of 10 years. All options granted to the employees and directors have an exercise price no less than the fair market value of the stock at grant date. The options granted in 1996 vest, 33.33% per year, beginning on the first anniversary of the date of grant. The Company granted 274,500 options in 1996 and 1 warrant for 100,000 shares of stock (collectively, 'stock options'). The warrant is fully exercisable after 1 year.

     In accordance with APB 25, the Company has not recognized any compensation cost for these stock options granted in 1996.

     A summary of the status of the Company's stock options as of December 31, 1996 and the changes during the year ended is presented below:

                                 STOCK OPTIONS

                                                                                            1996
                                                                                   ----------------------
                                                                                    # SHARES     WEIGHTED
                                                                                       OF        AVERAGE
                                                                                   UNDERLYING    EXERCISE
                                                                                    OPTIONS       PRICES
                                                                                   ----------    --------
Outstanding at beginning of the year............................................           0       n/a
     Granted at-the-money.......................................................     274,500      $10.06
     Granted at a premium.......................................................     100,000      $12.00
                                                                                   ----------    --------
          Total granted.........................................................     374,500      $10.58
                                                                                   ----------    --------
                                                                                   ----------    --------
Outstanding at end of year......................................................     374,500      $10.58
                                                                                   ----------    --------
                                                                                   ----------    --------
Exercisable at end of year......................................................           0       n/a
Weighted-average FV of options granted at-the-money.............................                  $ 4.88
Weighted-average FV of warrants granted at a premium............................                  $ 4.65
Weighted-average FV of options granted during the year..........................                  $ 4.82

     The fair value of each stock option and warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1996: dividend yield of 0.00% for both years; risk-free interest rates are different for each grant and range from 5.89% to 6.06%; the expected lives of options are estimated to be 5 years; and a volatility of 46.46% for all grants.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1996, 374,500 options are outstanding with none bearing exercisable and a weighted-average contractual life of all stock options being
9.93 years.

PRO FORMA NET INCOME AND NET INCOME PER COMMON SHARE

     Had the compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS 123, the Company's net income and net income per common share for 1996 would approximate the pro forma amounts below:

                                                                      AS REPORTED           PRO FORMA
                                                                   DECEMBER 31, 1996    DECEMBER 31, 1996
                                                                   -----------------    -----------------
SFAS 123 Charge, pre-tax........................................           --              $ 1,804,560
APB 25 Charge...................................................           --                   --
Net income......................................................      $ 3,584,886          $ 2,393,876
Net income per common share.....................................          $.62                 $.41

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995.

WARRANTS

     The Company issued to its underwriters of their initial public offering a warrant to purchase up to 100,000 common shares of the Company's common stock at a price per share equal to $12.00. The warrant is exercisable after one year from November 14, 1996, or earlier if the Company effects certain registrations of its common stock.

     In addition to subordinated debt issued March 12, 1996, which was not outstanding at December 31, 1996, a detachable warrant was issued to an individual for the purchase of 18,811 shares of common stock at an exercise price equal to the fair market value as of March 12, 1996, the date of grant. The warrant is exercisable in full or in part during the period commencing six months after the effective date of the Company's initial public offering and ending 1.5 years thereafter. Management has determined that the fair value of the warrant at its issuance date was de minimus.

PREFERRED STOCK

     Pursuant to the Company's Amended Articles of Incorporation, the Company is authorized to issue from time to time up to 5,000,000 shares of Preferred Stock, in one or more series. The Board of Directors is authorized to fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting right, any rights and terms of redemption (including sinking fund provisions), the redemption rights or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock and the number of shares constituting such series and the designation thereof. There were no shares of Preferred Stock issued or outstanding during 1995 or 1996.

11. RELATED PARTY TRANSACTIONS

     Prior to January 1, 1996 the Company shared certain general and administrative expenses with AutoBond, Inc. ('ABI'), which was founded and is 100% owned by the Chief Executive Officer ('CEO') of the Company. The CEO owns 56.59% of the Company. Each entity was allocated expenses based on a proportional cost method, whereby payroll costs were allocated based on management's review of each individual's responsibilities, and costs related to office space and equipment rentals were based on management's best estimate of usage during the year. Miscellaneous expenses were allocated based on the specific purposes for which each expense related. Management believes the methods used to allocate the general and administrative expenses shared with ABI were reasonable, and that the expenses reported in the financial statements after the ABI allocations approximate the expenses that

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

would have been incurred on a stand-alone entity basis. Total expenses allocated to the Company from ABI amounted to approximately $441,000 for the period from August 1, 1994 (inception) to December 31, 1994 and $2,163,000 for the year ended December 31, 1995. Additionally, neither the Company nor any of its affiliates had paid any compensation to its CEO during 1994 or 1995; however, management of the Company commenced compensation payments to the CEO during the latter half of 1996 (see Note 12). The Company estimated that a reasonable amount of compensation to pay the CEO on a stand-alone entity basis would approximate $40,000 and $100,000 for the five months ended December 31, 1994 and the year ended December 31, 1995.

     The Company advanced approximately $132,000 and $201,000 as of December 31, 1995 and December 31, 1996, respectively, to William Winsauer, CEO and majority shareholder of the Company, and approximately $21,000 and $34,000 as of December 31, 1995 and December 31, 1996, respectively, to John Winsauer, a significant shareholder of the Company. The advances are non-interest bearing amounts that have no repayment terms and are shown as a reduction of shareholders' equity. As of March 20, 1997, these loans were repaid in full.

     The Company and ABI entered into a management agreement dated as of January 1, 1996 (the 'ABI Management Agreement') which requires ABI to pay an annual fee of $50,000 to the Company for services rendered by it or the Company's employees on behalf of ABI as follows: (i) monitoring the performance of certain partnership interests owned by ABI and its sole shareholder, (ii) certain cash management services, including the advancing of funds to pay ABI's ordinary business expenses and (iii) providing advice as to regulatory compliance. The ABI Management Agreement also provides that the Company will perform certain accounting functions on behalf of ABI including (i) maintenance of financial books and records, (ii) monitoring of cash management functions, (iii) preparation of financial statements and tax returns and (iv) providing advice in connection with retention of independent accountants. The ABI Management Agreement further provides for the reimbursement of advances made by the Company for out-of-pocket costs and expenses incurred on behalf of ABI. Amounts due to the Company under the ABI Management Agreement amounted to $143,547 at December 31, 1996.

12. EMPLOYMENT AGREEMENTS

     During 1995 and 1996, the Company entered into three-year employment agreements with two officers of the Company. One employment agreement is dated November 15, 1995 and is effective from such date through November 15, 1998. This agreement is automatically extended unless the Company gives six months notice of its intent not to extend the terms of the agreement. This agreement provides for a minimum monthly salary of $12,500, together with shares of the Company's common stock, issued January 1, 1996, equal to 10% of the outstanding shares after giving effect to the shares issued to the employee. Half of such issued shares are not subject to forfeiture whereas the remaining 50% are subject to forfeiture. Equal amounts of the forfeitable shares bear no risk of forfeiture upon the officer remaining employed as of November 15, 1996 and November 15, 1997, respectively.

     The Company valued the shares issued January 1, 1996 based on an independent appraisal of the Company as of November 15, 1995, the measurement date, and recorded an increase to additional paid-in capital and deferred compensation of $138,500. Deferred compensation is amortized on a straight-line basis over the two forfeiture periods ending November 15, 1997 resulting in compensation expense of $75,742 and $51,336 for the years ended December 31, 1995 and 1996, respectively.

     The second employment agreement is dated May 31, 1996, and is effective from such date for five years. The agreement provides for compensation at a base salary of $240,000 per annum, which may be increased and may be decreased to an amount of not less than $240,000, at the discretion of the Board of Directors. The agreement entitles the chief executive officer to receive the benefits of any cash incentive compensation as may be granted by the Board to employees, and to participate in any executive bonus or incentive plan established by the Board of Directors. The agreement also provides the officer with certain additional benefits.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The agreement automatically terminates upon (i) the death of the officer,
(ii) disability of the officer for six continuous months together with the likelihood that the officer will be unable to perform his duties for the following continuous six months, as determined by the Board of Directors, (iii) termination of the officer 'for cause' (which termination requires the vote of a majority of the Board) or (iv) the occurrence of the five-year expiration date provided, however, the agreement may be extended for successive one-year intervals unless either party elects to terminate the agreement in a prior written notice. The officer may terminate his employment for 'good reason' as defined in the agreement. In the event of the officer's termination for cause, the agreement provides that the Company shall pay the officer his base salary through the date of termination and the vested portion of any incentive compensation plan to which the officer may be entitled.

     Other than following a change in control, if the Company terminates the officer in breach of the agreement, or if the officer terminates his employment for good reason, the Company must pay the officer: (i) his base salary through the date of termination; (ii) a severance payment equal to the base salary multiplied by the number of years remaining under the agreement; and (iii) in the case of breach by the Company of the agreement, all other damages to which the officer may be entitled as a result of such breach, including lost benefits under retirement and incentive plans.

     In the event of the officer's termination following a change in control, the Company is required to pay the officer an amount equal to three times the sum of (i) his base salary, (ii) his annual management incentive compensation and (iii) his planned level of annual perquisites. The agreement also provides for indemnification of the officer for any costs or liabilities incurred by the officer in connection with his employment.

13. COMMITMENTS AND CONTINGENCIES

     An affiliate of the Company leases office space, furniture, fixtures and equipment under operating leases and during 1995 allocated a significant portion of such costs to the Company based on estimated usage (see Note 11).

     Future minimum lease payments (which reflect leases having noncancelable lease terms in excess of one year) are as follows for the year ended December 31:

                                                                      OPERATING
                                                                        LEASES
                                                                      ---------
1997...............................................................   $ 542,580
1998...............................................................     305,697
1999...............................................................      91,847
2000...............................................................      16,567
2001...............................................................       --
Thereafter.........................................................       --
                                                                      ---------
                                                                      $ 956,691
                                                                      ---------
                                                                      ---------

     Rental expense under operating leases for the years ended December 31, 1996, 1995 and 1994 were approximately $524,000, $351,000, and $61,000, respectively.

     The Company guaranteed a working capital line entered into by the Company's majority shareholder. Total borrowings of $2,250,000 under such line of credit were contributed to the Company as additional paid-in capital during the year ended December 31, 1995. The indebtedness of the majority shareholder is repaid from and collateralized by a portion of cash flows from Finance Contracts underlying certain securitization transactions completed by the majority shareholder and affiliates owned by the majority shareholder. The outstanding balance guaranteed by the Company at December 31, 1995 was approximately $2,000,000. All amounts outstanding under the working capital line, if any, are expected to be repaid from the sale of a portion of the majority shareholder's common stock upon

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

successful completion by the Company of an initial public offering. In April 1996, the Company made a payment of $89,000 as a principal reduction in the working capital line to bring the outstanding balance to the maximum permitted outstanding amount as of March 31, 1996. Effective September 26, 1996 the Company was released from its guarantee of the shareholder's debt for a release fee of $125,000.

     The Company is the plaintiff or the defendant in several legal proceedings that its management considers to be the normal kinds of actions to which an enterprise of its size and nature might be subject, and not to be material to the Company's overall business or financial condition, results of operations or cash flows.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value.

     Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND CASH EQUIVALENTS

     The carrying amount approximates fair value because of the short maturity of those investments.

NOTE PAYABLE, REVOLVING CREDIT BORROWINGS AND REPURCHASE AGREEMENT

     The fair value of the Company's debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities and characteristics. The revolving credit lines are variable rate loans, resulting in a fair value that approximates carrying cost at December 31, 1996. Additionally, due to the December borrowing date, the note payable and repurchase agreement fair values approximated cost at December 31, 1995.

FINANCE CONTRACTS HELD FOR SALE

     The fair value of Finance Contracts held for sale is based on the estimated proceeds expected on securitization of the Finance Contracts held for sale.

EXCESS SERVICING RECEIVABLE

     The fair value is determined based on discounted future net cash flows utilizing a discount rate that market participants would use for financial instruments with similar risks. Due to the nature of this financial instrument and the relative recency of the securitization transaction date, the carrying amount approximates fair value.

     The estimated fair values of the Company's financial instruments at December 31, 1995 and 1996 are as follows:

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                    1995                         1996
                                                          ------------------------    --------------------------
                                                           CARRYING        FAIR        CARRYING         FAIR
                                                            AMOUNT        VALUE         AMOUNT          VALUE
                                                          ----------    ----------    -----------    -----------
Cash and cash equivalents..............................   $   92,660    $   92,660    $ 4,121,342    $ 4,121,342
Finance Contracts held for sale, net...................    3,354,821     3,854,821        228,428        228,428
Class B Certificates...................................    2,834,502     2,834,502     10,465,294     10,465,294
Excess servicing receivable............................      846,526       846,526      4,247,274      4,247,274
Note payable...........................................    2,674,597     2,674,597     10,174,633     10,174,633
Revolving credit borrowings............................    1,150,421     1,150,421        --             --
Repurchase agreement...................................    1,061,392     1,061,392        --             --

15. SUPPLEMENTAL CASH FLOW DISCLOSURES

     Supplemental cash flow information with respect to payments of interest is as follows:
                                                   YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                              1994        1995          1996
                                            -------    ----------    ----------
Interest paid...........................    $19,196    $2,099,867    $1,885,322

     No income taxes were paid during fiscal 1994, 1995 or 1996.

16. SUBSEQUENT EVENTS

     Effective February 5, 1997, the Company through its wholly owned subsidiary AutoBond Funding II, obtained a warehouse line of credit of $50,000,000 with Daiwa Finance Corporation for a fourteen month period. This line of credit does not require that the loans funded be covered by default deficiency insurance. The interest rate applied to this line of credit is the lesser of (x) 30 day LIBOR plus 1.15% or (y) 11% per annum. The agreement requires the Company pay a non-utilization fee of .25% per annum on the amount of the line unused. Pursuant to this line of credit, the Company paid a $243,750 commitment fee. The Debt issuance costs will be amortized as interest expense through April 1998, utilizing the effective interest method.

     In January 1997, the Company granted 40,000 options to officers and employees.

==================================          ====================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY UNDERWRITER OR THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS TO WHICH INFORMATION IS FURNISHED.
                            ------------------------
                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Prospectus Summary...................................................     3
Risk Factors.........................................................     5
Use of Proceeds......................................................    12
Dividend Policy......................................................    12
Business.............................................................    14
Selected Financial Data..............................................    30
Management's Discussion and Analysis of Financial Condition and
Results of Operations................................................    31
Market for Company's Common Equity and Related Shareholder Matters...    46
Management...........................................................    47
Certain Transactions.................................................    54
Beneficial Ownership of Common Shares................................    55
Description of Capital Stock.........................................    56
Underwriting.........................................................    60
Legal Matters........................................................    62
Experts..............................................................    62
Change in Accountants................................................    62
Index to Financial Statements........................................   F-1
                            ------------------------
     UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS (AS SUPPLEMENTED FROM TIME TO TIME) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                               1,000,000 SHARES

                              AUTOBOND ACCEPTANCE
                                  CORPORATION


                                  % CUMULATIVE
                            SERIES A PREFERRED STOCK
                          ($10 LIQUIDATION PREFERENCE)


                           -------------------------
                                   PROSPECTUS
                           -------------------------



                         TEJAS SECURITIES GROUP, INC.


                                          , 1997

==================================          ====================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

Securities and Exchange Commission registration fee.............................   $
                                                                                   ----------
Accounting fees and expenses....................................................       *
Legal fees and expenses.........................................................       *
Printing Fees...................................................................       *
Miscellaneous...................................................................       *
                                                                                   ----------
     Total......................................................................   $   *
                                                                                   ----------
                                                                                   ----------

     All amounts except the Securities and Exchange Commission registration fee are estimated.
------------
*  To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act provides:

          13. A corporation may indemnify any officer or director from and against any judgments, penalties, fines, settlements, and reasonable expenses actually incurred by him in an action, suit, investigation or other proceeding to which he is, was, or is threatened to be a party; provided that it is determined by the Board of Directors, a committee thereof, special legal counsel, or a majority of the stockholders that such officer or director: (a) conducted himself in good faith; (b)(i) in the case of his conduct as a director of the corporation, reasonably believed that his conduct was in the best interest of the corporation or (ii) in all other cases, that his conduct was at least not opposed to the corporation's interest; and (c) in a criminal case, had no reasonable cause to believe his conduct was unlawful. In matters as to which the officer or director is found liable for willful or intentional misconduct in the performance of his duty to the corporation.

          14. A corporation shall indemnify an officer or director against reasonable expenses incurred by him in connection with an action, suit, investigation, or other proceeding to which he is, was, or was threatened to be a party if he has been wholly successful in its defense.

          15. A corporation may advance an officer or director the reasonable costs of defending an action suit, investigation or other proceeding in certain cases.

          16. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

     The Company's Articles of Incorporation provide that the Company will indemnify its directors and officers to the fullest extent permitted by law.

     The Company has procured directors' and officers' liability insurance in the amount of $5 million.

     See 'Item 17. Undertakings' for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In December 1995, March 1996, June 1996, September 1996 and December 1996, Company's five securitization subsidiaries issued approximately $26.2 million, $16.6 million, $17.8 million, $22.3 million and $25.0 million, respectively, in Class A Investor Certificates, in each case evidencing an undivided interest in a pool of finance contracts with an initial aggregate unpaid principal balance equal to the initial principal balance of such Class A Certificates. The certificates issued in the December 1995, March 1996, June 1996, September 1996 and December securitizations have final maturity dates of October 15, 2001, January 15, 2002, April 15, 2002, July 15, 2002 and November 15, 2002,
respectively. In March 1997, the Company's 1997-A securitization subsidiary issued approximately $25.8 million in Class A Notes, $1.4 million in Class B Notes and $1.6 million in Class C Notes and in its 1997B securitization in August 1997 and 1997C securitization in October 1997, Autobond Master Funding Corporation issued approximately $34.5 million and $34.4 million in Class A Notes and $2.9 million and $2.9 million in Class B Notes, respectively (together, the 'Notes'), secured on a non-recourse basis by a pool of finance contracts and with final maturities of five years. In each case, the Class A Certificates and the Notes were privately placed with sophisticated institutional investors pursuant to Section 4(2) of the Securities Act of 1933, as amended (the 'Securities Act'). The Company has financed on a non-recourse basis approximately 80% of the retained excess spread from both the 1995 and 1996 securitizations with sophisticated institutional investors.

     In June 1997, the Company issued $2,000,000 in aggregate principal amount of its 18% convertible promissory notes (convertible into 200,000 shares of the Company's Common Stock) and warrants to purchase 200,000 shares of the Company's Common Stock, in each case to institutional investors pursuant to Section 4(2) of the Securities Act.

     In March 1996, the Company issued to a private investor, pursuant to
Section 4(2) of the Securities Act, a Subordinated Note (the 'Subordinated Note') in the amount of $300,000 and a Warrant (the 'Warrant') for the purchase of 18,811 shares of Common Stock. The payment obligations of the Company under the Subordinated Note are subordinated to all other indebtedness of the Company that is not specifically designated as subordinate to the Subordinated Note. The Subordinated Note has been repaid in full and the Warrant has been exercised.

     In November 1995, the Company agreed to issue, pursuant to Section 4(2) of the Securities Act, to Adrian Katz 568,750 shares of Common Stock in consideration for current and future services. Such shares were issued in January 1996.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following reflects all applicable Exhibits required under Item 601 of Regulation S-K;

 1.1  -- Underwriting Agreement (to be filed by amendment)
 1.2  -- Form of Representative's Warrrant (to be filed by amendment)
 3.1* -- Restated Articles of Incorporation of the Company
 3.2* -- Amended and Restated Bylaws of the Company
 4.1  -- Specimen Preferred Stock Certificate (to be filed by amendment)
 4.2* -- Specimen Common Stock Certificate
 5.1  -- Opinion of Jones, Day, Reavis & Pogue (to be filed by amendment)
10.1* -- Amended and Restated Loan Origination, Sale and Contribution Agreement dated as of December 15, 1995 between the Company and AutoBond Funding Corporation I
10.2* -- Security Agreement dated as of May 21, 1996 among AutoBond Funding Corporation II, the Company and
         Norwest Bank Minnesota, National Association
10.3* -- Credit Agreement and Side Agreement, dated as of May 21, 1996 among AutoBond Funding Corporation II, the Company and Peoples Life Insurance Company
10.4* -- Servicing Agreement dated as of May 21, 1996 among AutoBond Funding Corporation II, CSC Logic/MSA
         L.L.P., doing business as 'Loan Servicing Enterprise,' the Company and Norwest Bank Minnesota, National
         Association
10.5* -- Loan Acquisition Sale and Contribution Agreement dated as of May 21, 1996 by and between the Company and AutoBond Funding Corporation II

10.6*      -- Second Amended and Restated Secured Revolving Credit Agreement dated as of July 31, 1995 between
              Sentry Financial Corporation and the Company
10.7*      -- Management Administration and Services Agreement dated as of January 1, 1996 between the Company and
              AutoBond, Inc.
10.8*      -- Employment Agreement dated November 15, 1995 between Adrian Katz and the Company
10.9*      -- Employment Agreement effective as of May 1, 1996 between William O. Winsauer and the Company
10.10*     -- Vender's Comprehensive Single Interest Insurance Policy and Endorsements, issued by Interstate Fire &
              Casualty Company
10.11*     -- Warrant to Purchase Common Stock of the Company dated March 12, 1996
10.12*     -- Employee Stock Option Plan
10.13*     -- Dealer Agreement, dated November 9, 1994, between the Company and Charlie Thomas Ford, Inc.
10.14*     -- Automobile Loan Sale Agreement, dated as of September 30, 1996, among the Company, First Fidelity
              Acceptance Corp., and Greenwich Capital Financial Products, Inc.
10.15'D'   -- Servicing Agreement, dated January 29, 1997, between CSC LOGIC/MSA L.L.P., doing business as 'Loan
              Servicing Enterprise' and the Company
10.16'D'   -- Credit Agreement, dated as of February 1, 1997, among AutoBond Funding Corporation II, the Company and
              Daiwa Finance Corporation
10.17'D'   -- Security Agreement, dated as of February 1, 1997, among AutoBond Funding Corporation II, the Company and Norwest Bank Minnesota, National Association
10.18'D'   -- Automobile Loan Sale Agreement, dated as of March 19, 1997, by and between Credit Suisse First Boston
              Mortgage Capital L.L.C., a Delaware limited liability company and the Company
10.19x     -- Automobile Loan Sale Agreement, dated March 26, 1997, between Credit Suisse First Boston Mortgage
              Capital L.L.C. and the Company.
10.20**    -- Credit Agreement, dated as of June 30, 1997, by and among AutoBond Master Funding Corporation,
              AutoBond Acceptance Corporation and Daiwa Finance Corporation.
10.21**    -- Amended and Restated Trust Indenture, dated as of June 30, 1997, among AutoBond Master Funding
              Corporation, AutoBond Acceptance Corporation and Norwest Bank Minnesota, National Association.
10.22**    -- Securities Purchase Agreement, dated as of June 30, 1997, by and among AutoBond Acceptance
              Corporation, Lion Capital Partners, L.P. and Infinity Emerging Opportunities Limited.
21.1**     -- Subsidiaries of the Company
23.1       -- Consent of Coopers & Lybrand L.L.P.
23.2       -- Consent of Jones, Day, Reavis & Pogue (contained in Exhibit 5.1)
27.1'D'*** -- Financial Data Schedule

------------
  * Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-05359).

'D' Incorporated by reference from the Company's 1996 Annual Report on Form
    10-K.

  x Incorporated by Reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

 ** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

*** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

     (b) Financial Statement Schedules:

     The following schedules are filed as part of this Registration Statement and are filed herewith:

          Schedule II Valuation and Qualifying Accounts

          Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     1. The Undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 26, 1997.

                                             AUTOBOND ACCEPTANCE CORPORATION
                                          By:    /S/ WILLIAM O. WINSAUER
                                             ...................................
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William O. Winsauer and Adrian Katz and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity indicated on November 26, 1997.

                SIGNATURE                                                   TITLE
------------------------------------------  ---------------------------------------------------------------------

         /S/ WILLIAM O. WINSAUER              Chairman of the Board, Chief
 .........................................    Executive Officer and Director
          (WILLIAM O. WINSAUER)               (Principal Executive Officer)

             /S/ ADRIAN KATZ                  Vice Chairman of the Board, Chief Operating Officer and Director
 .........................................
              (ADRIAN KATZ)

           /S/ JOHN S. WINSAUER               Vice President and Director
 .........................................
            (JOHN S. WINSAUER)

          /S/ R. T. PIGOTT, JR.               Vice President and Chief Financial Officer
 .........................................
           (R. T. PIGOTT, JR.)

           /S/ ROBERT S. KAPITO               Director
 .........................................
            (ROBERT S. KAPITO)

          /S/ MANUEL A. GONZALEZ              Director
 .........................................
           (MANUEL A. GONZALEZ)

           /S/ STUART A. JONES                Director
 .........................................
            (STUART A. JONES)

          /S/ THOMAS I. BLINTEN               Director
 .........................................
           (THOMAS I. BLINTEN)

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders
AutoBond Acceptance Corporation and Subsidiaries

     In connection with our audits of the consolidated financial statements of AutoBond Acceptance Corporation and Subsidiaries as of December 31, 1995 and 1996 and for the period from August 1, 1994 (inception) through December 31, 1994 and for the years ended December 31, 1995 and 1996, which consolidated financial statements are included in the Prospectus, we have also audited the financial schedule included herein.

     In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                            COOPERS & LYBRAND L.L.P.

Austin, Texas
March 26, 1997

                                                                     SCHEDULE II

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                               ADDITIONS
                                                                 BALANCE        CHARGED                       BALANCE
                                                               AT BEGINNING    COST AND                       AT END
                        DESCRIPTION                             OF PERIOD      EXPENSES     DEDUCTIONS(A)    OF PERIOD
------------------------------------------------------------   ------------    ---------    -------------    ---------
Allowance for Credit Losses:
     Period from August 1, 1994 (Inception) to December 31,
       1994.................................................     $ --          $  45,000      $ --            $45,000
     Year ended December 31, 1995...........................     $ 45,000      $  48,702      $ --            $93,702
     Year ended December 31, 1996...........................     $ 93,702      $ 412,387      $(480,889)      $25,200

------------
 (A) Deductions in 1996 were write-offs of uncollectible finance contracts.

EXHIBIT
NUMBER                                          DESCRIPTION OF EXHIBIT                                          PAGE
-------   ---------------------------------------------------------------------------------------------------   ----
 1.1      -- Underwriting Agreement (to be filed by amendment)...............................................
 1.2      -- Form of Representative's Warrrant (to be filed by amendment)....................................
 3.1*     -- Restated Articles of Incorporation of the Company...............................................
 3.2*     -- Amended and Restated Bylaws of the Company......................................................
 4.1      -- Specimen Preferred Stock Certificate (to be filed by amendment).................................
 4.2*     -- Specimen Common Stock Certificate...............................................................
 5.1      -- Opinion of Jones, Day, Reavis & Pogue (to be filed by amendment)................................
10.1*     -- Amended and Restated Loan Origination, Sale and Contribution Agreement dated as of December 15,
             1995 between the Company and AutoBond Funding Corporation I.....................................
10.2*     -- Security Agreement dated as of May 21, 1996 among AutoBond Funding Corporation II, the Company and Norwest Bank Minnesota, National Association................................................
10.3*     -- Credit Agreement and Side Agreement, dated as of May 21, 1996 among AutoBond Funding Corporation
             II, the Company and Peoples Life Insurance Company..............................................
10.4*     -- Servicing Agreement dated as of May 21, 1996 among AutoBond Funding Corporation II, CSC
             Logic/MSA L.L.P., doing business as 'Loan Servicing Enterprise,' the Company and Norwest Bank
             Minnesota, National Association.................................................................
10.5*     -- Loan Acquisition Sale and Contribution Agreement dated as of May 21, 1996 by and between the
             Company and AutoBond Funding Corporation II.....................................................
10.6*     -- Second Amended and Restated Secured Revolving Credit Agreement dated as of July 31, 1995 between
             Sentry Financial Corporation and the Company....................................................
10.7*     -- Management Administration and Services Agreement dated as of January 1, 1996 between the Company and AutoBond, Inc. .............................................................................
10.8*     -- Employment Agreement dated November 15, 1995 between Adrian Katz and the Company................
10.9*     -- Employment Agreement effective as of May 1, 1996 between William O. Winsauer and the Company....
10.10*    -- Vender's Comprehensive Single Interest Insurance Policy and Endorsements, issued by Interstate
             Fire & Casualty Company.........................................................................
10.11*    -- Warrant to Purchase Common Stock of the Company dated March 12, 1996............................
10.12*    -- Employee Stock Option Plan......................................................................
10.13*    -- Dealer Agreement, dated November 9, 1994, between the Company and Charlie Thomas Ford, Inc. ....
10.14*    -- Automobile Loan Sale Agreement, dated as of September 30, 1996, among the Company, First
             Fidelity Acceptance Corp., and Greenwich Capital Financial Products, Inc. ......................
10.15'D'  -- Servicing Agreement, dated January 29, 1997, between CSC LOGIC/MSA L.L.P., doing business as
             'Loan Servicing Enterprise' and the Company.....................................................
10.16'D'  -- Credit Agreement, dated as of February 1, 1997, among AutoBond Funding Corporation II, the
             Company and Daiwa Finance Corporation...........................................................
10.17'D'  -- Security Agreement, dated as of February 1, 1997, among AutoBond Funding Corporation II, the
             Company and Norwest Bank Minnesota, National Association........................................
10.18'D'  -- Automobile Loan Sale Agreement, dated as of March 19, 1997, by and between Credit Suisse First
             Boston Mortgage Capital L.L.C., a Delaware limited liability company and the Company............
10.19x    -- Automobile Loan Sale Agreement, dated March 26, 1997, between Credit Suisse First Boston
             Mortgage Capital L.L.C. and the Company.........................................................

EXHIBIT
NUMBER                                          DESCRIPTION OF EXHIBIT                                          PAGE
-------    ---------------------------------------------------------------------------------------------------   ----
10.20**    -- Credit Agreement, dated as of June 30, 1997, by and among AutoBond Master Funding Corporation,
              AutoBond Acceptance Corporation and Daiwa Finance Corporation...................................
10.21**    -- Amended and Restated Trust Indenture, dated as of June 30, 1997, among AutoBond Master Funding
              Corporation, AutoBond Acceptance Corporation and Norwest Bank Minnesota, National Association...
10.22**    -- Securities Purchase Agreement, dated as of June 30, 1997, by and among AutoBond Acceptance
              Corporation, Lion Capital Partners, L.P. and Infinity Emerging Opportunities Limited............
21.1**     -- Subsidiaries of the Company.....................................................................
23.1       -- Consent of Coopers & Lybrand L.L.P. ............................................................
23.2       -- Consent of Jones, Day, Reavis & Pogue (contained in Exhibit 5.1)................................
27.1'D'*** -- Financial Data Schedule.........................................................................

------------
  * Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-05359).

'D' Incorporated by reference from the Company's 1996 Annual Report on Form
    10-K.

  x Incorporated by Reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

 ** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

*** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

                                       ii



                            STATEMENT OF DIFFERENCES
                            ------------------------

  The dagger symbol shall be expressed as .............................. 'D'



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